Exhibit 4.1

Published CUSIP Numbers
Senior Credit Facilities: 68822JAG6
Revolving Credit Facility: 68822JAH4
Term A Facility: 68822JAJ0

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of April 3, 2018

among

OSHKOSH CORPORATION,
as the Company,

CERTAIN SUBSIDIARIES OF OSHKOSH CORPORATION,
as Subsidiary Borrowers,

VARIOUS FINANCIAL INSTITUTIONS,

BANK OF AMERICA, N.A.,
as Agent, as an Issuer
 and as a Swing Line Lender,

JPMORGAN CHASE BANK, N.A.,
 as an Issuer,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
 as an Issuer,

U.S. BANK NATIONAL ASSOCIATION,
 as an Issuer and a Swing Line Lender,

JPMORGAN CHASE BANK, N.A.
WELLS FARGO BANK, NATIONAL ASSOCIATION
and
U.S. BANK NATIONAL ASSOCIATION,
 as Co-Syndication Agents,

BRANCH BANKING AND TRUST COMPANY,
HSBC BANK USA, NATIONAL ASSOCIATION,
ING BANK N.V., DUBLIN BRANCH,
PNC BANK, NATIONAL ASSOCIATION,
SUMITOMO MITSUI BANKING CORPORATION,
SUNTRUST BANK
and
TD BANK, N.A.,
as Co-Documentation Agents

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
 JPMORGAN CHASE BANK, N.A.,
WELLS FARGO SECURITIES, LLC
and
U.S. BANK NATIONAL ASSOCIATION,
 as Joint Lead Arrangers and Joint Bookrunners

i

ARTICLE IV TAXES, YIELD PROTECTION AND ILLEGALITY		74
4.01	Taxes	74
4.02	Illegality	78
4.03	Inability to Determine Rates	79
4.04	Increased Costs	80
4.05	Funding Losses	81
4.06	Certificates of Lenders	82
4.07	Mitigation Obligations; Substitution of Lenders	82
4.08	Successor LIBOR Rate	82
4.09	Survival	83
ARTICLE V CONDITIONS PRECEDENT		83
5.01	Conditions to Effectiveness and Initial Credit Extension	83
5.02	Conditions to All Credit Extensions	85
5.03	Initial Loans to a Subsidiary Borrower	86
ARTICLE VI REPRESENTATIONS AND WARRANTIES		87
6.01	Corporate Existence and Power	87
6.02	Corporate Authorization; No Contravention	87
6.03	Governmental and Third-Party Authorization	87
6.04	Binding Effect	88
6.05	Litigation	88
6.06	No Default	88
6.07	ERISA Compliance	88
6.08	Use of Proceeds; Margin Regulations	89
6.09	Title to Properties	89
6.10	Taxes	89
6.11	Financial Condition	89
6.12	Environmental Matters	90
6.13	Regulated Entities	90
6.14	Capitalization; Subsidiaries	90
6.15	Insurance	90
6.16	Subsidiary Borrower Supplements	90
6.17	Full Disclosure	90
6.18	Anti-Terrorism Laws; OFAC	91
6.19	PATRIOT Act	91
6.20	Anti-Corruption Laws	91
6.21	EEA Financial Institutions	91
ARTICLE VII AFFIRMATIVE COVENANTS		91
7.01	Financial Statements	92
7.02	Certificates; Other Information	92
7.03	Notices	94
7.04	Preservation of Corporate Existence, Etc	94
7.05	Maintenance of Property	94
7.06	Insurance	95
7.07	Payment of Taxes	95
7.08	Compliance with Laws	95
7.09	Inspection of Property and Books and Records	95
7.10	Environmental Laws	96
7.11	Use of Proceeds	96
7.12	Anti-Corruption Laws	96

ARTICLE VIII NEGATIVE COVENANTS		96
8.01	Limitation on Liens	96
8.02A	Disposition of Assets (Pre-Covenant Change Date)	100
8.02B	Disposition of Assets (Post-Covenant Change Date)	102
8.03	Consolidations and Mergers	102
8.04	Restricted Investments	103
8.05A	Indebtedness (Pre-Covenant Change Date)	103
8.05B	Indebtedness (Post-Covenant Change Date)	105
8.06	Transactions with Affiliates	107
8.07	Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries	107
8.08	Restricted Payments	109
8.09	Leverage Ratio	111
8.10	Interest Coverage Ratio	111
8.11	Sanctions; Anti-Corruption	111
ARTICLE IX EVENTS OF DEFAULT		111
9.01	Event of Default	111
9.02	Remedies	113
9.03	Rights Not Exclusive	114
9.04	Application of Funds	114
ARTICLE X THE AGENT		115
10.01	Appointment and Authority	115
10.02	Rights as a Lender	115
10.03	Exculpatory Provisions	116
10.04	Reliance by Agent	117
10.05	Delegation of Duties	117
10.06	Resignation of Agent	117
10.07	Non-Reliance on Agent and Other Lenders	118
10.08	No Other Duties, Etc.	119
10.09	Agent May File Proofs of Claim	119
10.10	Release of Subsidiary Borrowers	119
10.11	Guaranteed Cash Management Agreements and Rate Swap Documents	120
10.12	Lender ERISA Provisions	120
ARTICLE XI MISCELLANEOUS		122
11.01	Amendments and Waivers	122
11.02	Notices	124
11.03	No Waiver; Cumulative Remedies; Enforcement	126
11.04	Costs and Expenses; Indemnification	126
11.05	Marshalling; Payments Set Aside	128
11.06	Successors and Assigns	128
11.07	Assignments, Participations, Etc.	129
11.08	Confidentiality	134
11.09	Set-off	135
11.10	Notification of Addresses, Lending Offices, Etc.	135

11.11	Counterparts; Electronic Execution; Survival of Representations and Warranties	135
11.12	Severability	136
11.13	No Third Parties Benefited	136
11.14	Governing Law and Jurisdiction	136
11.15	WAIVER OF JURY TRIAL	137
11.16	Judgment	137
11.17	Entire Agreement	138
11.18	USA PATRIOT Act Notice	138
11.19	Amendments Effecting a Maturity Extension	138
11.20	No Fiduciary or Implied Duties	139
11.21	Termination of Commitments Under the Existing Credit Agreement; Waiver of Notice of Prepayment	140
11.22	[Reserved]	140
11.23	Negative Covenant Construction	140
11.24	Replacement of Lenders	140
11.25	Amendment and Restatement	141
11.26	New Lenders	141
11.27	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	142
ARTICLE XII COMPANY GUARANTY		142
12.01	The Guaranty	142
12.02	Insolvency	143
12.03	Nature of Liability	143
12.04	Independent Obligation	143
12.05	Authorization	143
12.06	Reliance	144
12.07	Subordination	144
12.08	Waiver	145
12.09	Nature of Liability	145

SCHEDULES
Schedule 1.01(a)	Pricing Schedule
Schedule 1.01(b)	Existing Letters of Credit
Schedule 1.01(c)	Issuer Commitments; Swing Line Commitments
Schedule 2.01	Commitments and Percentages
Schedule 2.12	Amortization of Term A Loans
Schedule 2.22	Auction Procedures
Schedule 6.07	ERISA
Schedule 6.10	Taxes
Schedule 6.12	Environmental Matters
Schedule 6.14	Capitalization; Subsidiaries and Minority Interests
Schedule 8.01	Existing Liens
Schedule 8.02	Dispositions
Schedule 8.05	Existing Indebtedness
Schedule 8.07	Burdensome Agreements
Schedule 11.02	Agent’s Payment Office; Certain Addresses for Notices
EXHIBITS
Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Notice of Conversion/Continuation
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Note
Exhibit F	Form of Subsidiary Borrower Supplement
Exhibit G	Form of Offshore Currency Addendum
Exhibit H	Forms of U.S. Tax Compliance Certificates

v

SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

This SECOND AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of April 3, 2018 among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain Subsidiaries of the Company from time to time party hereto pursuant to Section 2.19, the Lenders from time to time party hereto, Bank of America, N.A., as administrative agent for the Lenders, an Issuer, and a Swing Line Lender, JPMorgan Chase Bank, N.A., as an Issuer, Wells Fargo Bank, National Association, as an Issuer, and U.S. Bank National Association, as an Issuer and a Swing Line Lender.

WHEREAS, pursuant to the Amended and Restated Credit Agreement, dated as of March 21, 2014 (as amended, supplemented or otherwise modified prior to the Effective Date, the “Existing Credit Agreement”), among the Company, certain lenders party thereto (the “Existing Lenders”), Bank of America, N.A., as administrative agent for the Existing Lenders, a letter of credit issuer, and the swing line lender and JPMorgan Chase Bank, N.A., as a letter of credit issuer, the Existing Lenders agreed to make extensions of credit to the Borrowers (as defined in the Existing Credit Agreement) on the terms and conditions set forth therein, including making loans (the “Existing Loans”) to the Borrowers (as defined in the Existing Credit Agreement).

WHEREAS, the parties to the Existing Credit Agreement wish to amend and restate the Existing Credit Agreement to (a) make certain financial accommodations to the Company and certain of its Restricted Subsidiaries, including Loans, the proceeds of which will be used by the Company in part to prepay all of the outstanding Existing Loans and (b) make certain other amendments and modifications to the Existing Credit Agreement, all as more fully set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

 DEFINITIONS

1.01            Certain Defined Terms.  The following terms have the following meanings:

“2022 Notes” means the notes issued pursuant to the 2022 Notes Indenture.

“2022 Notes Indenture” means that certain Indenture, dated as of February 21, 2014, by and between the Company, as issuer, and Wells Fargo Bank, as trustee.

“2025 Notes” means the notes issued pursuant to the 2025 Notes Indenture.

“2025 Notes Indenture” means that certain Indenture, dated as of March 2, 2015, by and between the Company, as issuer, and Wells Fargo Bank, as trustee.

“Accepting Lenders” has the meaning specified in Section 11.19(a).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person; (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or other equity interests of any Person, or otherwise causing any Person to become a Subsidiary; or (c) a merger or consolidation or any other combination with another Person; provided, that, the Company or a Restricted Subsidiary is the ultimate surviving entity.  Notwithstanding the foregoing, “Acquisition” shall not include any transaction or series of related transactions solely among the Company and/or one or more of its Restricted Subsidiaries.

“Add-On Term Commitment” means, as to any Add-On Term Lender, such Add-On Term Lender’s obligation to fund an Add-On Term Loan pursuant to Section 2.21 and the related Add-On Term Joinder Agreement.

“Add-On Term Facility” means, at any time and as to any particular Class of Add-On Term Loans, the aggregate principal amount of the Add-On Term Loans of all Add-On Term Lenders outstanding at such time.

“Add-On Term Joinder Agreement” has the meaning specified in Section 2.21(b)(ii)(A).

“Add-On Effective Date” means, as to any particular Class of Add-On Term Loans, the effective date of the applicable Add-On Term Joinder Agreement executed and delivered by the relevant parties (in accordance with Section 2.21) to institute such Class of Add-On Term Loans.

“Add-On Term Lenders” has the meaning specified in Section 2.21(b)(ii)(A).

“Add-On Term Loans” has the meaning specified in Section 2.21(a).

“Add-On Term Maturity Date” means, as to any particular Class of Add-On Term Loans, the earlier to occur of (a) the date specified as the stated maturity date for such Add-On Term Loans in the applicable Add-On Term Joinder Agreement, and (b) the date on which such Add-On Term Loans become due and payable pursuant to Section 9.02.

“Add-On Term Percentage” means, as to any Add-On Term Lender, the percentage which (a) the Add-On Term Commitment of such Lender as to the particular Class of Add-On Term Loans (or, after the applicable Add-On Effective Date, the principal amount of such Lender’s applicable Add-On Term Loan) is of (b) the aggregate amount of Add-On Term Commitments as to the particular Class of Add-On Term Loans (or, after the applicable Add-On Effective Date, the aggregate principal amount of all applicable Add-On Term Loans).

“Administrative Questionnaire” means an administrative questionnaire substantially in a form supplied by the Agent.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise (but, for the avoidance of doubt, no individual shall be deemed to be an Affiliate of a Person solely because such individual is a director, senior officer or the equivalent of such Person).

“Agent” means Bank of America in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent arising under Section 10.06.

“Agent-Related Persons” means, collectively, the Agent (and any successor administrative agent arising under Section 10.06) and each Co-Syndication Agent, together with their respective Affiliates (including MLPFS and WFS), and the officers, directors, employees, agents and attorneys-in-fact of the foregoing.

“Agent’s Payment Office” means the address for payments set forth on Schedule 11.02, or such other address as the Agent may from time to time specify.

“Aggregate Revolving Commitment” means the aggregate amount of the Revolving Commitments of the Lenders.  The aggregate principal amount of the Aggregate Revolving Commitment in effect on the Effective Date is EIGHT HUNDRED FIFTY MILLION DOLLARS ($850,000,000).

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 11.16.

“Alternative Currency” means (a) any Offshore Currency, and (b) any other currency which is at the relevant time freely traded in the offshore interbank foreign exchange markets and is freely transferable and freely convertible into Dollars which, as applicable, (i) the applicable Borrower requests the applicable Fronting Lender to include as an Alternative Currency hereunder and which is acceptable to the applicable Fronting Lender and with respect to which an Offshore Currency Addendum has been executed by a Subsidiary Borrower or the Company and the applicable Fronting Lender in connection therewith; or (ii) a Borrower requests as the currency in which a Letter of Credit is to be denominated and which is acceptable to the Issuer thereof.

“Applicable Base Rate Margin” - see Schedule 1.01(a).

“Applicable Commitment Fee Percentage” - see Schedule 1.01(a).

“Applicable Currency” means, as to any particular Letter of Credit or Loan, Dollars or the Offshore Currency or Alternative Currency in which it is denominated or payable.

“Applicable Letter of Credit Fee Rate” - see Schedule 1.01(a).

“Applicable Offshore Rate Margin” - see Schedule 1.01(a).

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on the Effective Date, such Term A Lender’s Term A Commitment at such time, and (ii) thereafter, the principal amount of such Term A Lender’s Term A Loans at such time (subject to adjustment as provided in Section 3.12), (b) in respect of any Add-On Term Facility, with respect to any Add-On Term Lender under such Add-On Term Facility at any time, the percentage (carried out to the ninth decimal place) of such Add-On Term Facility represented by (i) on the applicable Add-On Effective Date, such Add-On Term Lender’s Add-On Term Commitment at such time, and (ii) thereafter, the principal amount of such Add-On Term Lender’s Add-On Term Loans at such time (subject to adjustment as provided in Section 3.12), and (c) in respect of the Revolving Credit Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Lender’s Revolving Commitment at such time (subject to adjustment as provided in Section 3.12); provided, that, if the commitment of each Lender to make Loans and the obligation of the Issuers to Issue Letters of Credit have been terminated pursuant to Section 9.02, or if the Commitments have expired, then the Applicable Percentage of each Lender in respect of the applicable facility shall be determined based on the Applicable Percentage of such Lender in respect of such facility most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender in respect of each facility is set forth opposite the name of such Lender on Schedule 2.01, or in the applicable Add-On Term Joinder Agreement, lender joinder agreement or Assignment and Assumption, in each case, pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Threshold Price” has the meaning specified in Schedule 2.22.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Agent or the applicable Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning specified in Section 11.07(a).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor or by affiliated investment advisors.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.07(a)), and accepted by the Agent, substantially in the form of Exhibit D or any other form (including an electronic documentation form generated by use of an electronic platform) approved by the Agent.

“Attorney Costs” means and includes all reasonable and documented fees and disbursements of any law firm or other external counsel.

“Auction” has the meaning specified in Section 2.22(a).

“Auction Amount” has the meaning specified in Schedule 2.22.

“Auction Assignment and Assumption” has the meaning specified in Schedule 2.22.

“Auction Manager” has the meaning specified in Section 2.22(a).

“Auction Notice” has the meaning specified in Schedule 2.22.

“Auto-Extension Letter of Credit” has the meaning specified in Section 3.02(d).

“Average Life” means, as of any date of determination, with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (ii) the amount of such principal payment by (b) the sum of all such principal payments.

“Backup Support” means, with respect to any Letter of Credit, to Cash Collateralize such Letter of Credit or to deliver to the Agent a letter of credit, from a financial institution and in a form satisfactory to the Agent and the applicable Issuer, to support the Company’s obligations with respect to such Letter of Credit.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A., a national banking association.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%; (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; and (c) the sum of 1.00% plus the Offshore Rate (as determined pursuant to clause (b) of the definition of “Offshore Rate” and clause (b) of the definition of “Offshore Base Rate”); provided, that, if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.  The “prime rate” referred to in clause (b) above is a rate set by Bank of America based upon various factors, including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan or an L/C Advance that bears interest based on the Base Rate and is denominated in Dollars. All Base Rate Loans are available only to the Company and any Subsidiary Borrower that is a Domestic Subsidiary.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board of Directors” means, with respect to any Person, its board of directors (or the substantial equivalent if such entity is not a corporation) or any duly authorized committee thereof, as applicable.

“Borrower” means either the Company or any Subsidiary Borrower, and “Borrowers” means the Company and all Subsidiary Borrowers.

“Borrower Materials” has the meaning specified in Section 7.02.

“Borrowing” means a borrowing hereunder consisting of Loans of the same Class and Type made to the Company on the same day by the applicable Lenders or a borrowing consisting of Revolving Loans of the same type made to a Subsidiary Borrower under Article II and, in the case of Offshore Rate Loans, having the same Interest Period and denominated in the same Offshore Currency.  The making of either a Swing Line Loan or a Fronted Offshore Currency Loan shall not constitute a Borrowing.

“Borrowing Date” means any date on which a Borrowing occurs under Section 2.03.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Agent’s Payment Office is located and:

(a)            if such day relates to any interest rate settings as to an Offshore Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Offshore Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Offshore Rate Loan, means any such day that is also a London Banking Day;

(b)            if such day relates to any interest rate settings as to an Offshore Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Offshore Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Offshore Rate Loan, means a TARGET Day;

(c)            if such day relates to any interest rate settings as to an Offshore Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d)            if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of an Offshore Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Offshore Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuers, the Swing Line Lenders, the Fronting Lenders, and the Revolving Lenders, as applicable, as additional collateral for the L/C Obligations, Obligations in respect of Swing Line Loans, Obligations in respect of Fronted Offshore Currency Loans, or obligations of Lenders to fund participations in respect of any thereof (as the context may require), cash or deposit account balances, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent, the Issuers, the Swing Line Lenders, and the Fronting Lenders, as applicable (which documents are hereby consented to by the Revolving Lenders).  “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral.

“Cash Interest Expense” means, for any period, the consolidated interest expense of the Company and its Restricted Subsidiaries for such period to the extent paid in cash (net of cash payments received in respect of interest rate hedging transactions under Swap Contracts) minus, to the extent included in such amount, (a) fees, costs and expenses (including, without limitation, debt issuance costs, make-whole premiums, prepayment penalties, commissions and original issue discount) incurred in connection with the consummation of this Agreement or the issuance, incurrence or repayment of any Indebtedness permitted hereunder; (b) annual administrative agency fees paid to the Agent; (c) capitalized costs incurred in connection with the initial closing of any Swap Contract; and (d) any cash interest expense in respect of indebtedness that has been defeased and/or discharged by the deposit of cash and/or cash equivalents, in accordance with its terms, to the extent (i) cash and/or cash equivalents representing defeasance and/or discharge of such interest expense are deposited in connection therewith and (ii) such interest expense accrues after such deposit.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Change in Law” means the occurrence, after the Effective Date (or, solely with respect to any Person that becomes a Lender after the Effective Date, the occurrence after the date such Person becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the adoption of a plan relating to the liquidation or dissolution of the Company; (c) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as defined above) becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly of more than 30% of the Voting Stock of the Company (measured by voting power rather than number of shares); (d) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or (e) during any period of 12 consecutive calendar months (or less), commencing on the Effective Date, the ceasing of those individuals (the “Continuing Directors”) who (i) were directors of the Company on the first day of each such period or (ii) subsequently became directors of the Company and whose actual election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the Board of Directors of the Company, to constitute a majority of the Board of Directors of the Company.

“Class” means, with respect to any Loan, its characterization as a Revolving Loan, a Term A Loan, or any Add-On Term Loan outstanding under a particular Add-On Term Facility.

“Co-Documentation Agents” means each of Branch Banking & Trust Company, HSBC Bank USA, National Association, ING Bank N.V., Dublin Branch, PNC Bank, National Association, Sumitomo Mitsui Banking Corporation, SunTrust Bank and TD Bank, N.A., in each case in its capacity as a co-documentation agent for the Lenders hereunder.

“Code” means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

“Commitment” means a Fronted Offshore Currency Commitment, an Add-On Term Commitment, a Revolving Commitment, a Term Commitment, an Issuer Commitment, or a Swing Line Commitment, as the context may require.

“Company” has the meaning specified in the introductory clause hereto.

“Competitor” means any competitor of the Company or any Subsidiary that is in one or more of the same or similar lines of business as the Company or any Subsidiary designated in writing from time to time by the Company to the Agent.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Computation Date” means (a) any day on which the Aggregate Revolving Commitment is reduced pursuant to Section 2.09; (b) with respect to matters relating to Offshore Rate Loans, each day on which a Borrower borrows, converts or continues any Offshore Rate Loan and each Interest Payment Date with respect to any Offshore Rate Loan; (c) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) with respect to the Existing Letters of Credit denominated in Alternative Currencies, the Effective Date; and (d) such additional dates as the Agent or the applicable Issuer shall determine or the Required Lenders shall require.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, the consolidated net income (or net loss) of the Company and its Restricted Subsidiaries for such period, plus (or minus, if a credit or a negative number) the following (without duplication), in each case to the extent included in the determination of such consolidated net income (or net loss): (a) all amounts treated as expenses for depreciation, all interest expense and all amortization of intangibles of any kind; (b) all taxes on or measured by income; (c) all charges arising from “last in first out” valuation of inventory; (d) the amount of post-retirement health benefits accrued in such period (less the amount of post-retirement health benefits paid in such period), in an aggregate amount not to exceed $10,000,000 in any four fiscal quarter period; (e) identifiable non-recurring or unusual cash expenses, charges, losses and deductions for such period in an aggregate amount not to exceed $30,000,000 in any four fiscal quarter period; (f) all charges or credits arising from the write-off of intangible assets (without duplication of any amounts set forth in clause (a)); (g) expenses relating to stock-based compensation plans resulting from the application of FASB ASC 718; and (h) fees, costs, expenses, premiums, make-whole amounts, penalty payments and other similar items during such period in connection with any issuance, incurrence or repayment of Indebtedness, any issuance of Equity Interests, any Investment, any Acquisition and any Disposition, in each case to the extent permitted hereunder; provided, that, consolidated net income (or net loss) and each adjustment described in the foregoing clauses (a) through (h) shall be computed (i) without giving effect to losses or gains that are both unusual in nature and infrequently occurring; (ii) without giving effect to losses and gains from discontinued operations or casualty events (for the avoidance of doubt, if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, such gains shall be excluded in the calculation of Consolidated EBITDA only when and to the extent such operations are actually disposed of); (iii) without regard to the net income (or net loss) of Leasing Subsidiaries or to the carrying value of the equity interest of the Company and its Restricted Subsidiaries in Leasing Subsidiaries; (iv) without giving effect to any dividends or other distributions received by the Company and its Restricted Subsidiaries from Leasing Subsidiaries or any equity contributions made by the Company and its Restricted Subsidiaries to Leasing Subsidiaries; and (v) excluding any gain or loss realized in connection with any extinguishment of indebtedness contemplated by Section 2.22; provided, further, that, (A) for purposes of computing Consolidated EBITDA, Acquisitions and Material Dispositions made by the Company or any of its Restricted Subsidiaries during any relevant four-quarter period shall be deemed to have occurred (and any Indebtedness incurred or assumed in connection with an Acquisition, or repaid with the proceeds of a Material Disposition, shall be deemed to have been incurred, assumed or repaid, as the case may be) on the first day of such period and Consolidated EBITDA for any such period shall be calculated to include pro forma adjustments with respect to income and expense associated with the acquired or disposed of assets or entity (all consistent with clauses (a) through (h) above); and (B) all non-cash charges, expenses, losses and similar items taken or incurred in any period shall be added back to Consolidated EBITDA for such period and all cash payments made in any period that arise out of non-cash charges, expenses, losses and similar items taken or incurred in a previous period shall be subtracted from Consolidated EBITDA.

“Consolidated Net Tangible Assets” of any Person means the aggregate amount of assets of such Person and its Restricted Subsidiaries after deducting therefrom (to the extent otherwise included therein) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent quarterly or annual (as the case may be) consolidated balance sheet (prior to the relevant date of determination) of such Person and its Restricted Subsidiaries in accordance with GAAP.

“Contingent Obligation” means, as to any Person and without duplication, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor; (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Swap Contract (other than in respect of ordinary course foreign currency hedging arrangements).  The amount of any Contingent Obligation shall (A) in the case of Guaranty Obligations of the Company and its Restricted Subsidiaries constituting guarantees of customer financing in the ordinary course of business and substantially consistent with past practice, be deemed to equal 25% of such Guaranty Obligations, (B) in the case of other Guaranty Obligations, be deemed equal to the lesser of (1) the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and (2) the stated amount of the guaranty, (C) in the case of Contingent Obligations in respect of Swap Contracts, be deemed equal to the aggregate Swap Termination Value of such Swap Contracts, (D) in the case of Contingent Obligations in respect of Surety Instruments other than Non-Surety L/Cs, be deemed equal to the probable amount of the expected liability thereunder, and (E) in the case of Contingent Obligations in respect of Non-Surety L/Cs, be deemed equal to (1) the face amount of outstanding Non-Surety L/Cs which are not Letters of Credit, and (2) the outstanding amount of L/C Obligations in respect of Non-Surety L/Cs which are Letters of Credit pursuant to Article III.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

“Conversion/Continuation Date” means any date on which, under Section 2.04, a Borrower (a) converts Revolving Loans or Term Loans of one Type to the other Type, or (b) continues Offshore Rate Loans for a new Interest Period.

“Co-Syndication Agents” means each of JPMorgan, Wells Fargo Bank and U.S. Bank, in each case in its capacity as a co-syndication agent for the Lenders hereunder.

“Covenant Change Date” means the first date following the Effective Date on which:

(a)            no Default or Event of Default shall have occurred and be continuing as of such date;

(b)            the aggregate principal amount of indebtedness outstanding under the 2022 Notes shall have been satisfied and discharged in accordance with the terms of the 2022 Notes Indenture (including by the deposit of cash and/or cash equivalents with the trustee in respect of the repayment or redemption of the 2022 Notes in accordance with the terms of the 2022 Notes Indenture), so long as, in any such case, the Company has been permanently released as of such date from its obligations under Sections 4.3 (Provision of Financial Information), 4.4 (Compliance Certificate), 4.7 (Limitation on Restricted Payments), 4.8 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries), 4.9 (Limitation on Incurrence of Debt), 4.10 (Limitation on Asset Sales), 4.11 (Limitation on Transactions with Affiliates), 4.12 (Limitation on Liens), 4.13 (Limitation on Sale and Leaseback Transactions), 4.14 (Offer to Purchase upon Change of Control Triggering Event), 4.15 (Corporate Existence), 4.17 (Additional Note Guarantees), 4.18 (Limitation on Creation of Unrestricted Subsidiaries) and the limitation in clause (iii) of Section 5.1 (Consolidation, Merger, Conveyance, Transfer or Lease), in each case, of the 2022 Notes Indenture (or any successor or replacement provisions thereof);

(c)            (i) the aggregate principal amount of indebtedness outstanding under the 2025 Notes shall be less than or equal to $20,000,000 as of such date, or (ii) the Covenant Termination Event (as defined in the 2025 Notes Indenture) shall have occurred under the 2025 Notes Indenture as of such date, so long as, in any such case described in this clause (c)(ii), the Company has been permanently released as of such date from its obligations under Sections 4.7 (Limitation on Restricted Payments), 4.8 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries), 4.9 (Limitation on Incurrence of Debt), 4.10 (Limitation on Asset Sales), 4.11 (Limitation on Transactions with Affiliates), and the limitation in clause (iii) of Section 5.1 (Consolidation, Merger, Conveyance, Transfer or Lease), in each case, of the 2025 Notes Indenture (or any successor or replacement provisions thereof); and

(d)            the Agent receives a certificate from a Responsible Officer of the Company certifying as to the occurrence of the events set forth in clauses (a), (b) and (c) above.

“Credit Extension” means and includes (a) the making of any Loan hereunder, and (b) the Issuance of any Letter of Credit hereunder.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

“Defaulting Lender” means, subject to Section 3.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within three (3) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Company in writing that such failure is the result of such Lender’s determination in good faith that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing and including the particular Default or Event of Default, if any) has not been satisfied, or (ii) pay to the Agent, any Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swing Line Loans or Fronted Offshore Currency Loans) within three (3) Business Days of the date when due, (b) has notified the Company, the Agent, any Issuer, any Swing Line Lender or any Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Company, to confirm in writing to the Agent and the Company (such writing to be reasonably satisfactory to the Agent or the Company, as applicable) that it will comply with, and is financially able to meet, its prospective funding obligations hereunder (provided, that, such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Company), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) other than via an Undisclosed Administration, had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment, or (iv) become the subject of a Bail-In Action; provided, that, a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interests in, or the exercise of control (outside of the context of a proceeding of the type described in this clause (d)) of, that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent demonstrable error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 3.12(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Company, the Issuers, the Swing Line Lenders and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration, including Related Business Assets and Equity Interests in a Restricted Subsidiary or a Person that is designated as a Restricted Subsidiary, received by the Company or a Restricted Subsidiary in connection with a Disposition that is so designated as Designated Non-cash Consideration pursuant to a certificate provided by a Responsible Officer of the Company and delivered to the Agent setting forth the basis of such valuation less the amount of cash or cash equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Discount Range” has the meaning specified in Schedule 2.22.

“Disposition” has the meaning specified in Section 8.02A.  “Dispose” has the meaning correlative thereto.

“Disqualified Institutions” means (a) those certain banks, financial institutions and other Persons (including Competitors and Affiliates of such Competitors), in each case identified by legal name in writing by the Company to the Agent at any time prior to March 1, 2018, (b) Competitors and Affiliates of such Competitors, in each case identified by legal name in writing by the Company to the Agent from time to time after the Effective Date, which designation shall become effective one day after the date that such written designation to the Agent is made available to the Lenders on the Platform (and the Agent hereby agrees to make such written designation so available promptly after receipt thereof from the Company), but which shall not apply retroactively to disqualify any Persons that have previously acquired an interest in the Loans and/or Commitments (but shall, for the avoidance of doubt, disqualify such Persons as to any future assignments and/or participations), and (c) any Person that is obviously (based solely on the similarity of the legal name of such Person to the name of a Person previously identified in writing to the Agent pursuant to clause (a) or clause (b) above) an Affiliate of any Person previously identified in writing to the Agent pursuant to clause (a) or clause (b) above; provided, that, a Person that would be a Disqualified Institution shall not constitute a Disqualified Institution if (i) such Person is a bank, financial institution, bona fide debt fund or investment vehicle that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business and no Disqualified Institution makes investment decisions for such Person, no investment vehicle managed or advised by a Disqualified Institution makes investment decisions for such Person and the managers of such Person are not involved with the equity investment decisions of any Disqualified Institution, and (ii) such Person does not share any information of the type subject to Section 11.08 with any Disqualified Institution or any investment vehicle managed or advised by any such Disqualified Institution, it being understood and agreed that the term “bona fide debt fund or investment vehicle” shall not include any Person that is separately identified in accordance with clause (a) or clause (b) above.

“Dollars”, “dollars” and “$” each mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Alternative Currency, the equivalent amount in Dollars as determined by the Agent or the applicable Issuer at such time on the basis of the Spot Rate for the purchase of Dollars with such Alternative Currency on the most recent Computation Date.

“Domestic Subsidiary” means a Subsidiary organized under the laws of (a) the United States or any political subdivision thereof, or any agency, department or instrumentality thereof, or (b) any state of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means April 3, 2018.

“Eligible Assignee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000; provided, that, such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit and that is an Affiliate of a Lender; (d) an Approved Fund; (e) a Lender; (f) any other entity approved by the Company (which approval shall not be required during the existence of an Event of Default) and the Agent, such approvals in each case not to be unreasonably withheld or delayed; and (g) the Company, solely in connection with a transaction permitted under Section 2.22 (provided, that, all Loans purchased by the Company pursuant to Section 2.22 shall automatically be cancelled and retired by the Company on the applicable settlement date of the relevant purchase (and may not remain outstanding or be resold)).

“Environmental Claims” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), investigation, cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placements, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placements, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from any property, whether or not owned by the Company or any Subsidiary or taken as collateral, or in connection with any operations of the Company.

“Environmental Laws” means all federal, state, local or foreign (but only in those foreign jurisdictions where the Company and/or any Subsidiary has material operations) laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, land use and related health and safety matters, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Emergency Planning and Community Right-to-Know Act.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan, the liability with respect to which has not been satisfied; (d) the filing of a notice of intent to terminate a Pension Plan that has any Unfunded Pension Liability; (e) the treatment of a Pension Plan amendment that has any Unfunded Pension Liability as a termination under Section 4041 or 4041A of ERISA; (f) the institution by the PBGC of proceedings to terminate a Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (i) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the single currency of the Participating Member States.

“Eurocurrency Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Offshore Rate for each outstanding Offshore Rate Loan and for each outstanding Base Rate Loan the interest on which is determined by reference to the Offshore Base Rate, in each case, shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” means any of the events or circumstances specified in Section 9.01.

“Exchange Act” means the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Company under Section 11.24), or (ii) such Lender changes its Lending Office, except in each case to the extent that pursuant to Section 4.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.01(e), and (d) any U.S. federal withholding taxes imposed under FATCA.

“Executive Order” means Executive Order No. 13224 of September 23, 2001, entitled Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)).

“Existing Credit Agreement” has the meaning specified in the recitals.

“Existing Lenders” has the meaning specified in the recitals.

“Existing Letters of Credit” means the existing letters of credit set forth on Schedules 1.01(b).

“Existing Loans” has the meaning specified in the recitals.

“Expiration Time” has the meaning specified in Schedule 2.22.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that, (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Agent.

“Fee Letter” means that certain fee letter dated as of March 1, 2018 by and among Bank of America, MLPFS and the Company.

“Fitch” means Fitch Investors Service Inc., or its successors.

“Floor Plan Financing Facility” means any facility entered or to be entered into by the Company or any Restricted Subsidiary pursuant to which such Person may (a) incur indebtedness to purchase vehicles and/or related equipment from certain vendors for the prompt resale to customers in the ordinary course of business and (b) grant a security interest in such vehicles and/or related equipment to secure such borrowings.

“Foreign Lender” means any Lender that is not a U.S. Person.

“Foreign Subsidiary” means a Subsidiary which is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

“Fronted Offshore Currency Commitment” means, for any Fronting Lender for any Alternative Currency, the obligation of such Fronting Lender to make Fronted Offshore Currency Loans in such Alternative Currency not exceeding the Dollar Equivalent set forth in the applicable Offshore Currency Addendum, as such amount may be modified from time to time pursuant to the terms of this Agreement and such Offshore Currency Addendum.  Any Fronted Offshore Currency Commitment shall be a part of the Aggregate Revolving Commitment, rather than a separate, independent commitment.

“Fronted Offshore Currency Loan” means a loan made by a Fronting Lender to a Borrower pursuant to Section 2.07 and an Offshore Currency Addendum.

“Fronted Offshore Currency Rate” means, for any day for any Fronted Offshore Currency Loan, the per annum rate of interest determined under or as set forth in the applicable Offshore Currency Addendum.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuers, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; (b) with respect to the Swing Line Lenders, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof; and (c) with respect to the Fronting Lenders, such Defaulting Lender’s Applicable Percentage of Fronted Offshore Currency Loans other than Fronted Offshore Currency Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Lender” means any Lender (or any Affiliate, branch or agency thereof) with a Fronted Offshore Currency Commitment to the extent it is party to an Offshore Currency Addendum as the “Fronting Lender” thereunder.  If any agency, branch or Affiliate of such Lender shall be a party to an Offshore Currency Addendum, such agency, branch or Affiliate shall, to the extent of any commitment extended and any Loans made by it, have all the rights of such Lender hereunder; provided, that, such Lender shall, to the exclusion of such agency, branch or Affiliate, continue to have all the voting rights vested in it by the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“GAAP” means, subject to Section 1.03, generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, applied in a manner consistent with that used by the Company in its preparation of its audited financial statements for the fiscal year ended September 30, 2017 (except for changes to such application as are concurred on by the Company’s independent public accountants).

“Governmental Authority” means (a) the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank); and (b) the National Association of Insurance Commissioners.

“Guaranteed Cash Management Agreements” means, collectively, all Cash Management Agreements entered into between (a) the Company or any Subsidiary, and (b) any Lender (or any Affiliate thereof) (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason).

“Guaranteed Creditors” means and includes the Agent, the Lenders, the Issuers and each Person (other than the Company or any of its Subsidiaries) which is a party to a Rate Swap Document or a Guaranteed Cash Management Agreement.

“Guaranteed Obligations” means (a) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest (whether such interest is allowed as a claim in a bankruptcy proceeding with respect to any Subsidiary Borrower or otherwise) of each Loan made under this Agreement to any Subsidiary Borrower, together with all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including indemnities, fees and interest thereon) of any Subsidiary Borrower to the Agent, any Issuer or any Lender now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Documents and the due performance and compliance with all terms, conditions and agreements contained in the Loan Documents by any Subsidiary Borrower; and (b) the full and prompt payment when due (whether by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or similar proceeding under applicable law, would become due) of any Subsidiary owing under any Rate Swap Document or Guaranteed Cash Management Agreement, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation”.

“Hazardous Materials” means all those substances that are regulated by, or which may form the basis of liability or a standard of conduct under, any Environmental Law, including any substance identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum-derived substance or waste.

“Honor Date” has the meaning specified in Section 3.03(b).

“Impacted Loans” has the meaning specified in Section 4.03.

“Incremental Amount” means, at any time, the total of (a) $500,000,000 minus (b) the sum of (i) the aggregate amount of all increases to the Revolving Credit Facility effected pursuant to Section 2.20 prior to such time, plus (ii) the aggregate amount of all increases to the Term Facility effected pursuant to Section 2.21 prior to such time, plus (iii) aggregate amount of all Add-On Term Loans established pursuant to Section 2.21 prior to such time.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness for borrowed money and all Securitization Obligations; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than (i) trade and similar accounts payable and accrued expenses, in each case arising in the ordinary course of business, and (ii) accrued pension costs and other employee benefit and compensation obligations arising in the ordinary course of business); (c) all Contingent Obligations with respect to Surety Instruments (other than trade letters of credit); (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in subsections (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in subsections (a) through (g) above; provided, that, “Indebtedness” shall not include (i) Guaranty Obligations of the Company with respect to up to $10,000,000 of Indebtedness of Leasing Subsidiaries, (ii) Indebtedness owing to the Company by any Restricted Subsidiary or Indebtedness owing to any Restricted Subsidiary by the Company or another Restricted Subsidiary, (iii) any customary earnout or holdback in connection with any Permitted Acquisitions, (iv) any indebtedness incurred by the Company or any Restricted Subsidiary pursuant to any Floor Plan Financing Facility to the extent that it shall be non-interest bearing, (v) any obligation incurred by the Company or any Restricted Subsidiary in the ordinary course of business to make payments to a floor plan financier of a distributor of the Company or such Restricted Subsidiary as an incentive for such financier to provide more favorable payment terms to such distributor, (vi) any obligations of the Company or its Restricted Subsidiaries in respect of customer advances received and held in the ordinary course of business, (vii) performance bonds or performance guaranties (or bank guaranties or letters of credit in lieu thereof) entered into in the ordinary course of business, (viii) any indebtedness that has been defeased and/or discharged in accordance with its terms by the deposit of cash and/or cash equivalents, or (ix) interest, fees, premium or expenses, if any, relating to the principal amount of Indebtedness.  If any of the foregoing Indebtedness is limited to recourse against a particular asset or assets of such Person, the amount of the corresponding Indebtedness shall be equal to the lesser of the amount of such Indebtedness and the fair market value of such asset or assets at the date for determination of the amount of such Indebtedness.  For all purposes of this Agreement, (A) the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member and as to which such Person is or may become directly liable, and (B) the amount of Indebtedness of the Company and its Restricted Subsidiaries hereunder shall be calculated without duplication of Guaranty Obligations of the Company or any Restricted Subsidiary in respect thereof.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Insolvency Proceeding” means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors; or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on such date to (b) Cash Interest Expense for such period.

“Interest Payment Date” means (a) as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Offshore Rate Loan; provided, that, if any Interest Period for an Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each calendar quarter.

“Interest Period” means (a) as to any Fronted Offshore Currency Loan, the Interest Period as set forth in, or determined in accordance with, the applicable Offshore Currency Addendum, and (b) as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Offshore Rate Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six (or, if all applicable Lenders agree, twelve) months thereafter (or, solely in the case of Loans denominated in Mexican Pesos, 28, 91 or 182 days thereafter), in each case, subject to availability for the interest rate applicable to the relevant currency, as selected by a Borrower in its Notice of Borrowing or Notice of Conversion/Continuation, or such other period as required by the Company and agreed to by all applicable Lenders; provided, that:

(a)            if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

(b)            any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)            no Interest Period for any Revolving Loan shall extend beyond the scheduled Revolving Termination Date;

(d)            no Interest Period for a Term A Loan shall extend beyond the scheduled Term A Maturity Date; and

(e)            no Interest Period for an Add-On Term Loan shall extend beyond the applicable scheduled Add-On Term Maturity Date.

“Interim Financial Statements” has the meaning specified in Section 6.11(a)(ii).

“Investment” means, with respect to any Person, any capital contribution (including by way of forgiveness or capitalization of Indebtedness, but excluding (x) any forgiveness of intercompany liabilities of a Restricted Subsidiary at the time of, or in contemplation of, a Material Disposition, and (y) the write-off or write-down of intercompany liabilities in cases where the tax benefit of such a write-off or write-down to the Person making such write-off or write-down would exceed the fair market value of such intercompany liabilities to such Person, as reasonably determined by the Company) made by such Person to any other Person, any loan or advance made by such Person to any other Person, the issuance by such Person of any Guaranty Obligation with respect to financial obligations of any other Person or any other transaction having substantially the same economic effect as any of the foregoing, excluding (i) any sale or lease of goods or the performance of any services on arm’s length terms, and (ii) the performance of services customarily provided by a parent company to its Restricted Subsidiaries in the ordinary course of business on terms substantially consistent with the past practice of the Company and its Restricted Subsidiaries.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Company or any of its Restricted Subsidiaries.

“IRS” means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuance Date” has the meaning specified in Section 3.01(a).

“Issue” means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms “Issued,” “Issuing” and “Issuance” have corresponding meanings.

“Issuer” means (a) with respect to the Existing Letters of Credit, Bank of America, and (b) with respect to any other Letter of Credit, Bank of America, JPMorgan, Wells Fargo Bank, U.S. Bank, or any other Revolving Lender selected by the Company and approved by the Agent (such approval not to be unreasonably withheld or delayed) that has agreed to act as issuer of such Letter of Credit hereunder.

“Issuer Commitment” means, with respect to any Issuer, the maximum Stated Amount of Letters of Credit that such Issuer has committed to have outstanding at any time as set forth in a written agreement between the Company and such Issuer.  The Issuer Commitment of each Issuer is set forth opposite such Issuer’s name on Schedule 1.01(c), as such Issuer Commitment may be adjusted from time to time in accordance with this Agreement (it being understood and agreed that any increase or decrease in the Issuer Commitment of any Issuer shall only require the consent of the Company and such Issuer, with prompt written notice thereof by the Company to the Agent).  The Issuer Commitments of the Issuers are part of the Aggregate Revolving Commitment, rather than a separate, independent commitment.

“Issuer Documents” means, with respect to any Letter of Credit issued by an Issuer, the L/C Application relating thereto, and any other document, agreement and instrument entered into by such Issuer and the Company (or any Restricted Subsidiary) or in favor of such Issuer and relating to such Letter of Credit.

“Joint Lead Arrangers” means each of MLPFS (or any other registered broker-dealer organized in the United States that is wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the Effective Date), JPMorgan, WFS, and U.S. Bank, in each case in its capacity as a joint lead arranger and joint bookrunner for the Lenders hereunder.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Judgment Currency” has the meaning specified in Section 11.16.

“L/C Advance” means each Revolving Lender’s participation in any L/C Borrowing in accordance with its Revolving Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Amendment Application” means an application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use by the applicable Issuer, with such modifications as the Company and such Issuer may reasonably approve.

“L/C Application” means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use by the applicable Issuer, with such modifications as the Company and such Issuer may reasonably approve.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made or converted into a Borrowing of Revolving Loans under Section 3.03(b). All L/C Borrowings shall be denominated in Dollars.

“L/C Commitment” means the commitment of the Issuers to Issue, and the commitment of the Revolving Lenders severally to participate in, Letters of Credit from time to time pursuant to Article III, in an aggregate amount not to exceed on any date the Aggregate Revolving Commitment.  The L/C Commitment is a part of the Aggregate Revolving Commitment, rather than a separate, independent commitment.

“L/C Obligations” means at any time the sum, without duplication, of (a) the Stated Amount of all outstanding Letters of Credit plus (b) the Dollar Equivalent amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C-Related Documents” means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any standard form document used by any Issuer for letter of credit issuances.

“Lead Agents” means, collectively, the Agent and each Co-Syndication Agent, and “Lead Agent” means either of them.

“Lease Assets” means, with respect to any lease, all of the following property and interests in property whether now existing or existing in the future or hereafter acquired or arising: (a) all vehicles or equipment manufactured, refurbished or sold by the Company or any of its Subsidiaries (and truck chassis, cement block boom trucks and similar vehicles manufactured or refurbished by third parties) and acquired by a Leasing Subsidiary in connection with such assets being leased to a third party; (b) all leases and other contracts or agreements relating to the lease financing by a customer of vehicles or equipment manufactured, refurbished or sold by the Company or any of its Subsidiaries; (c) all accounts receivable and other obligations incurred by lessees in connection with the foregoing, no matter how evidenced; (d) all rights to any vehicles or equipment subject to any of the foregoing after or in connection with creation of the foregoing, including returned or repossessed goods; (e) all reserves and credit balances with respect to any such lease contracts or agreements or lessees; (f) all letters of credit, security or guarantees for any of the foregoing; (g) all insurance policies or reports relating to any of the foregoing; and (h) all books and records relating to any of the foregoing.

“Leasing Subsidiary” means any Subsidiary (or partnership of which a Subsidiary of the Company is a general or limited partner) that is designated by the Board of Directors of the Company as a Leasing Subsidiary and that is exclusively engaged in Leasing Transactions and activities incidental thereto.  If at any time any Leasing Subsidiary should engage in a material transaction or activity other than those described above, it shall thereafter cease to be a Leasing Subsidiary for purposes of this Agreement.

“Leasing Transaction” means (a) the formation of Leasing Subsidiaries (whether in one or a series of related transactions); (b) the sale, lease or other disposition to a third party of Lease Assets or an interest therein; (c) the borrowing of money secured by Lease Assets; or (d) the sale or other disposition of Lease Assets or an interest therein to a Leasing Subsidiary followed by a financing transaction in connection with such sale or disposition of such Lease Assets (whether such financing transaction is effected by such Leasing Subsidiary or by a third party to whom such Leasing Subsidiary sells such Lease Assets or interests therein); provided, that, in each of the foregoing, the Company or its Restricted Subsidiaries receive or have received at least 95% of the aggregate sale price attributed to the vehicles and equipment that underlie the leases financed in such transaction.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement, and their respective successors and assigns and, unless the context requires otherwise, includes each Swing Line Lender.

“Lending Office” means, as to any Lender or any Issuer, the office or offices of such Lender or such Issuer specified as its “Lending Office,” its “Domestic Lending Office” or its “Offshore Lending Office”, as the case may be, in such Lender’s Administrative Questionnaire or such Issuer’s Administrative Questionnaire, or such other office or offices as such Lender or such Issuer may from time to time notify the Company and the Agent; which office may include any agency, branch or Affiliate of such Person.

“Letter of Credit” means (a) the Existing Letters of Credit; and (b) any letter of credit Issued by an Issuer pursuant to Article III; provided, that, any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Revolving Termination Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Leverage Ratio” means, as of any date of determination, the ratio of (a) the total of (i)(A) all Indebtedness (including the principal amount of all Obligations other than any Obligations arising under any Cash Management Agreements) of the Company and its Restricted Subsidiaries determined on a consolidated basis as of such date (excluding Contingent Obligations in respect of Swap Contracts) and (B) to the extent included in calculating Contingent Obligations by operation of clause (A) of the last sentence of the definition thereof, outstanding guarantees of customer financing in the ordinary course of business and substantially consistent with past practice, minus (ii) the amount of Cash Collateral held pursuant to Sections 2.11(a), 3.07 and 3.11, if any, to (b) Consolidated EBITDA for the most recently ended period of four fiscal quarters for which financial statements are available.

“Leverage Increase Period” has the meaning specified in Section 8.09.

“LIBOR” has the meaning specified in the definition of “Offshore Base Rate”.

“LIBOR Quoted Currency” means Dollars, Euro, Pounds Sterling and Japanese Yen, in each case as long as there is a published LIBOR rate with respect thereto.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 4.08.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Offshore Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines in consultation with the Company).

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment for security, charge or deposit arrangement, encumbrance, lien (statutory or other) or similar interest of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an operating lease).

“Loan” means an extension of credit by a Lender to a Borrower under Article II or Article III in the form of a Revolving Loan, a Swing Line Loan, a Fronted Offshore Currency Loan, a Term Loan or an L/C Advance, as the context requires.

“Loan Documents” means this Agreement, the Notes, the Fee Letter, the L/C-Related Documents, any Loan Modification Agreement, any Offshore Currency Addendum, any Subsidiary Borrower Supplement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 3.11, and any other document delivered to the Agent or any Lender in connection herewith (but specifically excluding any Rate Swap Documents and any Guaranteed Cash Management Agreements).

“Loan Modification Offer” has the meaning specified in Section 11.19(a).

“Loan Modification Agreement” has the meaning specified in Section 11.19(a).

“local time” means (a) with respect to any Loan, the time of the office of the Agent or the applicable Fronting Lender to which payment of such Loan is to be made; and (b) with respect to any Letter of Credit, the time of the issuing office of the Issuer of such Letter of Credit.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, assets, liabilities (actual or contingent), consolidated results of operations or consolidated financial condition of (i) the Borrowers, taken as a whole, or (ii) the Company and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of any Borrower to perform its obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower of any Loan Document; provided, that, events, circumstances, changes, effects or conditions with respect to the Company and its Restricted Subsidiaries disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by the Company with the SEC prior to September 30, 2017 shall not constitute a “Material Adverse Effect”.

“Material Disposition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in the disposition by the Company or a Restricted Subsidiary of (a) all or substantially all of the assets of a Restricted Subsidiary, or of any business or division of the Company or a Restricted Subsidiary; or (b) all of the Equity Interests of a Restricted Subsidiary (to the extent owned by the Company and/or its Restricted Subsidiaries), in each case under the foregoing clauses (a) and (b) to a Person that is not the Company or a Restricted Subsidiary.

“Material Domestic Subsidiary” means, at any time, each Domestic Subsidiary other than (a) any Domestic Subsidiary with total (gross) revenues (after eliminating intercompany revenues) for the preceding four fiscal quarter period less than 10% of the total (gross) revenues of the Company and its Domestic Subsidiaries (excluding Leasing Subsidiaries and Unrestricted Subsidiaries) for such period based upon the Company’s most recent annual or quarterly financial statements delivered to the Agent pursuant to Section 7.01; (b) any Leasing Subsidiary; (c) any Securitization Subsidiary; (d) any captive insurance company Subsidiary; and (e) any Unrestricted Subsidiary.

“Material Foreign Subsidiary” means, at any time, each Foreign Subsidiary other than (a) any Foreign Subsidiary with total (gross) revenues (after eliminating intercompany revenues) for the preceding four fiscal quarter period of 5% or less of the total (gross) revenues of the Company and its Subsidiaries (excluding Leasing Subsidiaries and Unrestricted Subsidiaries) for such period based upon the Company’s most recent annual or quarterly financial statements delivered to the Agent pursuant to Section 7.01; (b) any Leasing Subsidiary; (c) any Securitization Subsidiary; (d) any captive insurance company Subsidiary; and (e) any Unrestricted Subsidiary.

“Material Subsidiary” means a Material Domestic Subsidiary or a Material Foreign Subsidiary.

“Maturity Date” means the Revolving Termination Date, the Term A Maturity Date, or an Add-On Term Maturity Date, as the context may require.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.

“MNPI” means material non-public information with respect to the Company or any of its Subsidiaries, or the respective securities of any of the foregoing, as determined by the Company in its sole discretion.

“Moody’s” means Moody’s Investor Service Inc., or its successors.

“Multiemployer Plan” means a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Company or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Consenting Lender” means (a) any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 11.01, and (ii) has been approved by the Required Lenders; (b) any Revolving Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Revolving Lenders in accordance with the terms of Section 11.01, and (ii) has been approved by the Required Revolving Lenders; (c) any Term Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Term Lenders in accordance with the terms of Section 11.01, and (ii) has been approved by the Required Term Lenders; (d) any Term A Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Term A Lenders in accordance with the terms of Section 11.01, and (ii) has been approved by the Required Term A Lenders; and (e) any Add-On Term Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Add-On Term Lenders in accordance with the terms of Section 11.01, and (ii) has been approved by the Required Add-On Term Lenders.

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Non-Surety L/Cs” means letters of credit which are not Surety L/Cs.

“Note” has the meaning specified in Section 2.02(b).

“Notice of Borrowing” means a notice substantially in the form of Exhibit A or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of a Borrower.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit B or such other form as may be approved by the Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Agent), appropriately completed and signed by a Responsible Officer of a Borrower.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of any Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, and (b) all obligations of the Company or any Restricted Subsidiary owing under any Rate Swap Document or any Guaranteed Cash Management Agreement, in the case of each of clauses (a) and (b), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offshore Base Rate” means:

(a)            with respect to any Credit Extension, for any Interest Period:

(i)            denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) (in such case, the “LIBOR Rate”) at or about 11:00 a.m. (London time) on the Rate Determination Date, for deposits in the relevant currency, with a term equivalent to such Interest Period;

(ii)            denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate, or a comparable or successor rate which rate is approved by the Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 10:00 a.m. (Toronto, Ontario time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iii)            denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate, or a comparable or successor rate which rate is approved by the Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 10:30 a.m. (Melbourne, Australia time) on the Rate Determination Date with a term equivalent to such Interest Period;

(iv)            denominated in Swedish Krona, the rate per annum equal to the Stockholm Interbank Offered Rate, or a comparable or successor rate which rate is approved by the Agent, as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 11:00 a.m. (Stockholm, Sweden time) on the Rate Determination Date with a term equivalent to such Interest Period;

(v)            denominated in Mexican Pesos, the rate per annum equal to the Interbanking Equilibrium Interest Rate, or a comparable or successor rate which rate is approved by the Agent, as published by Banco de Mexico in the Federation’s Official Gazette (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at or about 2:00 p.m. (Mexico City, Mexico time) on the Rate Determination Date with a term equivalent to such Interest Period; and

(vi)            with respect to any Credit Extension denominated in any other Non-LIBOR Quoted Currency, the rate per annum as designated with respect to such Offshore Currency at the time such Offshore Currency is approved by the Agent and the relevant Lenders pursuant to Section 2.08(e); and

(b)            for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m. (London time) determined two (2) Business Days prior to such date for Dollar deposits being delivered in the London interbank market for deposits in Dollars with a term of one (1) month commencing that day;

provided, that, (A) to the extent a comparable or successor rate is approved by the Agent in connection herewith, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided, further, that, to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Agent and in a manner consistent with other syndicated credit facilities generally under which it acts as administrative agent, and (B) if the Offshore Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Offshore Currency” means at any time, Euro, Japanese Yen, Pounds Sterling, Australian Dollars, Mexican Pesos, Canadian Dollars or Swedish Krona and, from and after the time of such approval, any other currency requested by the Company and approved by each Revolving Lender in accordance with Section 2.08(e).

“Offshore Currency Addendum” means an addendum substantially in the form of Exhibit G with such modifications thereto as shall be approved by the applicable Fronting Lender, the Company and the Agent.

“Offshore Currency Loan” means any Offshore Rate Loan denominated in an Offshore Currency.

“Offshore Rate” means (a) for any Interest Period with respect to any Offshore Rate Loan comprising part of the same Borrowing or any Fronted Offshore Currency Loan, as applicable, a rate per annum determined by the Agent to be equal to the quotient obtained by dividing (i) the Offshore Base Rate for such Offshore Rate Loan for such Interest Period by (ii) one minus the Eurocurrency Reserve Percentage for such Offshore Rate Loan for such Interest Period, and (b) for any day with respect to any Base Rate Loan bearing interest at a rate based on the Offshore Rate, a rate per annum determined by the Agent to be equal to the quotient obtained by dividing (i) the Offshore Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurocurrency Reserve Percentage for such Base Rate Loan for such day.

“Offshore Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Offshore Rate”, which may be denominated in Dollars or, in the case of a Revolving Loan, any Offshore Currency.  No Loans denominated in any Offshore Currency may be Base Rate Loans.

“Organization Documents” means, for any corporation or other organization, as applicable, the certificate or articles of incorporation or formation, the bylaws, limited partnership agreement, limited liability company agreement, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement or other similar agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.07) and excluding, for the avoidance of doubt, Excluded Taxes.

“Participant” has the meaning specified in Section 11.07(c).

“Participant Register” has the meaning specified in Section 11.07(c).

“Participating Member States” means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” has the meaning specified in Section 11.18.

“PBGC” means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Company and any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has any liability and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Percentage” means a Revolving Percentage or a Term Percentage, as the context requires.

“Permitted Acquired Debt” has the meaning specified in Section 8.05A(m).

“Permitted Acquisition” means (a) prior to the Covenant Change Date, an Acquisition that meets the following requirements: (i) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders (or equivalent) of the target of such Acquisition; (ii) no Default or Event of Default exists at the time of such Acquisition or will exist immediately thereafter; and (iii) upon giving effect to such Acquisition on a pro forma basis, the Company would be in compliance with the financial covenants set forth in Sections 8.09 and 8.10 as of the most recent fiscal quarter end for which the Company was required to deliver financial statements pursuant to Section 7.01(a) or (b) (or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Company ended March 31, 2018, determined with reference to the Interim Financial Statements); and (b) from and after the Covenant Change Date, an Acquisition not prohibited by Section 8.03.

“Permitted Amendments” has the meaning specified in Section 11.19(a).

“Permitted Business” means any business similar in nature to any business conducted by the Company and its Restricted Subsidiaries on the Effective Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and its Restricted Subsidiaries on the Effective Date, in each case, as determined in good faith by the Company.

“Permitted Restricted Payments” means Restricted Payments in respect of one or more of the following:

(a)            the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Equity Interests of the Company by conversion into, or by or in exchange for, Equity Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company, with a sale being deemed substantially concurrent if such purchase, redemption, defeasance or other acquisition or retirement occurs not more than 120 days after such sale;

(b)            the redemption, defeasance, repurchase, acquisition or retirement for value of any Indebtedness of the Company that is subordinate in right of payment to the Obligations by conversion into, or in exchange for, or out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of (i) new subordinated Indebtedness of the Company incurred in accordance with this Agreement, or (ii) Equity Interests of the Company, in each case with an issue and sale being deemed substantially concurrent if such redemption, defeasance, repurchase, acquisition or retirement for value occurs not more than 120 days after such issue and sale;

(c)            the purchase, redemption, retirement or other acquisition for value of Equity Interests in the Company held by any current or former director, officer or employee of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or alteration of employment status or pursuant to the terms of any agreement or plan under which such Equity Interests were issued; provided, that, the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Equity Interests does not exceed $30,000,000 in any calendar year; provided, further, that, any unused amounts in any calendar year may be carried forward to one or more future periods subject to a maximum aggregate amount of repurchases made pursuant to this clause (c) in any calendar year (including both such calendar year’s $30,000,000 basket plus any unused carried forward amounts with respect to one or more prior calendar years not to exceed $30,000,000 in the aggregate) not to exceed $60,000,000 in the aggregate (provided, that, such amount in any calendar year may be increased by an amount not to exceed (i) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests of the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) to directors, officers or employees of the Company and its Restricted Subsidiaries that occurs after the Effective Date (provided, further, that, the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 8.08(g)(iii)); plus (ii) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Effective Date) (provided, that, to the extent any payment described under this clause (c) is made by delivery of Indebtedness and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Indebtedness makes payments with respect to such Indebtedness);

(d)            the repurchase of Equity Interests deemed to occur upon the exercise of stock options, stock appreciation rights, restricted stock units, warrants or other convertible or exchangeable securities;

(e)            to the extent that no Event of Default, Default under Section 9.01(a), payment default with respect to Indebtedness under the 2022 Notes Indenture or payment default with respect to Indebtedness under the 2025 Notes Indenture has occurred and is continuing or would result as a consequence thereof, Restricted Payments that do not exceed in the aggregate, at the time any such Restricted Payment is made, the greater of (i) $150,000,000 and (ii) 5.50% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries (determined as of the end of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 7.01(a) or (b) or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Company ended March 31, 2018, determined with reference to the Interim Financial Statements);

(f)            any Restricted Payment so long as on the date of such Restricted Payment, after giving pro forma effect thereto and to any related transactions as if the same had occurred at the beginning of the Company’s most recently ended four fiscal quarter period for which financial statements have been delivered pursuant to Section 7.01(a) or (b), the Leverage Ratio would not exceed 2.50:1.0;

(g)            the payment of cash dividends on shares of the Company’s outstanding common stock; provided, that, (i) the amount of such dividends in any fiscal quarter of the Company shall not exceed $0.15 per share (such per share amount subject to pro rata adjustment for any stock splits, stock dividends, stock combinations, reverse stock splits or similar events), and (ii) the aggregate amount of all such dividends in any fiscal quarter of the Company shall not exceed $15,000,000; and

(h)            the distribution or dividend of assets or Equity Interests of any Person in connection with any full or partial “spin-off” of an Unrestricted Subsidiary or similar transactions; provided, that, the Company would, on the date of such distribution after giving effect to such Restricted Payment on a pro forma basis, be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 8.05A.

“Permitted Securitization” means any program providing for (a) the sale, contribution and/or transfer to a Securitization Subsidiary, in one or more related and substantially concurrent transactions, of accounts receivable, general intangibles, chattel paper or other financial assets (including rights in respect of capitalized leases) and related rights of the Company or any Restricted Subsidiary in transactions intended to constitute (and opined by nationally-recognized outside legal counsel in connection therewith to constitute) true sales or true contributions to such Securitization Subsidiary, and (b) the provision of financing secured by the assets so sold, whether in the form of secured loans or the acquisition of undivided interests in such assets.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Plan of Reorganization” has the meaning specified in Section 11.07(e)(iii).

“Platform” has the meaning specified in Section 7.02.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 7.02.

“Purchase Money Debt” means Indebtedness (a) incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Equity Interests) of the Company or any Restricted Subsidiary, and (b) that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed or substantially similar assets leased or purchased from such lender or an affiliate of such lender under a master lease or similar agreement and proceeds of the foregoing, in either case, to the extent the principal amount thereof does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“Qualified Acquisition” means (a) a Permitted Acquisition with aggregate consideration of at least $100,000,000, or (b) a series of related Permitted Acquisitions in any twelve (12) month period, with aggregate consideration for all such Permitted Acquisitions of at least $100,000,000; provided, that, for any such Permitted Acquisition or series of related Permitted Acquisitions to qualify as a Qualified Acquisition, a Responsible Officer of the Company shall have delivered to the Agent a certificate (any such certificate, a “Qualified Acquisition Notice”) on or prior to the consummation of such Permitted Acquisition or the final closing date with respect to a series of related Permitted Acquisitions (i) certifying that the Permitted Acquisition or series of related Permitted Acquisitions meet the criteria set forth in the foregoing clause (a) or clause (b), as applicable, and (ii) notifying the Agent that the Company has elected to treat such Permitted Acquisition or series of related Permitted Acquisitions as a Qualified Acquisition.

“Qualified Acquisition Notice” has the meaning specified in the definition of “Qualified Acquisition”.

“Qualified Acquisition Pro Forma Determination” means, to the extent required in connection with determining the permissibility of any Permitted Acquisition or series of related Permitted Acquisitions that constitute a Qualified Acquisition, the determination required by clause (a)(iii) in the definition of “Permitted Acquisition.”

“Qualifying Bid” has the meaning specified in Schedule 2.22.

“Rate Determination Date” means, with respect to any Interest Period, two (2) Business Days prior to the commencement of such Interest Period (or such other day as is generally treated as the rate fixing day by market practice in such interbank market, as determined by the Agent; provided, that, to the extent such market practice is not administratively feasible for the Agent, then “Rate Determination Date” means such other day as otherwise reasonably determined by the Agent).

“Rate Swap Documents” means, collectively, all Swap Contracts entered into between (a) the Company or any Subsidiary, and (b) any Lender (or any Affiliate thereof) (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason).

“Ratings” has the meaning specified on Schedule 1.01(a).

“Recipient” means the Agent, any Lender, any Issuer or any other recipient of any payment to be made by or on account of any obligation of any Borrower under any Loan Document.

“Refinancing Debt” means Indebtedness that refunds, refinances, renews, replaces or extends any Indebtedness permitted pursuant to the terms of this Agreement, whether involving the same or any other lender or creditor or group of lenders or creditors (including, with respect to any guarantee of Indebtedness, the refinancing of the guaranteed Indebtedness and the provision of a guarantee with respect to the new Indebtedness), but only to the extent that (a) the Refinancing Debt is subordinated to the Obligations to at least the same extent as the Indebtedness being refunded, refinanced, renewed, replaced or extended, if such Indebtedness was subordinated to the Obligations, (b) the Refinancing Debt is scheduled to mature either (i) no earlier than the Indebtedness being refunded, refinanced, renewed, replaced or extended, or (ii) at least 91 days after the then-latest Maturity Date, (c) the Refinancing Debt has an Average Life at the time of such refunding, refinancing, renewal, replacement or extension that is equal to or greater than the Average Life of the Indebtedness being refunded, refinanced, renewed, replaced or extended, (d) such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (i) the aggregate principal or accreted amount (in the case of any Indebtedness issued with original issue discount, as such) then outstanding under the Indebtedness being refunded, refinanced, renewed, replaced or extended, (ii) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Indebtedness being refunded, refinanced, renewed, replaced or extended, and (iii) the amount of reasonable and customary fees, expenses and costs related to the incurrence of such Refinancing Debt, and (e) such Refinancing Debt is incurred by the same Person (or its successor) that initially incurred the Indebtedness being refunded, refinanced, renewed, replaced or extended, except that the Company may incur Refinancing Debt to refund, refinance, renew, replace or extend Indebtedness of a Restricted Subsidiary.

“Related Business Assets” means assets (other than cash or cash equivalents) used or useful in a Permitted Business; provided, that, any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, administrators, managers, agents, advisors and representatives of such Person and of such Person’s Affiliates.

“Remarketing Agreements” means agreements guaranteeing the residual or future resale value of products sold or leased by the Company or any Restricted Subsidiary.

“Reply Amount” has the meaning specified in Schedule 2.22.

“Reply Price” has the meaning specified in Schedule 2.22.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Required Add-On Term Lenders” means at any time Add-On Term Lenders under the applicable Add-On Term Facility having aggregate Add-On Term Percentages under such Term Facility in excess of 50%.

“Required Lenders” means at any time Lenders having aggregate Total Percentages in excess of 50%.

“Required Revolving Lenders” means at any time Revolving Lenders having aggregate Revolving Percentages in excess of 50%.

“Required Term A Lenders” means at any time Term A Lenders having aggregate Term A Percentages in excess of 50%.

“Required Term Lenders” means at any time Term Lenders having aggregate Term Percentages in excess of 50%.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule, guideline, regulation, ordinance or code or determination of an arbitrator or of a Governmental Authority (including all administrative orders and directed duties of, and written agreements with, any Governmental Authority), in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, the president, the chief financial officer, the treasurer or the controller of a Borrower, and solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, the secretary or any assistant secretary of a Borrower, or any other officer having substantially the same authority and responsibility, and, for purposes of Sections 7.03, 9.01(b), 9.01(c) and 9.01(i), shall also include the general counsel of the Company.

“Restricted Payment” means any of the following: (a) any dividend or other distribution declared and paid on the Equity Interests in the Company or on the Equity Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Restricted Subsidiary of the Company (other than (i) dividends, distributions or payments made solely in common Equity Interests in the Company, and (ii) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to the holders of Equity Interests of a Restricted Subsidiary on a pro rata basis); (b) any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Equity Interests in the Company (including the conversion into, or exchange for, Indebtedness of any Equity Interests) other than any such Equity Interests owned by the Company or any Restricted Subsidiary (other than a payment made solely in common Equity Interests in the Company); (c) any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in common Equity Interests in the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Indebtedness of the Company that is subordinate in right of payment to the Obligations (excluding any Indebtedness owed to the Company or any Restricted Subsidiary), except payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date thereof; and (d) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with this Agreement.  From and after the Covenant Change Date, and automatically at the occurrence of the Covenant Change Date, without further action by any party, each Subsidiary of the Company shall be deemed to be, and shall be, from the Covenant Change Date until the termination of this Agreement, a Restricted Subsidiary.

“Return Bid” has the meaning specified in Schedule 2.22.

“Revolving Commitment” means, for any Revolving Lender, the amount set forth on Schedule 2.01 under the heading “Revolving Commitment”, as such amount may be reduced pursuant to Section 2.09, increased pursuant to Section 2.20, or reduced or increased as a result of one or more assignments pursuant to Section 11.07.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.20(b).

“Revolving Lender” means, at any time, any Lender that has a Revolving Commitment and/or outstanding Revolving Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“Revolving Percentage” means, as to any Lender, the percentage which (a) the Revolving Commitment of such Lender (or, after termination of the Revolving Commitments, the principal amount of such Lender’s Revolving Loans plus such Lender’s participation interests in the principal amount of all Swing Line Loans, Fronted Offshore Currency Loans and the Stated Amount of all Letters of Credit) is of (b) the Aggregate Revolving Commitment (or, after termination of the Revolving Commitments, the Total Revolving Usage); provided, that, the Revolving Percentage shall be subject to adjustments as provided in Section 3.12.

“Revolving Termination Date” means the earlier to occur of (a) April 3, 2023, and (b) the date on which the Revolving Loans become due and payable pursuant to Section 9.02 and the Revolving Commitments terminate (or are reduced to zero) in accordance with the provisions of this Agreement.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or its successors.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Offshore Currency, same day or other funds as may be determined by the Agent or the applicable Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Offshore Currency.

“Sanctions” means any international economic sanction administered or enforced by the United States government (including, without limitation, OFAC) the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sanctions Laws and Regulations” means any sanctions or requirements imposed by, or based upon the obligations or authorities set forth in, the PATRIOT Act, the Executive Order, the U.S. International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the U.S. Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), the U.S. Syria Accountability and Lebanese Sovereignty Act, the U.S. Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010 or the Iran Sanctions Act, Section 1245 of the National Defense Authorization Act of 2012, all as amended, or any of the foreign assets control regulations (including but not limited to 31 C.F.R., Subtitle B, Chapter V, as amended) or any other law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control, and any similar law, regulation, or executive order enacted in the United States after the Effective Date.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Scheduled Unavailability Date” has the meaning specified in Section 4.08.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Securitization Obligations” means the aggregate investment or claim held at any time by all purchasers, assignees or transferees of (or of interests in), or holders of obligations that are supported or secured by, accounts receivable, lease receivables and other rights to payment in connection with Permitted Securitizations.

“Securitization Subsidiary” means (a) a special purpose, bankruptcy remote, directly Wholly-Owned Subsidiary of the Company, or (b) a special purpose, bankruptcy remote, Wholly-Owned Subsidiary of any Subsidiary described in clause (a) which in each case is formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, contribution, transfer, sale and financing of assets and related rights in connection with and pursuant to a Permitted Securitization.

“Specified Default” means (a) a Default under Section 9.01(a), (b) a Default under Section 9.01(f) or (g), in either case, with respect to the Company, or (c) any Event of Default.

“Spot Rate” for a currency means the rate determined by the Agent or the applicable Issuer to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., local time, on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided, that, the Agent or the applicable Issuer may obtain such spot rate from another financial institution designated by the Agent or such Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; provided, further, that, the applicable Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in an accounts receivable or other financial asset securitization transaction as determined in good faith by the Company, including guarantees by the Company or any Restricted Subsidiary of any of the foregoing obligations of the Company or a Restricted Subsidiary.

“Stated Amount” means, with respect to any Letter of Credit, the maximum Dollar Equivalent amount available to be drawn under such Letter of Credit during the remaining term thereof under any and all circumstances.

“Subsidiary” of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof; provided, that, for the purposes of Articles VII and VIII hereof (and any definitions incorporated therein) and of calculating the Leverage Ratio and the Interest Coverage Ratio, “Subsidiary” shall exclude all Leasing Subsidiaries.  Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Company.

“Subsidiary Borrower” means any Wholly-Owned Subsidiary (other than any Securitization Subsidiary and any captive insurance company Subsidiary) that is a Restricted Subsidiary of the Company and designated as a Subsidiary Borrower by the Company pursuant to Section 2.19 with the consent of the Agent, which Subsidiary shall have delivered a Subsidiary Borrower Supplement in accordance with Section 2.19.

“Subsidiary Borrower Supplement” means a Subsidiary Borrower Supplement substantially in the form of Exhibit F.

“Supported Letter of Credit” means a Letter of Credit for which the Company has provided Backup Support in an amount equal to the sum of (a) the Stated Amount of such Letter of Credit, plus (b) all fees that will be payable with respect to such Letter of Credit assuming such Letter of Credit is drawn in full on the scheduled expiration date therefor.  If a Letter of Credit is denominated in a currency other than Dollars, then the amount specified in clause (a) shall be in the currency in which such Letter of Credit is denominated or other arrangements shall be made so that the Agent and the Issuers are satisfied, in their sole discretion, that the amount of Backup Support for such Letter of Credit is sufficient to account for currency fluctuations during the remaining term of such Letter of Credit.

“Surety Bonds” means all bonds issued for the account of the Company or any Restricted Subsidiary to assure the performance thereby (or to the extent issued in the ordinary course of business, any other Person) under any contract entered into in the ordinary course of business.

“Surety Instruments” means all letters of credit (including standby and commercial), banker’s acceptances, bank guaranties, shipside bonds, Surety Bonds, Remarketing Agreements and similar instruments.

“Surety L/Cs” means letters of credit which are issued for the account of the Company or any Restricted Subsidiary to provide credit support, in the ordinary course of business, for (a) a contract bid by such Person, (b) the performance by such Person under any contract, (c) any warranty extended by such Person, (d) the repayment of advance payments made to such Person, and (e) self-insurance or fully-fronted insurance with respect to the Company or any Restricted Subsidiary.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.  Notwithstanding the foregoing, no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or any of its Subsidiaries shall be deemed a Swap Contract hereunder.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s); and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined by the Company based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

“Swing Line Commitment” means, with respect to any Swing Line Lender at any time, the obligation of such Swing Line Lender to make Swing Line Loans pursuant to Section 2.05 at such time in an aggregate principal amount not to exceed the amount set forth opposite such Swing Line Lender’s name on Schedule 1.01(c), as such amount may be adjusted from time to time in accordance with this Agreement (it being understood and agreed that any increase or decrease in the Swing Line Commitment of any Swing Line Lender shall only require the consent of the Company and such Swing Line Lender, with prompt written notice thereof by the Company to the Agent).  The Swing Line Commitments of the Swing Line Lenders are a part of the Aggregate Revolving Commitment, rather than a separate, independent commitment.

“Swing Line Lender” means each of Bank of America and U.S. Bank, in each case in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” means a Loan denominated in Dollars made by a Swing Line Lender.

“Swing Line Rate” means, at any time, for any Swing Line Loan, (a) prior to a request by a Swing Line Lender for participation in such Swing Line Loan by the Revolving Lenders pursuant to Section 2.06(b), the rate agreed to by the applicable Borrower and such Swing Line Lender with respect to such Swing Line Loan, and (b) thereafter, the Base Rate plus the Applicable Base Rate Margin.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $100,000,000, and (b) the Aggregate Revolving Commitment.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitment.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Commitment” means, as to any Term A Lender, such Term A Lender’s obligation to fund a Term A Loan pursuant to Section 2.01(b) and/or 2.21.  The amount of the Term A Commitment of each Term A Lender as of the Effective Date is set forth across from such Lender’s name on Schedule 2.01 under the heading “Term A Commitment”.  The aggregate principal amount of the Term A Commitments of all of the Term A Lenders as in effect on the Effective Date is THREE HUNDRED TWENTY FIVE MILLION DOLLARS ($325,000,000).

“Term A Facility” means, at any time, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means, at any time, any Lender that holds Term A Loans at such time.

“Term A Loans” has the meaning specified in Section 2.01(b).

“Term A Maturity Date” means the earlier to occur of (a) April 3, 2023, and (b) the date on which the Term A Loans become due and payable pursuant to Section 9.02.

“Term A Percentage” means, as to any Term A Lender, the percentage which (a) the Term A Commitment of such Lender (or, after the Effective Date, the principal amount of such Lender’s Term A Loan) is of (b) the aggregate amount of Term A Commitments (or, after the Effective Date, the aggregate principal amount of all Term A Loans).

“Term Commitment” means, as the context may require, either a Term A Commitment or an Add-On Term Commitment.

“Term Facility” means, at any time, the Term A Facility and each applicable Add-On Term Facility.

“Term Facility Increase Effective Date” has the meaning specified in Section 2.21(b)(i).

“Term Lender” means, at any time and as the context may require, a Term A Lender and/or an Add-On Term Lender.

“Term Loan” means, at any time and as the context may require, a Term A Loan and/or an Add-On Term Loan.

“Term Percentage” means, as the context may require, the Term A Percentage and/or the applicable Add-On Term Percentage.

“Threshold Amount” means, as of any date of determination, (a) prior to the Covenant Change Date, the greater of (i) $75,000,000, and (ii) 2.75% of Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries as of such date (determined as of the end of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 7.01(a) or (b) or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Company ended March 31, 2018, determined with reference to the Interim Financial Statements), and (b) from and after the Covenant Change Date, $100,000,000.

“Total Percentage” means, as to any Lender, the percentage which (a) the Revolving Commitment of such Lender (or, after the termination of the Revolving Commitments, the sum of the unpaid principal amount of the Revolving Loans of such Lender plus the participations of such Lender in all Letters of Credit, Swing Line Loans and Fronted Offshore Currency Loans) plus the unpaid principal amount of the Term Loans of such Lender is of (b) the sum of the Revolving Commitment (or, after the termination of the Revolving Commitments, the Total Revolving Usage) plus the unpaid principal amount of all Term Loans; provided, that, if and so long as any Lender is a Defaulting Lender, such Lender’s Total Percentage shall be deemed for purposes of this definition to be reduced to the extent of the defaulted amount, and the Total Percentage of the applicable Issuer, the applicable Swing Line Lender or the applicable Fronting Lender, as applicable, shall be deemed for purposes of this definition to be increased to such extent.

“Total Revolving Usage” means, at any time, the sum at such time of (a) the Dollar Equivalent principal amount of all outstanding Revolving Loans and Swing Line Loans plus (b) the amount of all L/C Obligations plus (c) the aggregate amount of all Fronted Offshore Currency Commitments.

“Trade Date” has the meaning specified in Section 11.07(e)(i).

“Type” of Loan means the status of such Loan as a Base Rate Loan or an Offshore Rate Loan.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Undisclosed Administration” means, in relation to a Lender or any Person that directly or indirectly controls such Lender, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian, or other similar official by a Governmental Authority, supervisory authority or regulator under or based on the law in the country where such Lender or controlling Person is subject to home jurisdiction supervision if applicable law requires that such appointment not be disclosed and such appointment has not been disclosed; provided, that, in any such case, such appointment does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Unfunded Pension Liability” means, with respect to any Plan, the excess of such Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of such Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” each means the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 3.03(b).

“Unrestricted Subsidiary” means (a) any Subsidiary designated as such pursuant to a certificate provided by a Responsible Officer of the Company and delivered to the Agent, so long as neither the Company nor any of its Restricted Subsidiaries (i) provides credit support for, or guarantee of, any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness, but excluding in the case of a Securitization Subsidiary any Standard Securitization Undertakings and further excluding other Indebtedness under which the lender has recourse to the Company or any Restricted Subsidiary or to any of their assets (A) that does not exceed $30,000,000 in the aggregate and/or (B) solely in circumstances customarily excluded by lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non-recourse financings) or (ii) is directly or indirectly liable for any Indebtedness of such Subsidiary or any Subsidiary of such Subsidiary (except in the case of a Securitization Subsidiary any Standard Securitization Undertakings); and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Bank” means U.S. Bank National Association.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.01(e)(ii)(B)(III).

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that is entitled to vote in the election of the Board of Directors of such Person.

“Wells Fargo Bank” means Wells Fargo Bank, National Association.

“WFS” means Wells Fargo Securities, LLC.

“Wholly-Owned Subsidiary” means any corporation in which (other than directors’ qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case (or, in the case of Persons other than corporations, membership interests or other equity interests), at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more of the other Wholly-Owned Subsidiaries of the Company, or both.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02            Other Interpretive Provisions.

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            Section, subsection, clause, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)            (i)            The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

(i)            The term “including” is not limiting and means “including without limitation.”

(ii)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(d)            Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(e)            The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(f)            This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(g)            This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties.  Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent’s or Lenders’ involvement in their preparation.

1.03            Accounting Principles; Pro Forma Calculations; Unrestricted Subsidiaries.

(a)            Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effect of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)            References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Company.

(c)            For purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein (other than with respect to the preparation and delivery of financial statements), GAAP will be deemed to treat operating leases in a manner consistent with its treatment under generally accepted accounting principles as of the Effective Date (excluding, for the avoidance of doubt, the future phase-in of any amendments to GAAP that have been adopted as of the Effective Date), notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

(d)            If any change in GAAP or in the application thereof occurs after the Effective Date and such change results in a material variation in the method of calculation of financial covenants or other terms of this Agreement or in what Subsidiaries are consolidated for financial reporting purposes, and the Company notifies the Agent that the Company requests an amendment to any provision hereof to eliminate the effect of such change (or if the Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change, then the related provisions of this Agreement shall be interpreted on the basis of GAAP as in effect and applied without giving effect to such change until such notice shall have been withdrawn or such provisions have been amended in accordance with Section 11.01.

(e)            For purposes of this Agreement, for any determination required to be made on a pro forma basis, or for determining pro forma compliance or compliance on a pro forma basis, (i) in the case of any such compliance or determination required after delivery of financial statements for the fiscal quarter ending March 31, 2018, such compliance or determination shall be determined by reference to the maximum Leverage Ratio and/or minimum Interest Coverage Ratio, as applicable, permitted for the fiscal quarter most recently then ended for which financial statements have been delivered (or were required to have been delivered) pursuant to Section 7.01(a) or (b), and (ii) in the case of any such compliance or determination required prior to the delivery referred to in clause (i) above, such compliance or determination shall be determined by reference to the maximum Leverage Ratio and/or minimum Interest Coverage Ratio, as applicable, permitted for the fiscal quarter ending March 31, 2018, and with reference to the Interim Financial Statements.

(f)            The Company may designate any Subsidiary (other than any Subsidiary Borrower) to be an Unrestricted Subsidiary unless such Subsidiary owns any Equity Interests of, or owns or holds any Lien on any property of, the Company or any Restricted Subsidiary; provided, that, either (i) the Subsidiary to be so designated has total assets of $5,000 or less, or (ii) the Company could make a Restricted Payment at the time of designation in an amount equal to the greater of the fair market value or book value of such Subsidiary pursuant to Section 8.08 and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder.  An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (A) all the Indebtedness of such Unrestricted Subsidiary could be incurred pursuant to Section 8.05A and (B) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to Section 8.01. As of the Effective Date, there are no Unrestricted Subsidiaries.  From and after the Covenant Change Date, and automatically at the occurrence of the Covenant Change Date, without further action by any party, each Subsidiary of the Company shall be deemed to be, and shall be, from the Covenant Change Date until the termination of this Agreement, a Restricted Subsidiary.

1.04            Currency Equivalents Generally.

For all purposes of this Agreement (but not for purposes of the preparation of any financial statements, any schedules pertaining to Foreign Subsidiaries or any compliance certificates delivered pursuant hereto), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate.  No Default or Event of Default shall arise as a result of any limitation or threshold set forth in Dollars in Articles VII, VIII or IX being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter of the Company immediately preceding the fiscal quarter of the Company in which such transaction requiring a determination occurs.

1.05            Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, that, with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.06            Times of Day.

Unless otherwise specified, all references herein to times of day (including any references to “local time”) shall be references to Chicago, Illinois time.

ARTICLE II

 THE CREDITS

2.01            The Credits.

(a)            Revolving Loans.  Each Revolving Lender severally agrees, on the terms and conditions set forth herein, to make loans to any Borrower (each such loan, a “Revolving Loan”) from time to time on any Business Day during the period from the Effective Date to the Revolving Termination Date, in Dollars and/or one or more Offshore Currencies, in an aggregate Dollar Equivalent amount not at any time exceeding such Lender’s Revolving Commitment; provided, that, (i) the Total Revolving Usage shall not at any time exceed the Aggregate Revolving Commitment; and (ii) the sum of (A) the Dollar Equivalent principal amount of all outstanding Revolving Loans of any Revolving Lender plus (B) such Revolving Lender’s Revolving Percentage of (1) all outstanding Swing Line Loans, (2) the amount of all L/C Obligations, and (3) the Dollar Equivalent principal amount of all outstanding Fronted Offshore Currency Loans, shall not at any time exceed such Revolving Lender’s Revolving Commitment.  Subject to the foregoing and the other terms and conditions hereof, each Borrower may borrow under this Section 2.01(a), prepay under Section 2.10 and reborrow under this Section 2.01(a).

(b)            Term A Loan.  Subject to Section 11.25(f), each Lender severally agrees to make its portion of a term loan (the “Term A Loan”) to the Company in Dollars on the Effective Date in an amount not to exceed such Lender’s Term A Commitment.  Amounts repaid on the Term A Loan may not be reborrowed.

2.02            Loan Accounts.

(a)            The Loans made by each Lender and the Letters of Credit Issued by each Issuer shall be evidenced by one or more accounts or records maintained by such Lender or Issuer, as the case may be, in the ordinary course of business.  The accounts or records maintained by the Agent, each Issuer and each Lender shall be conclusive absent demonstrable error of the amount of the Loans made by the applicable Lenders to the Borrowers and the Letters of Credit, and the interest and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.

(b)            Each Borrower shall, at the request of any Lender, issue to such Lender a single note (each a “Note”), substantially in the form of Exhibit E, to evidence such Lender’s Loans to such Borrower.  Each Lender may, instead of or in addition to maintaining a loan account, endorse on the schedule annexed to its Note the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by a Borrower with respect thereto.  Each such Lender is irrevocably authorized by the Borrowers to endorse its Note and each Lender’s record shall be conclusive absent demonstrable error; provided, that, the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of any Borrower hereunder or under any such Note to such Lender.

(c)            Each Lender may make Credit Extensions hereunder to any Subsidiary Borrower that is a Foreign Subsidiary from any agency, branch or Affiliate of such Lender.  Such agency, branch or Affiliate shall, to the extent of any Credit Extensions made by it, have all the rights of such Lender hereunder; provided, that, such Lender shall, to the exclusion of such agency, branch or Affiliate, continue to have all the voting rights vested in it by the terms hereof.

2.03            Procedure for Borrowing.

(a)            Each Borrowing shall be made upon the applicable Borrower’s irrevocable notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 11:00 a.m. (local time) (i) two Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans denominated in Dollars, (ii) four Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans denominated in a currency specified in the definition of “Offshore Currency” on the Effective Date, (iii) the number of Business Days determined by the Agent to be customary for its syndicated credit facilities, if such Offshore Rate Loans are to be denominated in a currency not covered by the preceding clause (ii), and (iv) on the requested Borrowing Date, in the case of Base Rate Loans), specifying:

(A)            the amount of such Borrowing, which shall (unless such Borrowing is being requested (or deemed to be requested) pursuant to Section 2.06(b) or 3.03(b)) be (1) a Dollar Equivalent amount not less than $5,000,000 (or such lesser amount agreed to by the Agent), and (2) a higher integral multiple of 500,000 units of the Applicable Currency;

(B)            the requested Borrowing Date, which shall be a Business Day;

(C)            the Class and Type of Loans comprising such Borrowing;

(D)            with respect to Offshore Rate Loans, the duration of the Interest Period applicable to such Loans included in such notice (and, if a Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing of Offshore Rate Loans, such Interest Period shall be one month);

(E)            with respect to Offshore Rate Loans, the Applicable Currency for such Borrowing; and

(F)            the identity of the Borrower requesting such Borrowing.

(b)            The Agent will promptly notify each applicable Lender of its receipt of any Notice of Borrowing and (i) in respect of Borrowings of any Class of Term Loans, the amount of each applicable Term Lender’s Term Percentage of such Borrowing, and (ii) in respect of Borrowings of Revolving Loans (other than Offshore Rate Loans to the extent covered by Section 2.08), (A) the amount of such Lender’s Revolving Percentage of such Borrowing, and (B) if such Borrowing is in an Offshore Currency, the aggregate Dollar Equivalent amount of such Borrowing and the applicable Spot Rate used by the Agent to determine such aggregate Dollar Equivalent amount.  The Agent shall also give the Company prompt notice of the matters referred to in clause (ii)(B) of the preceding sentence.

(c)            Each Lender will make the amount of its Applicable Percentage of each Borrowing available to the Agent for the account of the applicable Borrower at the Agent’s Payment Office by 1:00 p.m.  (local time) on the Borrowing Date and in the Applicable Currency requested by such Borrower in Same Day Funds to the Agent.  The proceeds of all such Loans will then be made available to the applicable Borrower by the Agent at such office by crediting the account of such Borrower on the books of Bank of America with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as and when received by the Agent.

(d)            After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than 15 different Interest Periods in effect.

(e)            Each Borrower hereby authorizes the Lenders and the Agent to accept Notices of Borrowing based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of such Borrower.  Each Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice, signed by a Responsible Officer or an authorized designee of such Borrower.  If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

(f)            Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Company, the Agent and such Lender.

2.04            Conversion and Continuation Elections.

(a)            Each Borrower may, with respect to Loans other than Fronted Offshore Currency Loans, upon irrevocable notice to the Agent in accordance with Section 2.04(b):

(i)            elect to convert Loans denominated in Dollars from one Type to the other Type; provided, that, (A) any partial conversion of Loans shall be in (1) an aggregate amount not less than $5,000,000 (or such lesser amount agreed to by the Agent), and (2) an integral multiple of $500,000, and (B) any conversion of Offshore Rate Loans into Base Rate Loans may occur only on the last day of the applicable Interest Period therefor; or

(ii)            elect as of the last day of the applicable Interest Period, to continue any Offshore Rate Loans having Interest Periods expiring on such day (or any part thereof in an aggregate Dollar Equivalent amount that is (A) not less than $5,000,000 (or such lesser amount agreed to by the Agent), and (B) an integral multiple of 500,000 units of the Applicable Currency);

provided, that, if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment or conversion of part thereof to be less than the Dollar Equivalent of $5,000,000, such Offshore Rate Loans shall (x) if denominated in Dollars, be converted into Base Rate Loans, or (y) if denominated in an Offshore Currency, be prepaid, in each case on the last day of the Interest Period therefor.

(b)            Each Borrower shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 10:30 a.m. (local time) at least (i) two Business Days in advance of the Conversion/Continuation Date, if the applicable Loans are to be converted into or continued as Offshore Rate Loans denominated in Dollars, (ii) four Business Days in advance of the Conversion/Continuation Date, if the applicable Revolving Loans are to be continued as Offshore Rate Loans denominated in a currency specified in the definition of “Offshore Currency” on the Effective Date, (iii) the number of Business Days determined by the Agent to be customary for its syndicated credit facilities, if the applicable Revolving Loans are to be continued as Offshore Rate Loans in a currency not covered by the preceding clause (ii), and (iv) on the Conversion/Continuation Date, if the applicable Loans are to be converted into Base Rate Loans, specifying:

(A)            the proposed Conversion/Continuation Date;

(B)            the aggregate amount of Loans to be converted or continued;

(C)            the Type of Loans resulting from the proposed conversion or continuation; and

(D)            other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.

(c)            If upon the expiration of any Interest Period applicable to Offshore Rate Loans, a Borrower has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, as the case may be, then such Borrower shall be deemed to have elected to continue such Loans as Offshore Rate Loans to itself denominated in the same currency and having a one-month Interest Period effective as of the expiration date of such expiring Interest Period.

(d)            The Agent will promptly notify each applicable Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by a Borrower, of the details of any automatic conversion or continuation.  All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Lender.

(e)            Unless the Required Revolving Lenders or Required Term Lenders of the relevant Class of Term Loans, as applicable, otherwise consent, during the existence of a Specified Default, no Borrower may elect to have a Revolving Loan or a Term Loan of such Class converted into or continued as an Offshore Rate Loan.

(f)            During the existence of an Event of Default, the Required Revolving Lenders may require, by notice to the Borrowers and the Agent, that all outstanding Revolving Loans that are Offshore Rate Loans denominated in an Alternative Currency be prepaid, or be redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.

(g)            After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than 15 different Interest Periods in effect.

(h)            Each Borrower hereby authorizes the Lenders and the Agent to accept Notices of Conversion/Continuation based on telephonic notices made by any Person, the Agent or any Lender in good faith believes to be acting on behalf of such Borrower.  Each Borrower agrees to deliver promptly to the Agent a written confirmation of each telephonic notice, signed by a Responsible Officer or an authorized designee of such Borrower.  If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

2.05            The Swing Line Loans.

Subject to the terms and conditions hereof, each Swing Line Lender may in its sole discretion make Swing Line Loans denominated in Dollars to the Company or, subject to the mutual agreement of such Swing Line Lender and a Borrower, any other Borrower, in each case from time to time prior to the Revolving Termination Date in an aggregate principal amount at any one time outstanding not to exceed the Swing Line Sublimit; provided, that, (a) after giving effect to any such Swing Line Loan, the Total Revolving Usage shall not exceed the Aggregate Revolving Commitment, and (b) unless otherwise agreed to by the applicable Swing Line Lender in its sole discretion, after giving effect to the extension of all Swing Line Loans, the aggregate outstanding amount of all Swing Line Loans of any Swing Line Lender shall not exceed such Swing Line Lender’s Swing Line Commitment.  Prior to the Revolving Termination Date, each Borrower may use the Swing Line Sublimit by borrowing, prepaying the Swing Line Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.  All Swing Line Loans shall bear interest at the Swing Line Rate and shall not be entitled to be converted into Loans that bear interest at any other rate.

2.06            Procedure for Swing Line Loans.

(a)            Each Borrower may borrow under the Swing Line Sublimit on any Business Day until the Revolving Termination Date; provided, that, (i) in the case of a borrowing of Swing Line Loans provided by a Swing Line Lender to a Subsidiary Borrower, such Swing Line Lender shall have agreed to provide Swing Line Loans to such Subsidiary Borrower, and (ii) the applicable Borrower shall give the applicable Swing Line Lender irrevocable written notice signed by a Responsible Officer of such Borrower (which notice must be received by the applicable Swing Line Lender prior to 2:00 p.m. (local time) (or such later time as may be agreed by the applicable Swing Line Lender in its sole discretion)) with a copy to the Agent specifying the amount of the requested Swing Line Loan, which shall be in an integral multiple of $100,000.  Unless the applicable Swing Line Lender has received prior notice (by telephone or in writing) from the Agent on the date of the proposed Swing Line Loan that one or more of the applicable conditions specified in Article V is not then satisfied, the proceeds of a requested Swing Line Loan will be made available by such Swing Line Lender to the applicable Borrower in Same Day Funds at the office of such Swing Line Lender by 4:00 p.m. (local time) on the date of such notice of borrowing (or such later time as may be agreed by the applicable Borrower and the applicable Swing Line Lender in the case of any Swing Line Loan being made pursuant to a notice of borrowing received after 2:00 p.m. (local time)).  The Company may at any time and from time to time, prepay the Swing Line Loans, in whole or in part, without premium or penalty, by notifying the applicable Swing Line Lender prior to 2:00 p.m. (local time) (or such later time as may be agreed by the applicable Swing Line Lender in its sole discretion) on any Business Day of the date and amount of prepayment with a copy to the Agent.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein.  Partial prepayments shall be in an integral multiple of $100,000.

(b)            If any Swing Line Loan shall remain outstanding at 11:00 a.m. (local time) on the fifth Business Day following the date of such Swing Line Loan and if by such time on such fifth Business Day the Agent shall not have received either (i) a Notice of Borrowing delivered by the Company pursuant to Section 2.03 requesting that Revolving Loans be made pursuant to Section 2.01 on the immediately succeeding Business Day in an amount at least equal to the principal amount of such Swing Line Loan for the purpose of refunding such Swing Line Loan, or (ii) any other notice satisfactory to the Agent indicating the Company’s intent to repay such Swing Line Loan on or before the immediately succeeding Business Day with funds obtained from other sources or to extend such Swing Line Loan, then on such Business Day the applicable Swing Line Lender shall (and on any Business Day such Swing Line Lender in its sole discretion may), on behalf of the Company (which hereby irrevocably directs such Swing Line Lender to act on its behalf) request the Agent to notify each Revolving Lender to make a Revolving Loan consisting of a Base Rate Loan in an amount equal to such Revolving Lender’s Revolving Percentage of (A) in the case of such a request which is required to be made, the amount of the relevant Swing Line Loan, and (B) in the case of such a discretionary request, the aggregate principal amount of the Swing Line Loans outstanding on the date such notice is given; provided, that, absent notice by the Company to the contrary by such time on such fifth Business Day, the Company shall be deemed to have requested, at the end of such five Business Day period, that each outstanding Swing Line Loan be extended for an additional period of five Business Days, so long as the conditions specified in Section 5.02 would be satisfied at the beginning of each such additional period, treating each such extension as if it were the making of a new Loan.  Unless any of the events described in Section 9.01(f) or (g) shall have occurred with respect to the Company (in which event the procedures of subsection (d) of this Section 2.06 shall apply) each Revolving Lender shall make the proceeds of its Revolving Loan available to the Agent (and the Agent may during a Specified Default apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the applicable Swing Line Lender at the Agent’s Payment Office in Same Day Funds prior to 1:00 p.m. (local time) on the Business Day next succeeding the date such notice is given.  The proceeds of such Revolving Loans shall be immediately applied to repay the outstanding Swing Line Loans.  Effective on the day such Revolving Loans are made, the portion of the Swing Line Loans so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due hereunder.  The Company shall pay to the applicable Swing Line Lender, promptly following such Swing Line Lender’s demand, the amount of its outstanding Swing Line Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such outstanding Swing Line Loans.  For the avoidance of doubt, the foregoing shall not apply to the payment of interest on Swing Line Loans, which shall be governed by Section 2.13(b).

(c)            Notwithstanding anything herein to the contrary, no Swing Line Lender (i) shall be obligated to make any Swing Line Loan if the conditions set forth in Article V have not been satisfied, (ii) shall be obligated to make any Swing Line Loan to any Subsidiary Borrower, and (iii) shall make any requested Swing Line Loan if, prior to 11:00 a.m. (local time) on the date of such requested Swing Line Loan, it has received a written notice from the Agent or any Revolving Lender directing it not to make further Swing Line Loans because any condition specified in Article V is not then satisfied.

(d)            If prior to the making of a Revolving Loan required to be made by Section 2.06(b) a Specified Default shall have occurred and be continuing with respect to the Company, each Revolving Lender will, on the date such Revolving Loan was to have been made pursuant to the notice described in Section 2.06(b), purchase an undivided participating interest in all outstanding Swing Line Loans in an amount equal to its Revolving Percentage of the aggregate principal amount of all such Swing Line Loans.  Each Revolving Lender will immediately transfer to the Agent for the benefit of the applicable Swing Line Lender, in Same Day Funds, the amount of its participation.

(e)            Whenever, at any time after a Revolving Lender has purchased a participating interest in a Swing Line Loan, a Swing Line Lender receives any payment on account thereof, such Swing Line Lender will distribute to the Agent for delivery to each Revolving Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded); provided, that, in the event that such payment received by such Swing Line Lender is required to be returned, such Revolving Lender will return to the Agent for delivery to such Swing Line Lender any portion thereof previously distributed by such Swing Line Lender to it.

(f)            Each Revolving Lender’s obligation to make the Revolving Loans referred to in Section 2.06(b) and to purchase participating interests pursuant to Section 2.06(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or the Company may have against any Swing Line Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of the Company, (iv) any breach of this Agreement or any other Loan Document by the Company, any Subsidiary or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(g)            Each Swing Line Lender will deliver to the Agent: (i) upon the funding by such Swing Line Lender of any Swing Line Loan, a notice specifying the date of such funding, the principal amount of the Swing Line Loans made by such Swing Line Lender on such date and the interest rate applicable thereto; and (ii) no later than the third Business Day following the last day of each month, a schedule of the Swing Line Loans made by such Swing Line Lender, in form and substance reasonably satisfactory to Agent, showing the date funded, principal amount outstanding and interest rate applicable to all Swing Line Loans made by such Swing Line Lender and outstanding as of the last day of each month.

2.07            The Fronted Offshore Currency Loans.

(a)            Upon the satisfaction of the conditions precedent set forth in Article V and in the applicable Offshore Currency Addendum, from the later of the Effective Date and the date of execution of the applicable Offshore Currency Addendum to the Revolving Termination Date (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum), each Fronting Lender agrees, on the terms and conditions set forth in this Agreement and in the applicable Offshore Currency Addendum, to make Fronted Offshore Currency Loans under such Offshore Currency Addendum to the applicable Borrower party to such Offshore Currency Addendum from time to time in the applicable Alternative Currency, in an aggregate Dollar Equivalent principal amount not to exceed such Fronting Lender’s applicable Fronted Offshore Currency Commitment (the amount of which shall in no event be, if not zero, less than the Dollar Equivalent of $10,000,000 or a higher integral multiple of $1,000,000); provided, that, at no time shall the Dollar Equivalent of the Fronted Offshore Currency Loans for any specific Alternative Currency exceed the maximum amount specified as the maximum amount for such Alternative Currency in the applicable Offshore Currency Addendum other than as a result of currency fluctuations.  Subject to the terms of this Agreement and the applicable Offshore Currency Addendum, the applicable Borrowers may borrow, repay and reborrow Fronted Offshore Currency Loans in the applicable Alternative Currency at any time prior to the Revolving Termination Date (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum).  Upon the Revolving Termination Date (or such earlier termination date as shall be specified in or pursuant to the applicable Offshore Currency Addendum), the outstanding principal balance of the Fronted Offshore Currency Loans shall be paid in full by the applicable Borrower; and prior to the Revolving Termination Date, prepayments of the Fronted Offshore Currency Loans shall be made by the applicable Borrower if and to the extent required by Section 2.11(b).  For the avoidance of doubt, it is understood that no Lender shall have any obligation to become a Fronting Lender.

(b)            The applicable Borrower shall pay the applicable Fronting Lender a fronting fee in respect of each Fronted Offshore Currency Loan in accordance with the Offshore Currency Addendum (or other agreement with such Fronting Lender).

(c)            Except as otherwise required by applicable law, in no event shall any Fronting Lender have the right to accelerate the Fronted Offshore Currency Loans outstanding under any Offshore Currency Addendum prior to the stated termination date in respect thereof, except that each Fronting Lender shall have such right upon an acceleration of the Revolving Loans pursuant to Article IX.

(d)            Each Fronting Lender shall furnish to the Agent and the Company not less frequently than monthly, at the end of each calendar quarter, and at any other time upon the request of the Agent or the Company, a statement setting forth the outstanding Fronted Offshore Currency Loans made and repaid during the period since the last such report.

(e)            Immediately and automatically upon the occurrence of a Specified Default, each Revolving Lender shall be deemed to have unconditionally and irrevocably purchased from the applicable Fronting Lender, without recourse or warranty, an undivided interest and participation in each Fronted Offshore Currency Loan ratably in an amount equal to such Lender’s Revolving Percentage of the amount of principal and accrued interest of such Loan, and such Fronted Offshore Currency Loans shall, as the Required Lenders shall direct, either be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.  Each of the Lenders shall pay to the applicable Fronting Lender not later than two Business Days following a request for payment from such Fronting Lender, in Dollars, an amount equal to the undivided interest in and participation in the Fronted Offshore Currency Loan purchased by such Lender pursuant to this Section 2.07(e), and the Agent may apply Cash Collateral available with respect to the applicable Fronted Offshore Currency Loan.  If any Lender fails to make payment to the applicable Fronting Lender of any amount due under this Section 2.07(e), the Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Agent receives from such Lender an amount sufficient to discharge such Lender’s payment obligation as prescribed in this Section 2.07(e) together with interest thereon at the Federal Funds Rate for each day during the period commencing on the date of demand by the applicable Fronting Lender and ending on the date such obligation is fully satisfied.  The Agent will promptly remit all payments received as provided above to the applicable Fronting Lender.  In consideration of the risk participations prescribed in this Section 2.07(e), each Lender shall receive, from the accrued interest paid for periods prior to the conversion of any Fronted Offshore Currency Loan as described above by the applicable Borrower on each Fronted Offshore Currency Loan, a fee equal to such Lender’s Revolving Percentage of the Applicable Offshore Rate Margin component of the interest accrued on such Loan, as in effect from time to time during the period such interest accrued.  Such portion of the interest paid by the applicable Borrower on Fronted Offshore Currency Loans to the applicable Fronting Lender shall be paid as promptly as possible by such Fronting Lender to the Agent, and the Agent shall as promptly as possible convert such amount into Dollars at the Spot Rate and apply such resulting amount ratably among the Revolving Lenders (including the Fronting Lenders) in proportion to their respective Revolving Percentages.

(f)            Whenever, at any time after a Revolving Lender has purchased a participating interest in a Fronted Offshore Currency Loan, the applicable Fronting Lender receives any payment on account thereof, such Fronting Lender will distribute to the Agent (and the Agent shall as promptly as possible convert such payment into Dollars at the Spot Rate) for delivery to each Revolving Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s participating interest was outstanding and funded); provided, that, if such payment received by such Fronting Lender is required to be returned, such Revolving Lender will return to the Agent for delivery to such Fronting Lender any portion thereof previously distributed to it by the Agent or such Fronting Lender.

(g)            Each Revolving Lender’s obligation to purchase the participating interests referred to in Section 2.07(e) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender or any Borrower may have against any Fronting Lender, the Company or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(h)            The specification of payment of Fronted Offshore Currency Loans in the related Alternative Currency at a specific place pursuant to this Agreement is of the essence.  Such Alternative Currency shall, subject to this Section 2.07, be the currency of account and payment of such Loans under this Agreement and the applicable Offshore Currency Addendum.  Notwithstanding anything in this Agreement, the obligation of the applicable Borrower in respect of such Loans shall not be discharged by an amount paid in any other currency or at another place, whether pursuant to a judgment or otherwise, to the extent the amount so paid, on prompt conversion into the applicable Alternative Currency and transfer to such Lender under normal banking procedure, does not yield the amount of such Alternative Currency due under this Agreement or the applicable Offshore Currency Addendum.  If any payment, whether pursuant to a judgment or otherwise, upon conversion and transfer, does not result in payment of the amount of such Alternative Currency due under this Agreement or the applicable Offshore Currency Addendum, the applicable Borrower shall pay such deficiency to the applicable Lender (and such Lender shall have an independent cause of action against such Borrower for such deficiency.)  If any payment, upon conversion and transfer, results in payment in excess of the amount of such Alternative Currency due under this Agreement or the applicable Offshore Currency Addendum, the applicable Lender shall refund such excess to the applicable Borrower.

2.08            Utilization of Commitments in Offshore Currencies; Valuation.

(a)            The Agent will determine the Dollar Equivalent amount of each Offshore Rate Loan and each Letter of Credit denominated in a currency other than Dollars on each Computation Date, and such determination shall be conclusive absent demonstrable error.  The Agent will provide the Company with the amount so determined upon request and, in any event, promptly following the end of each month.

(b)            Upon receipt of any Notice of Borrowing of Offshore Currency Loans, the Agent will promptly notify each Revolving Lender of the approximate amount of such Lender’s Revolving Percentage of such Borrowing, and the Agent will, upon the determination of the Dollar Equivalent amount of the Borrowing as specified in the Notice of Borrowing, promptly notify each Revolving Lender of the exact amount of such Revolving Lender’s Revolving Percentage of such Borrowing.  In the case of a proposed Borrowing comprised of Offshore Currency Loans, the Revolving Lenders shall be under no obligation to make Offshore Currency Loans in the requested Offshore Currency as part of such Borrowing if the Agent has received notice from any Revolving Lender by 3:00 p.m. (local time) three Business Days prior to the day of such Borrowing stating that (i) such Lender cannot provide Loans in such Offshore Currency without adverse tax or legal consequences, and/or (ii) such Lender does not provide loans in such Offshore Currency generally, in which event the Agent will give notice to the Company no later than 4:00 p.m. (local time) three Business Days prior to the requested date of such Borrowing that a Borrowing in such Offshore Currency is not then available, no such Borrowing shall be made and any request for a Revolving Loan in such Offshore Currency shall be deemed withdrawn and shall otherwise be without effect.

(c)            In the case of a proposed continuation of Offshore Currency Loans for an additional Interest Period pursuant to Section 2.04, the Revolving Lenders shall be under no obligation to continue such Offshore Currency Loans if the Agent has received notice from any of the Revolving Lenders by 4:00 p.m. (local time) three Business Days prior to the day of such continuation that such Revolving Lender cannot continue to provide Loans in the applicable Offshore Currency, in which event the Agent will give notice to the Company not later than 9:00 a.m. (local time) on the second Business Day prior to the requested date of such continuation that the continuation of such Offshore Currency Loans in such Offshore Currency is not then available, and notice thereof also will be given promptly by the Agent to the Revolving Lenders.  If the Agent shall have so notified the Company that any such continuation of Offshore Currency Loans is not then available, any Notice of Conversion/Continuation with respect thereto shall be deemed withdrawn and such Offshore Currency Loans shall be redenominated into Revolving Loans consisting of Base Rate Loans assumed by the Company in Dollars with effect from the last day of the Interest Period with respect to any such Offshore Currency Loans.  The Agent will promptly notify the Company and the Revolving Lenders of any such redenomination and in such notice by the Agent to each Revolving Lender the Agent will state the aggregate Dollar Equivalent amount of the redenominated Offshore Currency Loans assumed by the Company as of the Computation Date with respect thereto and such Revolving Lender’s Revolving Percentage thereof.

(d)            Notwithstanding anything herein to the contrary, during the existence of an Event of Default, the Required Lenders may demand that any or all of the then outstanding Offshore Currency Loans be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, on the last day of the then current Interest Period with respect thereto.  The Agent will promptly notify the applicable Borrower of any such prepayment or redenomination request.

(e)            (i)            The Company may from time to time request that Revolving Loans be made and/or Letters of Credit be issued in a currency other than Dollars and those currencies specifically listed in the definition of “Offshore Currency”; provided, that, (A) such requested currency is a lawful currency that is readily available and freely transferable and convertible into Dollars, and (B) subject to Section 4.08, such requested currency shall only be treated as a “LIBOR Quoted Currency” to the extent that there is a published LIBOR rate for such currency.  In the case of any such request with respect to the making of Revolving Loans, such request shall be subject to the approval of the Agent and each Revolving Lender; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Agent and each Issuer.

(ii)            Any such request shall be made to the Agent not later than 11:00 a.m., five (5) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Agent and, in the case of any such request pertaining to Letters of Credit, the Issuers, in its or their sole discretion).  In the case of any such request pertaining to Revolving Loans, the Agent shall promptly notify each Revolving Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Agent shall promptly notify each Issuer thereof.  Each Revolving Lender (in the case of any such request pertaining to Revolving Loans) or each Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Agent, not later than 11:00 a.m., two (2) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Revolving Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(iii)            Any failure by a Lender or an Issuer, as the case may be, to respond to such request within the time period specified in Section 2.08(e)(ii) shall be deemed to be a refusal by such Lender or such Issuer, as the case may be, to permit Revolving Loans to be made or Letters of Credit to be issued in such requested currency.  If the Agent and all the Revolving Lenders consent to making Revolving Loans in such requested currency and the Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Agent shall so notify the Company and (A) the Agent, such Lenders and the Company may amend the definition of Offshore Base Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Offshore Base Rate for such currency, and (B) to the extent the definition of Offshore Base Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Offshore Currency for purposes of any Borrowings of Revolving Loans.  If the Agent and the Issuers consent to the issuance of Letters of Credit in such requested currency, the Agent shall so notify the Company and (1) the Company and the Issuers may amend the definition of Offshore Base Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Offshore Base Rate for such currency and (2) to the extent the definition of Offshore Base Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Offshore Currency, for purposes of any Letter of Credit issuances.  If the Agent shall fail to obtain consent to any request for an additional currency under this Section 2.08(e), the Agent shall promptly so notify the Company.

(f)            Each obligation of the Borrowers to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall be redenominated into Euro at the time of such adoption.  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided, that, if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.  Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time specify to be appropriate to reflect (i) the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro, and (ii) any change in currency of any other country and any relevant market conventions or practices relating to the change in currency; provided, that, in each case, the Agent shall have generally implemented such changes of construction (with respect to the applicable currency) as administrative agent under other credit facilities with respect to which it acts as administrative agent and that contain a provision substantially similar to this sentence.

2.09            Voluntary Termination or Reduction of Aggregate Revolving Commitment.

(a)            The Company may, upon not less than five Business Days’ prior notice to the Agent (which notice may be conditioned upon the consummation of replacement financing or another transaction), terminate the Aggregate Revolving Commitment, or permanently reduce the Aggregate Revolving Commitment by $10,000,000 or any higher integral multiple of $1,000,000; provided, that, the Aggregate Revolving Commitment shall not be reduced to an amount less than the Total Revolving Usage.  Once reduced in accordance with this subsection (a), the Aggregate Revolving Commitment may not be increased, except as provided in Section 2.20.  Any reduction of the Aggregate Revolving Commitment shall be applied to reduce the Revolving Commitment of each Revolving Lender according to its Revolving Percentage.

(b)            At no time shall the sum of the Swing Line Sublimit and the Fronted Offshore Currency Commitments exceed the Aggregate Revolving Commitment, and any reduction of the Aggregate Revolving Commitment which reduces the Aggregate Revolving Commitment below the then-current sum of the Swing Line Sublimit and the Fronted Offshore Currency Commitments shall result in an automatic corresponding reduction of the Swing Line Sublimit and/or the Fronted Offshore Currency Commitments (as specified by the Company or, in the absence of such specification, pro rata according to the amounts thereof) so that the sum thereof is equal to the Aggregate Revolving Commitment, as so reduced.  At no time shall the sum of the Swing Line Sublimit plus any Fronted Offshore Currency Commitment of any Lender exceed the Revolving Commitment of such Lender, and any reduction of the Aggregate Revolving Commitment which reduces the Revolving Commitment of such Lender below the then-current sum of the Swing Line Sublimit plus the Fronted Offshore Currency Commitment of such Lender shall result in an automatic corresponding reduction of the Swing Line Sublimit and the Fronted Offshore Currency Commitment of such Lender, on a ratable basis, to the amount of the Revolving Commitment of such Lender, as so reduced, without any action on the part of such Lender.

2.10            Optional Prepayments.

Subject to Section 4.05, any Borrower may, at any time or from time to time, upon not less than two Business Days’ irrevocable notice to the Agent (which notice may be conditioned upon the consummation of replacement financing or another transaction), in respect of Offshore Rate Loans (other than Fronted Offshore Currency Loans, except as otherwise provided in the applicable Offshore Currency Addendum), and in respect of Base Rate Loans, by not later than 10:30 a.m. (local time) on the prepayment date, prepay Loans in whole or in part, in an aggregate minimum amount that is (a) not less than the Dollar Equivalent of $5,000,000 (or such lesser amount agreed to by the Agent), and (b) a higher integral multiple of 500,000 units of the Applicable Currency.  Such notice of prepayment shall specify the date and amount of such prepayment, which Loans are to be prepaid and the Class(es) and Type(s) of such Loans to be prepaid and, in the case of a prepayment of Term Loans, the installments to which such prepayment shall be applied.  The Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender’s Percentage of such prepayment, subject to Section 3.12, if applicable.  If such notice is given by any Borrower, such Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together, in the case of Offshore Rate Loans, with accrued interest to each such date on the amount prepaid and any amounts required pursuant to Section 4.05.

2.11            Mandatory Prepayments of Loans.

(a)            If the Agent notifies the Company at any time that the Total Revolving Usage at such time exceeds an amount equal to 105% of the Aggregate Revolving Commitment then in effect, then, within two Business Days after receipt of such notice, the applicable Borrowers shall prepay Loans and/or the applicable Borrowers shall Cash Collateralize (or provide other Backup Support for) the L/C Obligations in an aggregate amount sufficient to reduce the Total Revolving Usage as of such date of payment to an amount not to exceed 100% of the Aggregate Revolving Commitment then in effect.

(b)            If at any time of calculation by the Agent (pursuant to Section 2.07(a) or otherwise) the Dollar Equivalent principal amount of all outstanding Fronted Offshore Currency Loans in the same Alternative Currency exceeds the aggregate Fronted Offshore Currency Commitments with respect thereto as a result of fluctuations in currency exchange rates, the applicable Borrowers shall, within two Business Days after receipt of notice thereof, prepay Fronted Offshore Currency Loans in an amount sufficient to eliminate such excess.

2.12            Repayment.

(a)            The Borrowers shall repay all Revolving Loans and Swing Line Loans on the Revolving Termination Date.

(b)            The Term A Loans shall be repaid in installments on the dates, and in the amounts, set forth on Schedule 2.12, with the outstanding principal balance of the Term A Loans payable on the Term A Maturity Date.

2.13            Interest.

(a)            Each Revolving Loan denominated in Dollars and each Term A Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to (i) the Offshore Rate plus the Applicable Offshore Rate Margin, or (ii) the Base Rate plus the Applicable Base Rate Margin, as the case may be (and subject to the Borrowers’ right to convert Loans from one Type to the other).  Each Revolving Loan denominated in a currency other than Dollars shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate plus the Applicable Offshore Rate Margin.  Each Fronted Offshore Currency Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the applicable Fronted Offshore Currency Rate.  Each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Swing Line Rate.

(b)            Interest on each Revolving Loan, each Term Loan and each Swing Line Loan shall be paid in arrears on each Interest Payment Date and on (i) the Revolving Termination Date, in the case of Revolving Loans or Swing Line Loans, (ii) the Term A Maturity Date, in the case of Term A Loans and (iii) the applicable Add-On Term Maturity Date, in the case of an Add-On Term Loan.  Interest on Offshore Rate Loans shall also be paid on the date of any prepayment thereof for the portion of the Loans so prepaid.  During the existence of any Event of Default, interest on all Loans shall be paid on demand of the Agent at the request or with the consent of the Required Lenders.

(c)            Notwithstanding Section 2.13(a), (i) upon the request of the Required Lenders while any Event of Default exists, or (ii) after acceleration, the applicable Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans, at a rate per annum determined by adding 2% per annum to the applicable interest rate otherwise then in effect for such Loans.

(d)            Anything herein to the contrary notwithstanding, the obligations of any Borrower to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would be contrary to the provisions of any Requirement of Law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such event such Borrower shall pay such Lender interest at the highest rate permitted by applicable Requirements of Law.

2.14            Fees.

In addition to certain fees described in Section 3.08:

(a)            Agency and Other Fees.  The Company shall pay such fees as are required by the Fee Letter or as otherwise agreed to by the Company from time to time in connection herewith.

(b)            Commitment Fees.  The Company shall pay to the Agent for the account of each Revolving Lender a commitment fee on the actual daily unused portion of such Revolving Lender’s Revolving Commitment, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon the daily utilization for that quarter as calculated by the Agent, equal to the Applicable Commitment Fee Percentage.  For purposes of calculating utilization under this subsection (b), the Revolving Commitments shall be deemed used to the extent of the Dollar Equivalent principal amount of Revolving Loans then outstanding, plus the Dollar Equivalent principal amount of the Fronted Offshore Currency Loans then outstanding plus the amount of all L/C Obligations then outstanding, subject to adjustment as provided in Section 3.12.  For the avoidance of doubt, the outstanding amount of Swing Line Loans shall not be counted towards or considered usage of the Revolving Commitments for purposes of determining the commitment fee.  Such commitment fee shall accrue at all times from the Effective Date to the Revolving Termination Date, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, with the final payment to be made on the Revolving Termination Date; provided, that, (i) no commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender, and (ii) any commitment fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period of time prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Company so long as such Lender shall be a Defaulting Lender; provided, further, that, in connection with any reduction or termination of the Aggregate Revolving Commitment under Section 2.09, the accrued commitment fee calculated for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Commitment Fee Percentage during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Commitment Fee Percentage separately for each period during such quarter that such Applicable Commitment Fee Percentage was in effect.

2.15            Computation of Fees and Interest.

Interest on any Loan bearing interest at the Base Rate option or denominated in Pounds Sterling shall be computed for the actual number of days elapsed on the basis of a year of 365 or 366 days, as applicable.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year) or on such other basis as the Agent shall reasonably determine is customary for the relevant currency.  Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.  Each determination of an interest rate by the Agent shall be conclusive and binding on the applicable Borrower and the applicable Lenders in the absence of demonstrable error.

2.16            Payments by the Borrowers; Timing of Performance.

(a)            All payments to be made by the Borrowers shall be made free and clear of and without set-off, recoupment or counterclaim.  Except as otherwise specified herein, all payments by the Borrowers shall be made to the Agent for the account of the applicable Lenders at the Agent’s Payment Office no later than 11:00 a.m. (local time) on the date specified herein.  All such payments shall be made in Same Day Funds to the Agent and (i) in the case of principal and interest payments with respect to Offshore Rate Loans, in the Applicable Currency, and (ii) in the case of any other amount, in Dollars or such other currency as shall be specified herein.  The Agent will promptly distribute to each applicable Lender its applicable share of such payment in like funds as received which, except as otherwise expressly provided herein, shall be based upon such Lender’s Percentage of the Loans in respect of which such payment has been made.  Any payment received by the Agent later than 1:00 p.m. (local time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

(b)            Subject to the provisions set forth in the definition of “Interest Period” herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.  Except as expressly otherwise provided herein to the contrary, when performance of any covenant, duty or obligation (other than any payment obligation) is stated to be due or performance required on a day that is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.

(c)            Unless the Agent receives notice from a Borrower prior to the date on which any payment is due to the applicable Lenders that such Borrower will not make such payment in full as and when required, the Agent may assume that such Borrower has made such payment in full to the Agent on such date in Same Day Funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each applicable Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent a Borrower has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

2.17            Payments by the Lenders to the Agent.

(a)            Except as otherwise expressly provided in Section 2.07 with respect to Fronted Offshore Currency Loans, unless the Agent receives notice from a Lender on or prior to the Effective Date or, with respect to any Borrowing of Revolving Loans after the Effective Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to the Agent for the account of a Borrower the amount of that Lender’s Percentage of such Borrowing, the Agent may assume that each Lender has made such amount available to the Agent in Same Day Funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to the Agent in Same Day Funds and the Agent in such circumstances has made available to such Borrower such amount, that Lender shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period.  A notice of the Agent submitted to any Lender with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error.  If such amount is so made available, such payment to the Agent shall constitute such Lender’s Loan on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the applicable Borrower of such failure to fund and, upon demand by the Agent, such Borrower shall pay such amount to the Agent for the Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

(b)            The failure of any applicable Lender to make any Loan on any Borrowing Date shall not relieve any other applicable Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

2.18            Sharing of Payments, Etc.

If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Lender shall immediately (a) notify the Agent of such fact, and (b) purchase in Dollars from the other applicable Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment pro rata with each of them; provided, that, if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  Each Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.  The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.18 and will in each case notify the applicable Lenders following any such purchases or repayments.

2.19            Subsidiary Borrowers.

(a)            On or after the Effective Date, with the consent of the Agent, the Company may designate any Wholly-Owned Subsidiary (other than any Securitization Subsidiary and any captive insurance company Subsidiary) that is a Restricted Subsidiary of the Company as a Subsidiary Borrower by delivery to the Agent of a Subsidiary Borrower Supplement executed by such Restricted Subsidiary and the Company, together with Notes in favor of each requesting Lender, and subject to the provisions of clause (b) below such Restricted Subsidiary shall for all purposes of this Agreement be a Subsidiary Borrower and party to this Agreement.  As soon as practicable upon receipt of a Subsidiary Borrower Supplement, the Agent will deliver a copy thereof to each Revolving Lender.

(b)            Notwithstanding the foregoing clause (a), no Subsidiary Borrower that is a Foreign Subsidiary (i) may borrow Revolving Loans prior to the tenth Business Day after the Agent has distributed copies of the applicable Subsidiary Borrower Supplement pursuant to the last sentence of clause (a), or (ii) may borrow or maintain Revolving Loans if any Revolving Lender has notified the Agent (which notice has not been withdrawn) that such Revolving Lender has determined in good faith that, either (A) on the date on which such Subsidiary Borrower was first eligible to borrow pursuant to the foregoing clause (i), or (B) as the result of any Change in Law after the date on which such Subsidiary Borrower was first eligible to borrow pursuant to the foregoing clause (i), such Revolving Lender cannot make or maintain Loans to such Subsidiary Borrower without (1) adverse tax or legal consequences (unless such consequences only involve the payment of money, in which case such Subsidiary Borrower may borrow and maintain Revolving Loans if it agrees to pay such Lender such amounts as such Lender determines in good faith are necessary to compensate such Revolving Lender for such consequences), or (2) violating (or raising a substantial question as to whether such Lender would violate) any applicable law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law).  Nothing in this clause (b) shall prevent a Subsidiary Borrower from borrowing Fronted Offshore Currency Loans.

(c)            So long as the principal of and interest on all Loans made to any Subsidiary Borrower under this Agreement shall have been paid in full and all other obligations of such Subsidiary Borrower in such capacity (other than any contingent indemnification or similar obligation not yet due and payable) shall have been fully performed, such Subsidiary Borrower may, upon not less than five Business Days’ prior written notice to the Agent (which shall promptly notify the Revolving Lenders thereof), terminate its status as a “Subsidiary Borrower”.

2.20            Increase in Revolving Facility.

(a)            Request for Increase.  Provided there exists no Default or Event of Default, upon notice to the Agent (which shall promptly notify the Revolving Lenders), the Company may, from time to time, request an increase in the Revolving Credit Facility by an aggregate amount not to exceed the Incremental Amount by (i) increasing the respective Revolving Commitments of one or more existing Revolving Lenders that have agreed to such increase and/or (ii) adding one or more Eligible Assignees as Revolving Lenders hereunder pursuant to joinder agreements in form and substance reasonably satisfactory to the Agent and its counsel and providing for Revolving Commitments in the respective amounts agreed to by any such Persons; provided, that, (A) any such request for an increase shall be in a minimum amount of $50,000,000 (or, if less, the amount representing all remaining availability under this sentence) and whole multiples of $10,000,000 in excess thereof, and (B) any such additional Revolving Lender shall be subject to the approval of the Agent, each Issuer and each Swing Line Lender (which approvals shall not be unreasonably withheld or delayed).

(b)            Effective Date and Allocations.  If the Revolving Credit Facility is increased in accordance with this Section 2.20, the Agent and the Company shall determine the effective date (the “Revolving Credit Increase Effective Date”), and the Company, the Revolving Lenders increasing their Revolving Commitments (if any) and the new Revolving Lenders (if any) shall determine (with the approval of the Agent (such approval not to be unreasonably withheld or delayed)) the final allocation of such increase.  The Agent shall promptly notify the Company and the Revolving Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(c)            Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Company shall deliver to the Agent a certificate of each Borrower dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Revolving Lender increasing its Revolving Commitment (if any) and each new Revolving Lender (if any)) signed by a Responsible Officer of each such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (ii) in the case of the Company, certifying that, immediately before and immediately after giving effect to such increase, (A) the representations and warranties contained in Article VI are true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the Revolving Credit Increase Effective Date with the same effect as if made on and as of such Revolving Credit Increase Effective Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.20(c)(ii)(A), the representations and warranties contained in Section 6.11(a)(i) and Section 6.11(a)(ii) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) and Section 7.01(b)), and (B) no Default or Event of Default exists.  The Borrowers shall prepay any Revolving Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 4.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section 2.20.  Schedule 2.01 shall be deemed revised to include any increase in the Revolving Credit Facility under this Section 2.20 and to include thereon any Person that becomes a Revolving Lender pursuant to this Section 2.20.

(d)            Conflicting Provisions.  This Section 2.20 shall supersede any provisions in Section 2.18 or 11.01 to the contrary.

2.21            Increase in Term Facility; Add-On Term Loans.

(a)            Request for Increase; Request for Add-On Term Loans.  Provided there exists no Default or Event of Default, upon notice to the Agent (which shall promptly notify the Term Lenders) and without requiring the consent of any of the Lenders other than as specifically set forth in this Section 2.21, the Company may from time to time, request (i) an increase in the Term Loans in the form of an increase in the Term Commitments then in effect under this Agreement, or (ii) the addition of one or more term loan facilities pursuant to which the Company may borrow a new tranche of term loans (“Add-On Term Loans”), by an aggregate amount not to exceed the Incremental Amount by (A) increasing the respective Term Commitments of, or providing for Add-On Term Loans to be made by, one or more existing Term Lenders that have agreed to such increase or to make such Add-On Term Loans, as the case may be, and/or (B) adding one or more Eligible Assignees as Term Lenders hereunder pursuant to (1) in the case of an increase in accordance with clause (a)(i) above, an amendment to this Agreement as contemplated by clause (b)(i) below, or (2) in the case of the addition of Add-On Term Loans in accordance with clause (a)(ii) above, an Add-On Term Joinder Agreement as contemplated by clause (b)(ii) below; provided, that, (x) any such request for an increase or for Add-On Term Loans shall be in a minimum amount of $50,000,000 (or, if less, the amount representing all remaining availability under this sentence) and whole multiples of $10,000,000 in excess thereof, and (y) any such additional Term Lender shall be subject to the approval of the Agent (which approval shall not be unreasonably withheld or delayed).

(b)            Conditions, etc. to Increase or Addition of Add-On Term Loans.

(i)            If any tranche of Term Loans is increased in accordance with clause (a)(i) above, the Agent and the Company shall determine the effective date (the “Term Facility Increase Effective Date”), and the Company, the applicable Term Lenders in such tranche increasing their applicable Term Commitments (if any) and the new Term Lenders (if any) shall determine (with the approval of the Agent (such approval not to be unreasonably withheld or delayed)) the final allocation of such increase, and the revised amortization schedule for such Term Loans after giving effect to such increase.  The Company shall determine, together with the Term Lenders participating in such increase, the upfront fees and original issue discount, if any, for any increase under this Section 2.21, and this Agreement shall be amended, as appropriate, to reflect such terms (without the consent of any other Lender but with the consent of the Agent (such consent not to be unreasonably withheld or delayed)).  Schedule 2.01 shall be deemed revised to include any increase in the Term Commitments under this Section 2.21 and to include thereon any Person that becomes a Term Lender pursuant to this Section 2.21.  The Agent shall promptly notify the Company and the Term Lenders of the final allocation of such increase and the Term Facility Increase Effective Date.

As a condition precedent to such increase in accordance with clause (a)(i) above, the Company shall deliver to the Agent a certificate of each Borrower dated as of the Term Facility Increase Effective Date (in sufficient copies for each Term Lender increasing its Term Commitment (if any) and each new Term Lender (if any)) signed by a Responsible Officer of each such Borrower (A) certifying and attaching the resolutions adopted by each such Borrower approving or consenting to such increase, and (B) in the case of the Company, certifying that, immediately before and immediately after giving effect to such increase, (1) the representations and warranties contained in Article VI are true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the Term Facility Increase Effective Date with the same effect as if made on and as of the Term Facility Increase Effective Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.21(b)(B)(1), the representations and warranties contained in Section 6.11(a)(i) and Section 6.11(a)(ii) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) and Section 7.01(b)), and (2) no Default or Event of Default exists.  The additional Term Loans shall be made by the Term Lenders participating therein pursuant to the procedures set forth in Section 2.03.

(ii)            The Company may, at any time, upon prior written notice to the Agent, institute a new tranche of Add-On Term Loans in accordance with clause (a)(ii) above; provided, that:

(A)            the Company (in consultation and coordination with the Agent) shall obtain commitments for the amount of the Add-On Term Loans from existing Term Lenders and/or Eligible Assignees selected by the Company and reasonably acceptable to the Agent to become Term Lenders, which Lenders (collectively, “Add-On Term Lenders”) shall join in this Agreement as Add-On Term Lenders by executing a joinder agreement reasonably acceptable to the Agent and the Company (an “Add-On Term Joinder Agreement)”;

(B)            no Default or Event of Default shall exist and be continuing at the time of such Add-On Term Loans;

(C)            a Responsible Officer of the Company shall deliver to the Agent a certificate demonstrating that, upon giving effect to such Add-On Term Loans on a pro forma basis, the Company would be in compliance with the covenants set forth in Sections 8.09 and 8.10 as of the most recent fiscal quarter for which the Company was required to deliver financial statements pursuant to Section 7.01(a) or (b) (or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Company ended March 31, 2018, determined with reference to the Interim Financial Statements);

(D)            the maturity date for Add-On Term Loans shall be as set forth in the Add-On Term Joinder Agreement; provided, that, such maturity date shall not be earlier than the then latest stated maturity date for any tranche of Term Loans;

(E)            the scheduled principal amortization payments under the Add-On Term Loans shall be as set forth in the Add-On Term Joinder Agreement; provided, that, the weighted average maturity of the Add-On Term Loans shall not be less than the weighted average maturity of the Term Loans made on the later of (1) the Effective Date (i.e., the Term A Loans), and (2) the Add-On Effective Date for the most recently instituted Class of Add-On Term Loans;

(F)            Schedule 2.01 shall be deemed revised to reflect the commitments and commitment percentages of the Add-On Term Lenders as set forth in the Add-On Term Joinder Agreement;

(G)            as a condition precedent to such institution of the new tranche of Add-On Term Loans and the effectiveness of the Add-On Term Joinder Agreement, the Company shall deliver to the Agent a certificate of each Borrower, dated as of the date of such institution and effectiveness, signed by a Responsible Officer of each such Borrower (1) certifying and attaching the resolutions adopted by each such Borrower approving or consenting to the Add-On Term Loans, and (2) in the case of the Company, certifying that, immediately before and immediately after giving effect to the addition of such Add-On Term Loans, (A) the representations and warranties contained in Article VI are true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the date of the making of such Add-On Term Loans with the same effect as if made on and as of such date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 2.21(b)(ii)(G)(2)(A), the representations and warranties contained in Section 6.11(a)(i) and Section 6.11(a)(ii) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) and Section 7.01(b)), and (B) no Default or Event of Default exists or would result from the making of such Add-On Term Loans; and

(H)            interest rate margins, fees and other pricing terms with respect to an Add-On Term Loan will be as set forth in the applicable Add-On Term Joinder Agreement; provided, that, except (x) for interest rate margins, fees (including upfront fees and/or original issue discount arrangements) and other pricing terms, (y) for any terms or conditions that apply solely after the Term A Maturity Date and (z) as otherwise specifically provided in this clause (b)(ii), the terms of the Add-On Term Facility shall be substantially identical to the terms applicable to the Term A Facility and shall further include standard and customary tranche voting provisions (including, if applicable, voting provisions that provide Revolving Lenders with protections vis-à-vis waivers of conditions precedent to credit extensions).

The foregoing shall not impair the effectiveness of any other amendment of this Agreement, including any such amendment entered into simultaneously with the institution of the new tranche of Add-On Term Loans, in accordance with Section 11.01.

(c)            Conflicting Provisions.  This Section 2.21 shall supersede any provisions in Section 2.18 or 11.01 to the contrary (subject to the last sentence of clause (b) above).

2.22            Term Loan Repurchases.

(a)            Notwithstanding anything to the contrary contained in any Loan Document, the Company may conduct reverse Dutch auctions from time to time in order to purchase Add-On Term Loans (each, an “Auction”) (each such Auction to be managed exclusively by the Agent or another investment bank(s) of recognized standing selected by the Company following consultation with the Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i)            each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.22 and Schedule 2.22;

(ii)            no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Add-On Term Loans in connection with any Auction;

(iii)            the minimum principal amount (calculated on the face amount thereof) of Add-On Term Loans that the Company offers to purchase in any such Auction shall be no less than $50,000,000 (unless another amount is agreed to by the Auction Manager);

(iv)            both immediately before and immediately after giving effect to any purchase of Add-On Term Loans pursuant to this Section 2.22, there shall be no Revolving Loans outstanding;

(v)            the aggregate principal amount (calculated on the face amount thereof) of all Add-On Term Loans so purchased by the Company shall automatically be cancelled and retired by the Company on the settlement date of the relevant purchase (and may not be resold);

(vi)            prior to commencing an Auction, the Company shall have discussed the same with S&P, Moody’s and Fitch;

(vii)            no more than one Auction may be ongoing at any one time;

(viii)            the Company represents and warrants that no Borrower shall have any MNPI that both (A) has not been previously disclosed in writing to the Agent and the Lenders (other than because such Lender does not wish to receive such MNPI) prior to such time, and (B) could reasonably be expected to have a material effect upon, or otherwise be material, to a Lender’s decision to participate in the Auction; and

(ix)            at the time of each purchase of Add-On Term Loans through an Auction, the Company shall have delivered to the Auction Manager an officer’s certificate of a Responsible Officer of the Company certifying as to compliance with the preceding clauses (i) through (viii).

(b)            The Company must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Add-On Term Loans pursuant to the respective Auction.  If the Company commences any Auction (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of the respective Auction have in fact been satisfied), and if at such time of commencement the Company reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the purchase of Add-On Term Loans pursuant to such Auction shall be satisfied, then the Company shall have no liability to any Term Lender or any other Person for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Add-On Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default or Event of Default hereunder.  With respect to all purchases of Add-On Term Loans made by the Company pursuant to this Section 2.22, (i) the Company shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offer documents for such Auction), if any, on the purchased Add-On Term Loans up to the settlement date of such purchase, and (ii) such purchases (and the payments made by the Company and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute optional or mandatory payments or prepayments for purposes of Sections 2.10 or 2.11.

(c)            The Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.22 (provided, that, no Lender shall have any obligation to participate in any such Auctions) and hereby waive the requirements of any provision of any Loan Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.22, including Sections 2.10, 2.11 and 2.18 (it being understood that purchases of Add-On Term Loans by the Company shall not constitute Investments).  The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article X and Section 11.04 mutatis mutandis as if each reference therein to the “Agent” were a reference to the Auction Manager, and the Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

ARTICLE III

 THE LETTERS OF CREDIT

3.01            The Letter of Credit Subfacility.

(a)            On the terms and conditions set forth herein (i) each Issuer agrees (A) from time to time on any Business Day, during the period from the Effective Date to the day which is five days prior to the Revolving Termination Date, to issue Letters of Credit for the account of the Company, any Restricted Subsidiary or jointly for the account of the Company and any Restricted Subsidiary in an aggregate Stated Amount in Dollars or any Alternative Currency at any one time that, the Dollar Equivalent of which, together with the aggregate Dollar Equivalent of the Stated Amount of all other outstanding Letters of Credit issued pursuant hereto (including the Existing Letters of Credit), does not exceed the L/C Commitment, and to amend or renew Letters of Credit previously issued by it, in accordance with Sections 3.02(c) and 3.02(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Revolving Lenders severally agree to participate in Letters of Credit (including the Existing Letters of Credit); provided, that, no Issuer shall be obligated to Issue, and no Revolving Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the “Issuance Date”) (1) the amount of all L/C Obligations, plus the Dollar Equivalent principal amount of all Revolving Loans and Swing Line Loans plus the Dollar Equivalent principal amount of all outstanding Fronted Offshore Currency Loans exceeds the Aggregate Revolving Commitment, or (2) the participation of any Revolving Lender in the amount of all L/C Obligations plus the Dollar Equivalent principal amount of the Revolving Loans of such Revolving Lender and such Revolving Lender’s Revolving Percentage of any outstanding Swing Line Loans and Fronted Offshore Currency Loans exceeds such Lender’s Revolving Commitment; provided, further, that, unless otherwise agreed to by the applicable Issuer in its sole discretion, after giving effect to the Issuance of all Letters of Credit, the aggregate outstanding amount of all L/C Obligations of any Issuer shall not exceed such Issuer’s Issuer Commitment.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Company’s (and/or any Restricted Subsidiary’s) ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company (and/or any Restricted Subsidiary) may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant to this Agreement and from and after the Effective Date shall be governed by the terms and conditions hereof.

(b)            No Issuer is under any obligation to, and no Issuer shall, Issue any Letter of Credit if:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuer from Issuing such Letter of Credit, or any Requirement of Law applicable to such Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuer shall prohibit, or request that such Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuer in good faith deems material to it;

(ii)            such Issuer has received written notice from any Revolving Lender, the Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;

(iii)            the expiry date of any requested Letter of Credit is (A) more than 730 days after the date of Issuance, or (B) more than 730 days after the scheduled Revolving Termination Date, unless (1) the Required Lenders have approved such expiry date in writing, or (2) such Letter of Credit is a Surety L/C (so long as the expiry date thereof is no more than 1095 days after the scheduled Revolving Termination Date);

(iv)            any requested Letter of Credit is not in form and substance acceptable to such Issuer, or the Issuance of a Letter of Credit shall violate any applicable policies of such Issuer;

(v)            such Letter of Credit is to be denominated in a currency other than Dollars or any Alternative Currency; or

(vi)            any Revolving Lender is at that time a Defaulting Lender, unless such Issuer has entered into arrangements, including the delivery of Cash Collateral, with the Company or such Revolving Lender to eliminate such Issuer’s actual or potential Fronting Exposure (after giving effect to Section 3.12(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(c)            The applicable Issuer shall be under no obligation to amend any Letter of Credit if (i) such Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms of this Agreement, or (ii)(A) such Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms of this Agreement, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(d)            Each Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each Issuer shall have all of the benefits and immunities (i) provided to the Agent in Article X with respect to any acts taken or omissions suffered by such Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article X included such Issuer with respect to such acts or omissions (it being understood that this clause (i) shall apply to the relationship among such Issuer and the Lenders and shall not impair the obligations of such Issuer to the Company or any of its Restricted Subsidiaries under the terms of the applicable Letters of Credit and Issuer Documents), and (ii) as additionally provided herein with respect to each Issuer.

(e)            Notwithstanding the foregoing, not more than $50,000,000 in aggregate Stated Amount of Letters of Credit may have expiry dates beyond the scheduled Revolving Termination Date.

3.02            Issuance, Amendment and Renewal of Letters of Credit.

(a)            Each Letter of Credit shall be issued upon the irrevocable written request of the Company received by the applicable Issuer (with a copy sent by such Issuer to the Agent) at least three days (or such shorter time as such Issuer may agree in a particular instance in its sole discretion) prior to the proposed date of issuance; provided, that, five days’ prior notice (or such shorter time as such Issuer may agree in a particular instance in its sole discretion) shall be required in respect of each Letter of Credit to be denominated in an Alternative Currency.  Each such request for issuance of a Letter of Credit shall be by facsimile, United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuer, by personal delivery or by any other means acceptable to the applicable Issuer and shall be confirmed immediately in an original writing (if required by the applicable Issuer), in the form of an L/C Application (or such other form as shall be acceptable to such Issuer), or shall be by online letter of credit software acceptable to such Issuer, and shall specify in form and detail satisfactory to such Issuer: (i) the proposed date of issuance of such Letter of Credit (which shall be a Business Day); (ii) the face amount of such Letter of Credit; (iii) the expiry date of such Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of such Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; (vii) the currency in which such Letter of Credit is to be denominated, which shall be Dollars or an Alternative Currency; (viii) whether such Letter of Credit is to be issued for the account of the Company and/or a Restricted Subsidiary (and, if for the account of a Restricted Subsidiary, the legal name of such Restricted Subsidiary); and (ix) such other matters as such Issuer may require.  Additionally, the Company shall furnish the applicable Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the applicable Issuer, the Agent and the Company may agree upon.

(b)            At least two Business Days prior to the Issuance of any Letter of Credit (or such shorter time as the Agent may agree in a particular instance in its sole discretion), the applicable Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application and, if not, such Issuer will provide the Agent with a copy thereof.  Unless the applicable Issuer has received notice on or before the Business Day immediately preceding the date such Issuer is to issue a requested Letter of Credit from the Agent (A) directing such Issuer not to issue such Letter of Credit because such issuance is not then permitted under Section 3.01(a) as a result of the limitations set forth in clauses (1) and (2) thereof or Section 3.01(b)(ii); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, such Issuer shall, on the requested date, issue a Letter of Credit for the account of the Company and/or a Restricted Subsidiary, as applicable, in accordance with such Issuer’s usual and customary business practices.

(c)            From time to time while a Letter of Credit is outstanding and prior to the Revolving Termination Date, the applicable Issuer will, upon the written request of the Company received by such Issuer (with a copy sent by such Issuer to the Agent) at least three days (or such shorter time as such Issuer may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Letter of Credit issued by it.  Each such request for issuance of a Letter of Credit shall be by facsimile, United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuer, by personal delivery or by any other means acceptable to the applicable Issuer, and shall specify in form and detail satisfactory to such Issuer: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of such Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as such Issuer may require.  No Issuer shall be under any obligation to amend any Letter of Credit if: (A) such amendment would extend the expiry date for, or increase the amount of, such Letter of Credit and such Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms of this Agreement; or (B) the beneficiary of such Letter of Credit does not accept such amendment (and no Issuer shall so amend any Letter of Credit if such Issuer has received a notice of the type described in the second sentence of Section 3.02(b)).  The Agent will promptly notify the Revolving Lenders of the receipt by it of any L/C Application or L/C Amendment Application.

(d)            If the Company so requests in any applicable L/C Application or L/C Amendment Application, the applicable Issuer may, in its sole and absolute discretion, agree to issue a standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”).  Unless otherwise required by the terms of the applicable standby Letter of Credit, the Company shall not be required to make a specific request to the applicable Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable Issuer to permit the extension of such standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, that, no Issuer shall permit any such extension if (A) such Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.01 or otherwise), or (B) such Issuer has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the scheduled date of such extension from the Agent, any Lender or the Company that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each such case directing such Issuer not to permit such extension.

(e)            This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).

(f)            Each Issuer will also deliver to the Agent:

(i)            concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit; and

(ii)            no later than the third Business Day following the last day of each month, a schedule of the Letters of Credit issued by it, in form and substance reasonably satisfactory to Agent, showing the date of issuance of each Letter of Credit, the account party, the original face amount (if any), the expiration date, and the reference number of any Letter of Credit outstanding at any time during such month, and showing the aggregate amount (if any) payable by the Company and its Restricted Subsidiaries to such Issuer during such month.

(g)            Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Company shall be obligated to reimburse the applicable Issuer hereunder for any and all drawings under such Letter of Credit.  The Company hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Company, and that the Company’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

3.03            Risk Participations, Drawings and Reimbursements.

(a)            Immediately upon the Issuance of a Letter of Credit by an Issuer, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuer a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Revolving Percentage of such Revolving Lender, times (ii) the Dollar Equivalent of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.  For purposes of Section 2.01, each Issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Revolving Lender by an amount equal to the amount of such participation.

(b)            Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuer shall notify the Company and the Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, the Company shall reimburse the applicable Issuer in such Alternative Currency, unless (i) such Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (ii) in the absence of any such requirement for reimbursement in Dollars, the Company shall have notified such Issuer promptly following receipt of the notice of drawing that the Company will reimburse such Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable Issuer shall notify the Company of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 10:00 a.m. on the date of any payment by the applicable Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by such Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Company shall reimburse such Issuer in an amount equal to the amount of such drawing and in the applicable currency; provided, that, if the Company does not receive notice of the amount in Dollars or the applicable Alternative Currency, as the case may be, to be paid to such Issuer in respect of such Letter of Credit prior to 9:00 a.m. on such Honor Date, the Company shall (or shall cause the applicable Restricted Subsidiary to) reimburse such Issuer not later than 10:00 a.m. on the Business Day immediately following the date on which the Company receives such notice (and such reimbursement shall include interest for the period from the Honor Date to the date of reimbursement at the Base Rate (or such other rate as the Company and such Issuer shall agree) on the amount so reimbursed).  If the Company fails to so reimburse the applicable Issuer by such time, the Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Percentage thereof.  In such event, the Company shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.03 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitment and the conditions set forth in Section 5.02 (other than the delivery of a Notice of Borrowing).  Any notice given by an Issuer or the Agent pursuant to this Section 3.03(b) may be given by telephone if immediately confirmed in writing in accordance with Section 11.02; provided, that, the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(c)            Each Revolving Lender shall upon any notice pursuant to Section 3.03(b) make available to the Agent (and the Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuer an amount in Dollars and in Same Day Funds equal to its Revolving Percentage of the Dollar Equivalent of the amount of the drawing, whereupon the participating Revolving Lenders shall (subject to Section 3.03(d)) each be deemed to have made a Revolving Loan consisting of a Base Rate Loan to the Company in that amount.  If any Revolving Lender so notified fails to make available to the Agent for the account of the applicable Issuer the amount of such Revolving Lender’s Revolving Percentage of the Dollar Equivalent of the amount of the drawing by no later than 12:00 noon (local time) on the Honor Date, then, without limiting the other provisions of this Agreement, interest shall accrue on such Revolving Lender’s obligation to make such payment, from the Honor Date to the date such Revolving Lender makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period.  The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Revolving Lender to effect such payment on such date shall not relieve such Revolving Lender from its obligations under this Section 3.03.

(d)            With respect to any unreimbursed drawing that is not converted into Revolving Loans consisting of Base Rate Loans to the Company in whole or in part, because of the Company’s failure to satisfy the conditions set forth in Section 5.02 or for any other reason, the Company shall be deemed to have incurred from the applicable Issuer an L/C Borrowing in the Dollar Equivalent of the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Base Rate Margin plus 2.0% per annum, and each Revolving Lender’s payment to such Issuer pursuant to Section 3.03(c) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Lender in satisfaction of its participation obligation under this Section 3.03.

(e)            Each Revolving Lender’s obligation in accordance with this Agreement to make the Revolving Loans or L/C Advances, as contemplated by this Section 3.03, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the applicable Issuer and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Revolving Lender may have against such Issuer, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, that, each Revolving Lender’s obligation to make Revolving Loans under this Section 3.03 is subject to the conditions set forth in Section 5.02.

3.04            Repayment of Participations.

(a)            Upon (and only upon) receipt by the Agent for the account of the applicable Issuer of Same Day Funds in Dollars from the Company (i) in reimbursement of any payment made by such Issuer under the Letter of Credit with respect to which any Revolving Lender has paid the Agent for the account of such Issuer for such Revolving Lender’s participation in the Letter of Credit pursuant to Section 3.03, or (ii) in payment of interest thereon, the Agent will promptly pay to each Revolving Lender, in the same funds as those received by the Agent for the account of such Issuer, the amount of such Revolving Lender’s Revolving Percentage of such funds, and such Issuer shall receive the amount of the Revolving Percentage of such funds of any Revolving Lender that did not so pay the Agent for the account of such Issuer.

(b)            If the Agent or an Issuer is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Agent for the account of such Issuer pursuant to Section 3.04(a) in reimbursement of a payment made under the applicable Letter of Credit or interest or fee thereon, each Revolving Lender shall, on demand of the Agent, forthwith return to the Agent or such Issuer the amount of its Revolving Percentage of any amounts so returned by the Agent or such Issuer plus interest thereon from the date such demand is made to the date such amounts are returned by such Revolving Lender to the Agent or such Issuer, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

3.05            Role of the Issuers.

(a)            Each Lender and the Company agree that, in paying any drawing under a Letter of Credit, the applicable Issuer shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

(b)            No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuers shall be liable to any Lender for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders (including the Required Revolving Lenders or all Revolving Lenders, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

(c)            The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, that, this assumption is not intended to, and shall not, preclude the Company’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  No Agent-Related Person, nor any of the respective correspondents, participants or assignees of any Issuer, shall be liable or responsible for any of the matters described in clauses (a)(i) through (a)(ix) of Section 3.06; provided, that, anything in such clauses to the contrary notwithstanding, the Company may have a claim against an Issuer, and an Issuer may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential, special, indirect, punitive or exemplary, damages suffered by the Company which the Company proves were caused by such Issuer’s willful misconduct or gross negligence (as determined by a court of competent jurisdiction by final and nonappealable judgment), such Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit or such other actions or omissions as may be agreed between the Company and such Issuer (it being understood that any such claim shall be solely against the applicable Issuer and shall not affect the Company’s obligations hereunder to the other parties hereto).  In furtherance and not in limitation of the foregoing: (i) any Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) no Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  Any Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

3.06            Obligations Absolute.

(a)            The obligations of the Company under this Agreement and any L/C-Related Document to reimburse the applicable Issuer for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Revolving Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

(i)            any lack of validity or enforceability of this Agreement or any L/C-Related Document;

(ii)            any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

(iii)            the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), such Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

(iv)            any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

(v)            waiver by such Issuer of any requirement that exists for such Issuer’s protection and not the protection of the Company;

(vi)            any payment made by such Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP or the UCP, as applicable in accordance with Section 3.09;

(vii)            any payment by such Issuer under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by such Issuer under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;

(viii)            any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or

(ix)            any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

(b)            The Company shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Company’s instructions or other irregularity, the Company will promptly notify the applicable Issuer.

3.07            Backup Support.

The Company will, not later than five Business Days prior to the scheduled Revolving Termination Date (or, if earlier, the date of termination or reduction to zero of the Aggregate Revolving Commitment), cause each Letter of Credit to be a Supported Letter of Credit.

3.08            Letter of Credit Fees.

(a)            The Company shall pay to the Agent for the account of each of the Revolving Lenders a letter of credit fee with respect to the Letters of Credit equal to the Applicable Letter of Credit Fee Rate times the Dollar Equivalent of the average daily maximum amount available to be drawn of the outstanding Letters of Credit at any time during the remaining term thereof, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by the Agent; provided, that, any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral reasonably satisfactory to the applicable Issuer pursuant to this Article III shall be payable, to the maximum extent permitted by applicable law, to the other Revolving Lenders in accordance with the upward adjustments in their respective Revolving Percentage allocable to such Letter of Credit pursuant to Section 3.12(a)(iv), with the balance of such fee, if any, payable to such Issuer for its own account; provided, further, that, upon the request of the Required Lenders while any Event of Default exists, such letter of credit fees shall be increased by adding 2% per annum to the Applicable Letter of Credit Fee Rate then in effect for such Letters of Credit.  Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Effective Date, through the Revolving Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Revolving Termination Date (or such later expiration date).

(b)            The Company shall pay to each Issuer a letter of credit fronting fee with respect to the Letters of Credit issued by such Issuer in the amounts and at the times agreed to by the Company and such Issuer.

(c)            The Company shall pay to each Issuer from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such Issuer relating to letters of credit as from time to time in effect.

3.09            Applicability of ISP and UCP.

Unless otherwise expressly agreed by the applicable Issuer and the Company when a Letter of Credit is issued (including any such agreement applicable to any Existing Letter of Credit), (a) the rules of the ISP shall apply to each standby Letter of Credit, and (b) the rules of the UCP shall apply to each commercial Letter of Credit (it being understood that the Company may request that any particular standby Letter of Credit be governed by either ISP or the UCP, as selected by the Company).  Notwithstanding the foregoing, no Issuer shall be responsible to the Company for, and each Issuer’s rights and remedies against the Company shall not be impaired by, any action or inaction of such Issuer required under any law, order, or practice that is required to be applied to any Letter of Credit or this Agreement, including any Requirement of Law applicable to such Issuer or the beneficiary, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, except to the extent any Letter of Credit provides otherwise.

3.10            Utilization of Offshore Currencies.

In the case of a proposed Issuance of a Letter of Credit denominated in an Offshore Currency, the applicable Issuer shall be under no obligation to issue such Letter of Credit if such Issuer cannot issue Letters of Credit denominated in the requested Offshore Currency, in which event such Issuer will give notice to the Company no later than 10:30 a.m. (local time) on the third Business Day prior to the date of such issuance that the Issuance in the requested Offshore Currency is not then available.  If the applicable Issuer shall have so notified the Company that any such Issuance in a requested Offshore Currency is not then available, then such requested Letter of Credit shall not be issued unless the Company, by notice to such Issuer not later than 5:00 p.m. (local time) three Business Days prior to the requested date of such Issuance, requests that the Letter of Credit be denominated in Dollars and issued in an equivalent aggregate amount, in which case the Letter of Credit shall be so denominated and issued.

3.11            Cash Collateral.

(a)            Upon the request of the Agent or an Issuer (i) if such Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the expiry date for any Letter of Credit, any L/C Obligation with respect to such Letter of Credit for any reason remains outstanding, the Company shall, in each case, immediately Cash Collateralize (or, solely with respect to clause (ii), provide other Backup Support) in the amount of the then outstanding amount of all L/C Obligations in respect of such Letter of Credit.  At any time that there shall exist a Defaulting Lender, promptly upon the request of the Agent, an Issuer, a Swing Line Lender or a Fronting Lender, the Company shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 3.12(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b)            All Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at the Agent.  The Company, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Agent, for the benefit of the Agent, the applicable Issuer, the applicable Swing Line Lender, and the applicable Fronting Lender, and agrees to maintain, a first priority security interest (subject to any Lien permitted pursuant to Section 8.01(c) or Section 8.01(p)) in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.11(c).  If at any time the Agent determines that Cash Collateral is subject to any right or claim (subject to any Lien permitted pursuant to Section 8.01(c) or Section 8.01(p)) of any Person other than the Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Company or the relevant Defaulting Lender will, promptly upon demand by the Agent (which demand shall include a reasonably detailed accounting of the amount so demanded), pay or provide to the Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c)            Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Article III or Section 2.05, 2.07, 2.11 or 9.02 in respect of Letters of Credit, Swing Line Loans or Fronted Offshore Currency Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, Fronted Offshore Currency Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)            Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.07(a)(vii))), or (ii) the Agent’s good faith determination (not to be unreasonably withheld or delayed) that the amount of Cash Collateral held exceeds an amount equal to 105% of the Fronting Exposure or other obligations secured thereby; provided, that, (A) Cash Collateral furnished by or on behalf of a Borrower shall not be released during the continuance of a Default or Event of Default, and (B) the Person providing Cash Collateral and the applicable Issuer, the applicable Swing Line Lender or the applicable Fronting Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

3.12            Defaulting Lenders.

(a)            Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii)            Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise, and including any amounts made available to the Agent by such Defaulting Lender pursuant to Section 11.09), shall be applied at such time or times as may be reasonably determined by the Agent as follows (and, in any case, when due): first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuer, any Swing Line Lender or any Fronting Lender hereunder; third, if so determined by the Agent or requested by any Issuer, any Swing Line Lender or any Fronting Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Line Loan, any Letter of Credit or any Fronted Offshore Currency Loan; fourth, as the Company may request (so long as no Specified Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Company, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or any Issuer, any Swing Line Lender or any Fronting Lender as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by any Lender, any Issuer, any Swing Line Lender or any Fronting Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Specified Default exists, to the payment of any amounts owing to the Company as a result of any final and nonappealable judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, (A) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (B) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 3.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Such Defaulting Lender (A) shall not be entitled to receive any commitment fee pursuant to Section 2.14(b) for any period during which such Lender is a Defaulting Lender (and the Company shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender), and (B) shall be limited in its right to receive letter of credit fees as provided in Section 3.08.

(iv)            During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swing Line Loans or Fronted Offshore Currency Loans pursuant to this Article III, Section 2.05 and Section 2.07, the “Revolving Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided, that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit, Swing Line Loans and Fronted Offshore Currency Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of such non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of such Lender.  Subject to Section 11.27, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b)            The Agent agrees to promptly notify the Company upon any Lender’s becoming a Defaulting Lender (but the Agent shall have no liability for any failure to give, or any delay in giving, any such notice).  If the Company, the Agent, the Issuers, the Swing Line Lenders and the Fronting Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will promptly so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit, Swing Line Loans and Fronted Offshore Currency Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Percentages (without giving effect to Section 3.12(a)(iv) as to such Lender), whereupon such Lender will cease to be a Defaulting Lender; provided, that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Company while such Lender was a Defaulting Lender; provided, further, that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE IV

 TAXES, YIELD PROTECTION AND ILLEGALITY

4.01            Taxes.

(a)            Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law.  If any applicable Requirements of Law (as determined in the good faith discretion of the Agent) require the deduction or withholding of any Tax from any such payment by the Agent or a Borrower, then the Agent or such Borrower shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)            If any Borrower or the Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Agent shall withhold or make such deductions as are determined by the Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)            If any Borrower or the Agent shall be required by any applicable Requirements of Law other than the Code to withhold or deduct any Taxes from any payment, then (A) such Borrower or the Agent, as required by such Requirements of Law, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Borrower or the Agent, to the extent required by such Requirements of Law, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Requirements of Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 4.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)            Payment of Other Taxes by the Borrowers.  Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)            Tax Indemnifications.  (i) Each of the Borrowers shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 30 days after demand therefor, accompanied by a certificate complying with Section 4.06, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each of the Borrowers shall, and does hereby, jointly and severally indemnify the Agent, and shall make payment in respect thereof within 30 days after demand therefor, accompanied by a certificate complying with Section 4.06, for any amount which a Lender or an Issuer for any reason fails to pay to the Agent in cash as required pursuant to Section 4.01(c)(ii) below.

(ii)            Each Lender and each Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (A) the Agent against any Indemnified Taxes attributable to such Lender or such Issuer (but only to the extent that any Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (B) the Agent and the Borrowers, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.07(c) relating to the maintenance of a Participant Register, and (C) the Agent and the Borrowers, as applicable, against any Excluded Taxes attributable to such Lender or such Issuer, in each case, that are payable or paid by the Agent or a Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent or a Borrower shall be conclusive absent manifest error.  Each Lender and each Issuer hereby authorize the Agent to set off and apply any and all amounts at any time owing to such Lender or such Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).

(d)            Evidence of Payments.  Upon request by any Borrower or the Agent, as the case may be, after any payment of Taxes by any Borrower or by the Agent to a Governmental Authority as provided in this Section 4.01, the applicable Borrower shall deliver to the Agent or the Agent shall deliver to the Company, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by any Requirement of Law to report such payment or other evidence of such payment reasonably satisfactory to the Company or the Agent, as the case may be.

(e)            Status of Lenders; Tax Documentation.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Company and the Agent, at the time or times reasonably requested by the Company or the Agent, such properly completed and executed documentation reasonably requested by the Company or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Company or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Agent as will enable the Company or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing:

(A)            any Lender that is a U.S. Person shall deliver to the Company and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Lender that is a Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), whichever of the following is applicable:

(I)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)            executed originals of IRS Form W-8ECI,

(III)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(IV)            to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided, that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Agent as may be necessary for the Company and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii)            Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 4.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Agent in writing of its legal inability to do so.

(iv)            In the case of a Lender that is disregarded as an entity separate from its owner for U.S. federal income tax purposes, such Lender shall be deemed to comply with the requirements of Sections 4.01(e)(ii)(A), 4.01(e)(ii)(B) and 4.01(e)(ii)(C) if such requirements are met by the owner as if it were a Lender.

(f)            Treatment of Certain Refunds.  Unless required by applicable Requirements of Law, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an Issuer, or have any obligation to pay to any Lender or any Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such Issuer, as the case may be.  If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section 4.01, it shall pay to the applicable Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Borrower under this Section 4.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that, the applicable Borrower, upon the request of the Recipient, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection (f), in no event will the applicable Recipient be required to pay any amount to a Borrower pursuant to this subsection (f) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection (f) shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

(g)            Defined Terms.  For purposes of this Section 4.01, the term “Lender” includes any Issuer.

(h)            Survival.  Each party’s obligations under this Section 4.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or an Issuer, the termination of the Commitments, the repayment, satisfaction or discharge of all other Obligations and the termination of this Agreement.

4.02            Illegality.

(a)            If any Lender determines that the introduction after the Effective Date of any Requirement of Law, or any Change in Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest rate is determined by reference to the Offshore Rate, or to determine or charge interest rates based upon the Offshore Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the interbank market, then, on notice thereof by the Lender to the Company through the Agent, (i) any obligation of that Lender to make or continue Offshore Rate Loans or to convert Base Rate Loans to Offshore Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Offshore Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Offshore Rate component of the Base Rate, in each case until such Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist, at which time such Lender shall promptly notify the Agent and the Company, and such Lender’s obligation to make Offshore Rate Loans shall be reinstated.

(b)            If a Lender determines that it is unlawful to maintain any Offshore Rate Loan, the applicable Borrower shall, upon the receipt by the Company of notice of such fact and demand from such Lender (with a copy to the Agent), (i) prepay in full such Offshore Rate Loans of that Lender then outstanding, together with interest accrued thereon and amounts required under Section 4.05, either on the last day of the Interest Period thereof, if the Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Lender may not lawfully continue to maintain such Offshore Rate Loan, and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Offshore Rate, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Offshore Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal  for such Lender to determine or charge interest rates based upon the Offshore Rate, at which time such Lender shall promptly notify the Agent and the Company, and the Agent shall return to computing interest rates based upon the Offshore Rate for such Lender.  If a Borrower is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company (regardless of whether the Company is the initial Borrower) shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the Offshore Rate component of the Base Rate).

(c)            If the obligation of any Lender to make or maintain Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Lender through the Agent that all Loans which would otherwise be made or maintained by the Lender as Offshore Rate Loans shall be instead made or maintained as Base Rate Loans.

4.03            Inability to Determine Rates.

If in connection with any request for an Offshore Rate Loan or a conversion or continuation thereof, (a) the Agent reasonably determines in good faith that for any reason (i) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable offshore interbank eurodollar market for such currency for the applicable amount and Interest Period of such Offshore Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Offshore Rate for an Applicable Currency for any requested Interest Period with respect to a proposed Offshore Rate Loan or in connection with an existing or proposed Base Rate Loan (in each case with respect to this clause (a), “Impacted Loans”), or (b) the Agent or the Required Lenders reasonably determine in good faith that for any reason the Offshore Base Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will promptly notify the Company and all Lenders.  Thereafter, (A) the obligation of the Lenders to make or maintain Offshore Rate Loans shall be suspended (to the extent of the affected Offshore Rate Loans or Interest Periods), and (B) in the event of a determination described in the preceding sentence with respect to the Offshore Rate component of the Base Rate, the utilization of the Offshore Rate component in determining the Base Rate shall be suspended, in each case until the Agent revokes such notice.  Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it or any other Borrower.  If the Company does not revoke any such notice, then the applicable Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans in Dollars instead of Offshore Rate Loans, as the case may be, and such Loans shall be assumed by the Company notwithstanding the fact that the Loans may initially have been made to a Subsidiary Borrower.  The Agent shall, promptly following its determination that the reason for any suspension under this Section 4.03 no longer exists, deliver a notice of revocation of such suspension to the Company and each applicable Lender.

Notwithstanding the foregoing, if the Agent has made the determination described in clause (a) of this Section 4.03, the Agent, in consultation with the Company and the affected Lenders, may establish an alternative interest rate for the applicable Impacted Loans, in which case, such alternative interest rate shall apply with respect to such Impacted Loans until (1) the Agent revokes the notice delivered with respect to the applicable Impacted Loans under the first sentence of this Section 4.03, (2) the Agent notifies the Company that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the applicable Impacted Loans, or (3) any Lender determines that any Requirement of Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative interest rate or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the ability of such Lender to do any of the foregoing and, in each case, such Lender provides the Agent and the Company written notice thereof.

4.04            Increased Costs.

(a)            Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Offshore Rate) or any Issuer;

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or any Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Offshore Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Offshore Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuer, the Company will pay to such Lender or such Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)            Capital Requirements.  If any Lender or any Issuer determines that any Change in Law affecting such Lender or such Issuer or any Lending Office of such Lender or such Issuer or such Lender’s or such Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuer’s capital or on the capital of such Lender’s or such Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit, Fronted Offshore Currency Loans or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such Issuer, to a level below that which such Lender or such Issuer or such Lender’s or such Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuer’s policies and the policies of such Lender’s or such Issuer’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or such Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuer or such Lender’s or such Issuer’s holding company for any such reduction suffered.

(c)            Reimbursement.  The Company shall pay the Lender or the applicable Issuer, as the case may be, the amount shown as due in respect of subsection (a) and (b) of this Section 4.04 within 30 days after the Company’s receipt of the certificate required by Section 4.06 in respect thereof.

(d)            Demands Under Other Facilities.  A Lender shall not be entitled to any compensation pursuant to this Section 4.04 to the extent such Lender is not imposing such charges or requesting such compensation from borrowers (similarly situated to the Borrowers hereunder) generally under comparable syndicated credit facilities.

4.05            Funding Losses.

Each Borrower shall reimburse each Lender upon demand and hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

(a)            the failure of such Borrower to make on a timely basis any payment of principal of any Offshore Rate Loan;

(b)            the failure of such Borrower to borrow, continue or convert a Loan after such Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation;

(c)            the failure of such Borrower to make any prepayment in accordance with any notice delivered under Section 2.10;

(d)            any continuation, conversion, prepayment (including pursuant to Section 2.11) or other payment (including after acceleration thereof or pursuant to Section 2.08(c)) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period;

(e)            any assignment of an Offshore Rate Loan on a day other than the last day of the relevant Interest Period as a result of a request by the Company pursuant to Section 4.07; or

(f)            the automatic conversion under Section 2.04 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained.  For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 4.05 and under Section 4.04(a), each Offshore Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the Offshore Base Rate used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan was in fact so funded.

4.06            Certificates of Lenders.

Any Lender or any Issuer claiming reimbursement or compensation under this Article IV shall deliver to the Company (with a copy to the Agent) contemporaneously with the demand for payment a certificate setting forth in reasonable detail the basis for, and a calculation of, the amount payable to such Lender or such Issuer hereunder and such certificate shall be conclusive and binding on the applicable Borrower in the absence of demonstrable error.

4.07            Mitigation Obligations; Substitution of Lenders.

(a)            Designation of a Different Lending Office.  Before any Lender or any Issuer requests compensation under Section 4.04, or requires the Company to pay any Indemnified Taxes or additional amounts to any Lender, any Issuer or any Governmental Authority for the account of any Lender or any Issuer pursuant to Section 4.01, or gives a notice pursuant to Section 4.02, such Lender or such Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans or Letters of Credit hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or 4.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 4.02, as applicable, and (ii) in each case, would not subject such Lender or such Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such Issuer, as the case may be.  The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any Issuer in connection with any such designation or assignment.

(b)            Replacement of Lenders.  If any Lender (including in its capacity as an Issuer, or any Affiliate of a Lender acting pursuant to Section 2.02(c)) requests compensation under Section 4.04, or if the Company is required to pay any Indemnified Taxes or additional amounts to any Lender (or such an Affiliate) or any Governmental Authority for the account of any Lender (or such an Affiliate) pursuant to Section 4.01, or any Lender (or such an Affiliate) invokes its rights under Section 4.02, then, in each case, the Company may replace or remove such Lender in accordance with Section 11.24.

4.08            Successor LIBOR Rate.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, if the Agent determines (which determination shall be conclusive absent manifest error), or the Company or the Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to the Company) that the Company or the Required Lenders (as applicable) have determined, that: (a) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or (b) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”); or (c) syndicated loans currently being executed, or that include language similar to that contained in this Section 4.08, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR; then, reasonably promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Company may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent shall have posted such proposed amendment to all Lenders unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Company and each Lender.  Thereafter, (i) the obligation of the Lenders to make or maintain Offshore Rate Loans shall be suspended (to the extent of the affected Offshore Rate Loans or Interest Periods), and (ii) the Offshore Rate component of the Base Rate shall no longer be utilized in determining the Base Rate.  Upon receipt of such notice, the Company may revoke any pending Notice of Borrowing or Notice of Conversion/Continuation, in each case, requesting Offshore Rate Loans (to the extent of the affected Offshore Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for Base Rate Loans (subject to the foregoing clause (ii)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

4.09            Survival.

The agreements and obligations of the Borrowers in this Article IV shall survive the payment of all other Obligations.  Failure or delay on the part of any Lender or any Issuer to demand compensation pursuant to the foregoing provisions of this Section 4.09 shall not constitute a waiver of such Lender’s or such Issuer’s right to demand such compensation; provided, that, with respect to any Lender’s or any Issuer’s claim for compensation under Section 4.02 or 4.04, the Borrowers shall not be required to compensate any Lender or any Issuer for any amount incurred more than 120 days prior to the date that such Lender or such Issuer demands compensation in accordance herewith (except that, if the circumstance giving rise to such claim is retroactive, then such 120-day period referred to above shall be extended to include the period of retroactive effect thereof).

ARTICLE V

 CONDITIONS PRECEDENT

5.01            Conditions to Effectiveness and Initial Credit Extension.

This Agreement shall not become effective, and no Lender or Issuer shall be required to make the initial Credit Extension hereunder, unless and until the Agent shall have received all of the following, in form and substance satisfactory to the Agent and each Lender, and in the case of documents, in the number of originals requested by the Agent (except that only one original of each requested Note shall be signed):

(a)            Credit Agreement and Notes.  This Agreement and each requested Note executed by each party thereto.

(b)            Resolutions; Incumbency.

(i)            Copies of the resolutions of the Board of Directors of the Company authorizing the transactions contemplated by the Loan Documents to which it is a party, certified as of the Effective Date by the Secretary, an Assistant Secretary or a similar officer of the Company; and

(ii)            A certificate of the Secretary, an Assistant Secretary or a similar officer of the Company certifying the names and true signatures of the officers of the Company authorized to execute, deliver and perform all Loan Documents to be delivered by it hereunder.

(c)            Organization Documents; Good Standing.  Each of the following documents:

(i)            the articles or certificate of formation (or similar charter document) and the bylaws (or similar governing documents) of the Company as in effect on the Effective Date, certified by the Secretary or an Assistant Secretary or a similar officer of the Company as of the Effective Date; and

(ii)            a good standing certificate or certificate of status for the Company from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of formation.

(d)            Legal Opinions.  An opinion of Foley & Lardner LLP, counsel to the Company, addressed to the Agent and the Lenders.

(e)            Payment of Fees.  Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Effective Date, together with Attorney Costs of the Agent to the extent invoiced reasonably in advance of the Effective Date, plus such additional amounts of Attorney Costs as shall constitute the Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided, that, such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent), including any such costs, fees and expenses arising under or referenced in Section 2.14 or 11.04.

(f)            Certificate.  A certificate signed by a Responsible Officer of the Company, dated as of the Effective Date, stating that:

(i)            the representations and warranties contained in Article VI are true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of such date, as though made on and as of such date; and

(ii)            no Default or Event of Default exists or would result from any Credit Extension made on such date.

(g)            Release of Guarantees under 2022 Notes Indenture and 2025 Notes Indenture.  Evidence that all guarantees shall have (or concurrently with the initial Credit Extensions hereunder will have) been released under the 2022 Notes Indenture and the 2025 Notes Indenture.

(h)            Existing Credit Agreement.  Evidence that the Company shall have (or concurrently with the initial Credit Extensions hereunder will have) (i) paid all accrued and unpaid interest on the outstanding Revolving Loans through the Effective Date, (ii) prepaid any Revolving Loans to the extent necessary to keep the outstanding Revolving Loans ratable with the revised Revolving Commitments as of the Effective Date (it being understood that any Existing Lenders that are signatory hereto hereby waive any additional amounts required pursuant to the terms of Section 4.04 of the Existing Credit Agreement in respect of the principal amount of Revolving Loans so prepaid), (iii) paid all accrued commitment and letter of credit fees owing to the Existing Lenders under the Existing Credit Agreement through the Effective Date, (iv) prepaid term loan(s) under the Existing Credit Agreement to the extent necessary to result in (A) such outstanding term loan(s) not exceeding the aggregate Term A Commitments as of the Effective Date, and (B) the Term A Loans being held ratably with the Term A Commitments as of the Effective Date (it being understood that any Existing Lenders that are signatory hereto hereby waive any additional amounts required pursuant to the terms of Section 4.04 of the Existing Credit Agreement in respect of the principal amount of term loan(s) so prepaid), (v) paid all accrued and unpaid interest owing with respect to the outstanding term loan(s) under the Existing Credit Agreement, (vi) terminated all commitments under the Existing Credit Agreement, and (vii) terminated all guarantees, security interests and liens provided or granted to the Agent or any other secured party under the Existing Credit Agreement and the other loan documents entered into in connection therewith.

(i)            Absence of Proceedings.  A certificate from a Responsible Officer of the Company certifying that there is no action, suit, investigation or proceeding threatened in writing or pending in any court or before any arbitrator or Governmental Authority that (i) relates to the credit facilities hereunder, and (ii) has a reasonable possibility of being determined in a manner that would (A) prohibit the closing of such credit facilities, or (B) adversely affect in any material respect the interests of the Agent or any Lender under or in respect of such facilities.

(j)            Other Documents.  Such other approvals, opinions, documents or materials as the Agent or any Lender may reasonably request (it being understood that this clause (j) shall not require the delivery of any collateral documentation).

Without limiting the generality of the provisions of Section 10.03(c), for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.  The Agent shall promptly notify the Company and the Lenders of the occurrence of the Effective Date, which notice shall be conclusive and binding.

5.02            Conditions to All Credit Extensions.

The obligation of each Lender to make any Loan to be made by it and the obligation of any Issuer to Issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date or Issuance Date:

(a)            Notice, Application.  The Agent shall have received a Notice of Borrowing or, in the case of any Issuance of any Letter of Credit, the applicable Issuer and the Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.02;

(b)            Continuation of Representations and Warranties.  The representations and warranties in Article VI (other than, from and after the Covenant Change Date, the representations and warranties set forth in Sections 6.05, 6.11(b) and 6.12) shall be true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of such Borrowing Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 5.02(b), the representations and warranties contained in Section 6.11(a)(i) and Section 6.11(a)(ii) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) and Section 7.01(b)); and

(c)            No Existing Default.  No Default or Event of Default shall exist or shall result from such Borrowing or Issuance.

Each Notice of Borrowing submitted by a Borrower hereunder and each L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date or Issuance Date, as applicable, that the conditions in this Section 5.02 are satisfied.

5.03            Initial Loans to a Subsidiary Borrower.

The Revolving Lenders shall not be required to make the initial Revolving Loan to any Subsidiary Borrower unless and until such Subsidiary Borrower has furnished to the Agent with sufficient copies for the Revolving Lenders of:

(a)            Resolutions; Incumbency.

(i)            Copies of the resolutions of the Board of Directors of such Subsidiary Borrower authorizing the transactions contemplated hereby, certified as of the date such Subsidiary Borrower joins this Agreement by the Secretary or an Assistant Secretary or similar officer of such Subsidiary Borrower; and

(ii)            A certificate of the Secretary or Assistant Secretary or similar officer of such Subsidiary Borrower certifying the names and true signatures of the officers of such Subsidiary Borrower authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder.

(b)            Organization Documents; Good Standing.  Each of the following documents:

(i)            the articles or certificate of incorporation (or similar charter document) and the bylaws (or similar governing documents) of such Subsidiary Borrower as in effect on the date such Subsidiary Borrower joins this Agreement, certified by the Secretary or Assistant Secretary (or the general partner, if applicable) of such Subsidiary Borrower as of the date such Subsidiary Borrower joins this Agreement; and

(ii)            a good standing certificate or certificate of status for such Subsidiary Borrower from the Secretary of State (or similar, applicable Governmental Authority) of its jurisdiction of formation (to the extent applicable).

(c)            Legal Opinion.  A written opinion of counsel to such Subsidiary Borrower, addressed to the Agent and the Revolving Lenders and in substance reasonably acceptable to the Agent.

(d)            Notes.  A Note of such Subsidiary Borrower for each Revolving Lender that has requested a Note pursuant to Section 2.02(b).

(e)            “Know Your Customer” Requirements.  All documentation and other information requested by the Agent or any Lender that is required under applicable “know your customer” and anti-money laundering rules and regulations, including all information required under the PATRIOT Act.

(f)            Other Documents.  Such other approvals, opinions, documents or materials as the Agent or any Revolving Lender may reasonably request.

ARTICLE VI

 REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Agent and each Lender that:

6.01            Corporate Existence and Power.

The Company, each Subsidiary Borrower and each of their respective Material Subsidiaries:

(a)            is a corporation or other entity duly organized, validly existing and, to the extent applicable to such entity, in good standing under the laws of the jurisdiction of its incorporation;

(b)            has the power and authority and all governmental licenses, authorizations, consents and approvals to (i) own its assets and to carry on its business in all material respects and (ii) to execute, deliver, and perform its obligations under the Loan Documents to which it is a party;

(c)            is duly qualified as a foreign entity in each state in the United States and is licensed and in good standing (or similar status) under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, if applicable to such entity; and

(d)            is in compliance with all Requirements of Law;

except, in each case referred to in subsection (b)(i), (c) or (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02            Corporate Authorization; No Contravention.

The execution, delivery and performance by each Borrower of each Loan Document to which such Person is party have been duly authorized by all necessary corporate or other action, and do not and will not:

(a)            contravene the terms of any of such Person’s Organization Documents;

(b)            conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or

(c)            violate any Requirement of Law.

6.03            Governmental and Third-Party Authorization.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person (except those that have been obtained and remain in effect and disclosure filings that are required to be made with the SEC in connection with the transactions contemplated by the Loan Documents) is necessary or required to be made or obtained by any Borrower in connection with the execution, delivery or performance by such Borrower of any Loan Document to which it is a party or for the enforcement against such Borrower of any Loan Document (including, in the case of the Company, Article XII) to which it is a party.

6.04            Binding Effect.

Each Loan Document to which any Borrower is a party constitutes the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.05            Litigation.

There are no actions, suits or proceedings pending or, to the best knowledge of the Company, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, against any Borrower or any Material Subsidiary or any of their respective properties:

(a)            which pertain to this Agreement, any other Loan Document or any of the transactions contemplated hereby or thereby; or

(b)            as to which there exists a substantial likelihood of an adverse determination, which determination could reasonably be expected to have a Material Adverse Effect.

6.06            No Default.

Neither the Company nor any Material Subsidiary is in default under or with respect to any Contractual Obligation which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect.

6.07            ERISA Compliance.

Except as specifically disclosed in Schedule 6.07:

(a)            Each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal or state law, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Effect.  Each Pension Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Pension Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, except to the extent that the failure to receive such letter could not reasonably be expected to have a Material Adverse Effect, and, to the best knowledge of the Company, nothing has occurred that would cause the loss of such tax-qualified status, except to the extent that such loss would not reasonably be expected to have a Material Adverse Effect.

(b)            There are no pending or, to the best knowledge of Company, threatened (in writing) claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)            Except to the extent that the following could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (iv) neither the Company nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to subject to Section 4069 or Section 4212(c) of ERISA; and (v) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)            Each Borrower represents and warrants as of the Effective Date that such Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans to repay or secure any of the Obligations.

6.08            Use of Proceeds; Margin Regulations.

The proceeds of the Loans and Letters of Credit are to be used solely for the purposes set forth in and permitted by Section 7.11.  Neither the Company nor any Material Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

6.09            Title to Properties.

The Company and each Material Subsidiary have good record and marketable title in fee simple to, or valid leasehold or other valid contractual interests (which contractual interests provide the Company or such Material Subsidiary, as applicable, with all reasonably necessary rights to occupy, use, and enjoy the subject property) in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title or interest as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10            Taxes.

Except as disclosed on Schedule 6.10, the Company and its Restricted Subsidiaries have filed all Federal and other material tax returns required to be filed by them, and have paid all Federal and other material taxes shown on such returns and all material assessments imposed by any governmental authority in respect thereof, except for taxes and assessments that are being contested in good faith by appropriate action and for which adequate reserves have been provided in accordance with GAAP.

6.11            Financial Condition.

(a)            (i)            The audited consolidated balance sheet of the Company and its Subsidiaries dated September 30, 2017, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year ended on that date: (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as expressly noted therein; and (B) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby.

(ii)            The unaudited condensed consolidated balance sheet of the Company and its Subsidiaries dated December 31, 2017, and the related condensed consolidated statements of income, shareholders’ equity and cash flows for the fiscal quarter ended on that date (the “Interim Financial Statements”): (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except for the absence of footnotes and as otherwise expressly noted therein, subject to ordinary, good faith year-end and audit adjustments; and (B) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby.

(b)            Since September 30, 2017, there has been no Material Adverse Effect.

6.12            Environmental Matters.

The Company and its Material Subsidiaries conduct in the ordinary course of business (in a manner sufficient to enable the Company to make the representation and warranty set forth in this Section 6.12) a review of the effect of existing Environmental Laws and Environmental Claims on their respective businesses, operations and properties, and as a result thereof the Company has reasonably concluded that, except for matters for which adequate reserves are maintained or as specifically disclosed in Schedule 6.12, the aggregate effects of such Environmental Laws and Environmental Claims could not reasonably be expected to have a Material Adverse Effect.

6.13            Regulated Entities.

None of the Company, any Person controlling the Company, or any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940.

6.14            Capitalization; Subsidiaries.

As of the Effective Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.14 hereto and has no material equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.14.

6.15            Insurance.

Except to the extent the failure to be so insured could not reasonably be expected to have a Material Adverse Effect, the properties of the Company and its Restricted Subsidiaries are self-insured in a manner permitted under Section 7.06 or otherwise insured with insurance companies not Affiliates of the Company in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and are similarly situated.

6.16            Subsidiary Borrower Supplements.

For so long as any Restricted Subsidiary shall be a Subsidiary Borrower, the representations and warranties of such Restricted Subsidiary in such Subsidiary’s Subsidiary Borrower Supplement are true and correct in all material respects.

6.17            Full Disclosure.

None of the representations or warranties made by any Borrower in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the written statements contained in any exhibit, report, statement or certificate furnished by or on behalf of any Borrower pursuant to the Loan Documents (as modified or supplemented by other information so furnished) contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect, when taken as a whole, on the date when made (it being understood that with respect to any projections and forecasts provided by the Company or any Subsidiary, (a) the Company represents and warrants that such projections and forecasts were prepared based on good faith estimates and assumptions believed by the Company or such Subsidiary to be reasonable as of the date of the applicable projections or forecasts), and (b) actual results during the period covered by any such projections or forecasts may differ from projected or forecasted results).

6.18            Anti-Terrorism Laws; OFAC.

(a)            Anti-Terrorism Laws.  To the extent applicable, the Company and each of its Subsidiaries is in compliance in all material respects with the Sanctions Laws and Regulations.

(b)            OFAC.  No Borrower, nor any Subsidiary, nor, to the knowledge of the Company, any director, officer, employee, agent, or controlled Affiliate thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is, (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority, or (iii) located, organized or resident in a Designated Jurisdiction, except to the extent that being so located, organized or resident does not violate any applicable Sanctions.

6.19            PATRIOT Act.

To the extent applicable, the Company and each Subsidiary is in compliance, in all material respects, with (a) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the PATRIOT Act.

6.20            Anti-Corruption Laws.

To the extent applicable, the Company and its Subsidiaries have conducted their business in compliance, in all material respects, with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar and applicable anti-corruption legislation in other jurisdictions, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws in all material respects.

6.21            EEA Financial Institutions.

No Borrower is an EEA Financial Institution.

ARTICLE VII

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnification or similar obligation not yet due and payable, and any Obligations arising under any Rate Swap Document or any Guaranteed Cash Management Agreement) shall remain unpaid or unsatisfied, or any Letter of Credit (other than any Supported Letter of Credit) shall remain outstanding, unless the Required Lenders waive compliance in writing:

7.01            Financial Statements.

The Company shall deliver to the Agent (which shall promptly make available to each Lender):

(a)            as soon as available, but not later than the earlier of (i) five Business Days after the filing thereof with the SEC and (ii) 105 days after the end of each fiscal year, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, shareholders’ equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and accompanied by the report and opinion of Deloitte & Touche LLP or another nationally-recognized independent public accounting firm, which report shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification, exception or explanatory paragraph or any qualification, exception or explanatory paragraph as to the scope of such audit (other than (i) any such exception or explanatory paragraph that is expressly solely with respect to, or expressly resulting solely from, (A) an upcoming maturity date under this Agreement that is scheduled to occur within one year from the time such report and opinion are delivered or (B) any potential inability to satisfy the financial covenants set forth in Sections 8.09 and 8.10 on a future date or in a future period and (ii) customary exceptions as to the scope of such audit with respect to entities or assets that are the subject of a Permitted Acquisition); and

(b)            as soon as available, but not later than the earlier of (i) five Business Days after the filing thereof with the SEC and (ii) 45 days after the end of each of the first three fiscal quarters of each fiscal year, a copy of the unaudited condensed consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter and the related condensed consolidated statement of income for the period commencing on the first day and ending on the last day of such fiscal quarter and condensed consolidated statements of cash flows and shareholders’ equity for the period commencing on the first day of the related fiscal year and ending on the last day of such fiscal quarter, certified by a Responsible Officer of the Company as fairly presenting in all material respects, in accordance with GAAP (subject to good faith year-end and audit adjustments and the absence of footnotes), the financial position and the results of operations of the Company and the Subsidiaries;

provided, that, if, at the end of any fiscal year or fiscal quarter for which financial statements are to be delivered pursuant to Section 7.01(a) or (b), any Subsidiary of the Company is an Unrestricted Subsidiary at such time, concurrently with the delivery of any financial statements pursuant to Section 7.01(a) or (b), the Company shall deliver to the Agent (which shall promptly make available to each Lender) the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of any Unrestricted Subsidiary from such consolidated financial statements delivered pursuant to Section 7.01(a) or (b).

7.02            Certificates; Other Information.

The Company shall furnish to the Agent (which shall promptly make available to each Lender):

(a)            concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a Compliance Certificate executed by a Responsible Officer of the Company (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b)            promptly, copies of all financial statements and reports that the Company sends to its shareholders generally, and copies of all registration statements (other than exhibits thereto and any registration statements on Form S-8 or its equivalent) and final reports on Forms 10-K and 10-Q that the Company shall have filed with the SEC;

(c)            promptly after S&P, Moody’s or Fitch shall have publicly announced a change in the Ratings, written notice thereof; and

(d)            promptly, such additional information regarding the business, financial position or organizational affairs of the Company or any Restricted Subsidiary as the Agent, at the request of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01, Section 7.02(a) or Section 7.02(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which such documents are filed with the SEC via the EDGAR filing system (or any successor filing system), to the extent such documents are publicly available, (ii) on which the Company posts such documents, or provides a link thereto, on the Company’s website on the Internet at the website address listed on Schedule 11.02, or (iii) on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided, that, the Company shall (in the case of clauses (ii) and (iii)) notify, and (in the case of clause (i) for filings other than regularly scheduled quarterly and annual filings) endeavor to notify (which in each case may be by facsimile or electronic mail) the Agent (which shall notify each Lender) of the filing or posting of any such document and, promptly upon request by the Agent, provide to the Agent by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Agent.  The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Company hereby acknowledges that (A) MLPFS and/or Bank of America will make available to the Lenders (including potential Lenders) and the Issuers materials and/or information provided by or on behalf of the Company hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”), and (B) certain of the Lenders (or potential Lenders) may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”).  The Company hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (1) all Borrower Materials that are made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Company shall be deemed to have authorized MLPFS, Bank of America, the Lenders (including the proposed Lenders) to treat such Borrower Materials as not containing any material non-public information with respect to the Company or its securities for purposes of United States Federal and state securities laws, it being understood that certain of such Borrower Materials may be subject to the confidentiality requirements of Section 11.08; (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (4) MLPFS and Bank of America shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on, and shall only post such Borrower Materials on, the portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Company shall be under no obligation to mark any Borrower Materials “PUBLIC”.  The Company acknowledges and agrees that the list of Disqualified Institutions does not constitute material non-public information and shall be posted promptly to all Lenders by the Agent (including any updates thereto).

7.03            Notices.

The Company shall notify the Agent (and the Agent shall promptly thereafter notify each Lender):

(a)            promptly after a Responsible Officer of the Company obtains knowledge thereof, of the occurrence of any Default or Event of Default;

(b)            promptly after a Responsible Officer of the Company obtains knowledge thereof, of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c)            promptly, but in no event more than 10 days after such event becomes known to a Responsible Officer of the Company, the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, and deliver to the Agent (and the Agent shall promptly thereafter deliver to each Lender) a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such ERISA Event.

Each notice under this Section 7.03 shall be accompanied by a written statement by a Responsible Officer of the Company setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time.  Each notice under Section 7.03(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

7.04            Preservation of Corporate Existence, Etc.

Except as otherwise expressly permitted hereby, the Company shall, and shall cause each Material Subsidiary to:

(a)            preserve and maintain (i) in full force and effect its corporate or other organizational existence, and (ii) good standing (if applicable) under the laws of its state or jurisdiction of formation, except to the extent otherwise expressly permitted herein;

(b)            preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business except in connection with transactions permitted by Section 8.03 and Dispositions of assets permitted by Section 8.02A or Section 8.02B (as applicable), and except for any of the foregoing the expiration or termination of which could not reasonably be expected to have a Material Adverse Effect;

(c)            use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill except to the extent otherwise permitted herein; and

(d)            preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.05            Maintenance of Property.

The Company shall maintain and preserve, and shall cause each Restricted Subsidiary to maintain and preserve, all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted, and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

7.06            Insurance.

Except to the extent the failure to so maintain could not reasonably be expected to have a Material Adverse Effect, the Company shall maintain, and shall cause each Material Subsidiary to maintain, with independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided, that, self-insurance of risks and in amounts customary in the Company’s and its Material Subsidiaries’ industry shall be permitted.

7.07            Payment of Taxes.

The Company shall, and shall cause each Restricted Subsidiary to, pay and discharge as the same shall become due and payable, all Federal and other material tax liabilities which have become due pursuant to related returns or pursuant to any assessments in respect thereof, unless the same are being contested in good faith by appropriate action and adequate reserves in accordance with GAAP are being maintained by the Company or such Restricted Subsidiary.

7.08            Compliance with Laws.

The Company shall comply, and shall cause each Restricted Subsidiary to comply, with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including ERISA and the Federal Fair Labor Standards Act), except (a) such as may be contested in good faith or as to which a bona fide dispute may exist, or (b) to the extent non-compliance could not reasonably be expected to have a Material Adverse Effect.

7.09            Inspection of Property and Books and Records.

The Company shall maintain, and shall cause each Restricted Subsidiary to maintain, books of record and account sufficient to permit the preparation of consolidated financial statements in conformity with GAAP.  The Company shall permit, and shall cause each Restricted Subsidiary to permit, representatives and independent contractors of the Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants (subject, in the case of such accountants, to the Company having a reasonable opportunity to be present during, or otherwise participate in, such discussion), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company, all at the expense of such Lender or, if applicable, the Agent; provided, that, the Company and its Restricted Subsidiaries shall not be required to permit more than one (1) such on-site visit and inspection during any calendar year in the aggregate for the Agent and all Lenders (it being understood that only the Agent may conduct such on-site visit and inspections when an Event of Default does not exist); provided, further, that, when an Event of Default exists, the Agent or any Lender may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.  Notwithstanding anything to the contrary in this Section 7.09, none of the Company or any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Agent or any Lender (or their respective representatives or contractors) is prohibited by any applicable legal requirement or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

7.10            Environmental Laws.

The Company shall, and shall cause each Restricted Subsidiary to, conduct its operations and keep and maintain its property in compliance with all Environmental Laws, the violation of which could reasonably be expected to have a Material Adverse Effect.

7.11            Use of Proceeds.

The Company shall, and shall cause each Restricted Subsidiary to, use the proceeds of the Loans and Letters of Credit (a) to repay certain outstanding obligations under the Existing Credit Agreement, and (b) for working capital, capital expenditures and other general corporate purposes (including financing Permitted Acquisitions made in accordance with Section 8.04) not in contravention of any Requirement of Law or of any Loan Document.  Neither the Company nor any Subsidiary shall use the proceeds of the Loans or Letters of Credit, directly or indirectly, in violation of the provisions of Regulations T, U or X of the FRB.

7.12            Anti-Corruption Laws.

The Company shall, and shall cause each of its Subsidiaries to, conduct its business in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar and applicable anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws in all material respects.

ARTICLE VIII

 NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation (other than any contingent indemnification or similar obligation not yet due and payable, and any Obligations arising under any Rate Swap Document or any Guaranteed Cash Management Agreement) shall remain unpaid or unsatisfied, or any Letter of Credit (other than any Supported Letter of Credit) shall remain outstanding, unless the Required Lenders waive compliance in writing:

8.01            Limitation on Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following:

(a)            any Lien existing on property of the Company or any Restricted Subsidiary on the Effective Date and set forth in Schedule 8.01 securing Indebtedness (or commitments therefor) outstanding on the Effective Date;

(b)            any Lien created under any Loan Document;

(c)            any Lien for taxes or assessments or other governmental charges or levies not then delinquent for more than 90 days, that are then remaining payable without penalty or which are being contested in good faith and for which adequate reserves are being maintained to the extent required by GAAP and, in each case, to the extent no notice of lien has been filed or recorded under the Code;

(d)            any warehousemen’s, materialmen’s, mechanic’s, repairmen’s, landlord’s or other similar Liens arising by law for sums not then due and payable (or which, if due and payable, remain payable without penalty or are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

(e)            survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions, in each case, as to the use of real properties or Liens incidental to the conduct of the business of the Company or any Restricted Subsidiary or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of the Company and its Restricted Subsidiaries taken as a whole or materially impair the operation of the business of the Company and its Restricted Subsidiaries taken as a whole;

(f)            pledges or deposits (i) in connection with workers’ compensation, unemployment and other insurance, other social security legislation and other types of statutory obligations or the requirements of any official body; (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations incurred in the ordinary course of business; (iii) to obtain or secure obligations with respect to letters of credit, guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA); or (iv) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(g)            Liens on property or assets of a Person existing at the time such Person acquires such property or assets or is merged with or into or consolidated with the Company or a Restricted Subsidiary (and not created or incurred in anticipation of such transaction); provided, that, such Liens are not extended to any property or assets of the Company or any Restricted Subsidiary other than the property or assets acquired and the proceeds thereof;

(h)            other Liens not securing indebtedness that are incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the Company and its Restricted Subsidiaries taken as a whole or materially impair the operation of the business of the Company and its Restricted Subsidiaries taken as a whole;

(i)            Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, in accordance with the terms of this Agreement of any Indebtedness secured by any Liens referred to in clauses (a), (g) and (o) of this Section 8.01 to the extent that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not increased;

(j)            Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;

(k)            licenses and sublicenses of intellectual property granted in the ordinary course of business;

(l)            Liens to secure obligations in respect of capital leases on assets subject to such leases; provided, that, such Liens do not extend to or cover any assets other than such assets that are acquired or constructed after the Effective Date with the proceeds of the obligations arising under the capital leases described above and any assets that, in the ordinary course of business, are subject to Liens in favor of the same creditor for other assets subject to any existing capital leases or agreements described above;

(m)            Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of letters of credit and banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(n)            Liens securing Purchase Money Debt; provided, that, the Purchase Money Debt secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(o)            Liens on property or Equity Interests of another Person at the time such other Person becomes a Subsidiary; provided, that, (i) the Liens may not extend to any other property or Equity Interests owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto) and (ii) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary;

(p)            Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Company and/or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Company and/or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company and/or any of its Restricted Subsidiaries in the ordinary course of business, and (ii) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (Y) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (Z) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(q)            Liens securing judgments or judicial attachment for the payment of money not constituting an Event of Default under Section 9.01(i) so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(r)            leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Indebtedness;

(s)            any interest or title of (i) an owner of equipment or inventory on loan or consignment, or as part of a conditional sale, to the Company or any of its Restricted Subsidiaries and Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business and (ii) a lessor or secured by a lessor’s interest under any lease permitted under this Agreement;

(t)            deposits in the ordinary course of business to secure liability to insurance carriers;

(u)            contractual rights of set-off and similar rights securing Swap Contracts and Cash Management Agreements so long as any related Indebtedness is permitted to be incurred under this Agreement;

(v)            options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Agreement;

(w)            Liens attaching to earnest money deposits (or equivalent deposits otherwise named) made in connection with proposed acquisitions in an amount not to exceed $25,000,000;

(x)            (i) set-off rights not otherwise set forth in Section 8.01(p), or (ii) Liens arising in connection with repurchase agreements that constitute Investments;

(y)            Liens on cash and other deposits or net worth imposed in connection with contracts entered into the ordinary course of business;

(z)            Liens on vehicles or related property securing obligations under any Floor Plan Financing Facility permitted by this Agreement incurred in the ordinary course of business; provided, that, the aggregate principal amount of all obligations at any time outstanding under all Floor Plan Financing Facilities after giving effect to such incurrence does not exceed the total cost of the vehicles and equipment securing such obligations;

(aa)            Liens on (i) assets of a Leasing Subsidiary securing Indebtedness under Leasing Transactions permitted under this Agreement and (ii) Leasing Assets for which the applicable lessee is not permitted by applicable law to hold title to such Lease Assets;

(bb)            Liens on the Equity Interests of a Securitization Subsidiary and accounts receivable and other financial and related assets described in the definition of Permitted Securitization, in each case, incurred in connection with a Permitted Securitization and in an aggregate outstanding principal amount not to exceed the greater of (i) $350,000,000 and (ii) 12.75% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries (determined as of the end of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 7.01(a) or (b) or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Company ended March 31, 2018, determined with reference to the Interim Financial Statements);

(cc)            [reserved];

(dd)            prior to the Covenant Change Date, Liens not otherwise permitted under this Agreement securing an aggregate principal amount not to exceed the greater of (i) $350,000,000 and (ii) 12.75% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries (determined as of the end of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 7.01(a) or (b) or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Company ended March 31, 2018, determined with reference to the Interim Financial Statements);

(ee)            from and after the Covenant Change Date, Liens securing Indebtedness permitted pursuant to Section 8.05B(h)(ii);

(ff)            Liens on cash and cash equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness; and

(gg)            Liens on the identifiable proceeds of any property or asset subject to a Lien otherwise permitted under this Agreement.

8.02A              Disposition of Assets (Pre-Covenant Change Date).

Prior to the Covenant Change Date, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any of its property or suffer to exist any Involuntary Disposition (any such transaction, excluding, for the avoidance of doubt, (x) any transfer of cash in the ordinary course of business and (y) any issuance by a Person of its own Equity Interests, a “Disposition”), including accounts and notes receivable, with or without recourse, and the Equity Interests in any Subsidiary, except:

(a)            Dispositions of inventory in the ordinary course of business, Dispositions of used, worn-out, obsolete or surplus assets (including equipment) and Dispositions of assets that, in the good faith judgment of the Company, are no longer used or useful in the business of the Company or the applicable Restricted Subsidiary;

(b)            Dispositions of equipment to the extent that such equipment is exchanged for credit against the purchase price of other revenue-producing equipment or capital assets or the proceeds of such Disposition are reasonably promptly applied to the purchase price of such other revenue-producing equipment or capital assets;

(c)            Dispositions between and among the Borrowers, Dispositions from any Subsidiary to the Company or by the Company or a Subsidiary to a Restricted Subsidiary and Dispositions permitted by Section 8.03;

(d)            Dispositions of accounts receivable, lease receivables, other financial assets and other rights and related assets pursuant to a Permitted Securitization otherwise permitted by Section 8.05A(a);

(e)            (i) sale/leaseback transactions involving an aggregate consideration not to exceed $100,000,000 after the Effective Date, and (ii) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(f)            the transfer of Lease Assets solely in connection with Leasing Transactions;

(g)            Dispositions of cash equivalents or short-term marketable securities;

(h)            licensing or sublicensing of intellectual property or other general intangibles in accordance with industry practice in the ordinary course of business and Dispositions of technical data packages;

(i)            Dispositions identified on Schedule 8.02;

(j)            Dispositions of accounts receivable arising out of sales by the Company or its Restricted Subsidiaries to Persons domiciled outside of the United States, Dispositions of accounts receivable with extended terms, Dispositions of defaulted accounts receivable without credit recourse in transactions that do not constitute securitizations and Dispositions of accounts receivable in connection with the collection or compromise thereof, in each case in the ordinary course of business consistent with past practice;

(k)            Dispositions in the ordinary course of business of real property as part of a like-kind exchange under Section 1031 of the Code;

(l)            Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights that, in the reasonable good faith determination of the Company, are not material to the conduct of its business;

(m)            Dispositions of property located outside of the United States (and not moved outside the United States in anticipation of such Disposition);

(n)            Dispositions to effectuate tax reorganizations otherwise permitted by Section 8.06(e);

(o)            any Involuntary Disposition;

(p)            any Disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $20,000,000;

(q)            Dispositions of the Equity Interests of Unrestricted Subsidiaries;

(r)            Restricted Payments not prohibited by Section 8.08;

(s)            any trade-in of equipment in exchange for other equipment; provided, that, in the good faith judgment of the Company, the Company or the applicable Restricted Subsidiary receives equipment having a fair market value equal to or greater than the fair market value of the equipment being traded in;

(t)            the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets between the Company or any of its Restricted Subsidiaries and another Person to the extent that the Related Business Assets received by the Company and its Restricted Subsidiaries are of equivalent or better market value than the Related Business Assets transferred;

(u)            the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(v)            leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and otherwise in accordance with the terms of this Agreement;

(w)            any transfer, conveyance, sale or other Disposition of property or assets consisting of auction rate securities;

(x)            foreclosures on assets to the extent it would not result in a Default or Event of Default;

(y)            any surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(z)            any other Disposition that is not permitted by the foregoing provisions of this Section 8.02A; provided, that, (i) the Company (or the applicable Restricted Subsidiary, as the case may be) receives consideration at the time of the Disposition at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise Disposed of, and (ii) at least 75% of the consideration received in the Disposition by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; it being understood and agreed that for purposes of Section 8.02A(z)(ii), each of the following will be deemed to be cash: (A) any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption or novation agreement that releases the Company or such Restricted Subsidiary from further liability with respect thereto; (B) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 450 days of their receipt to the extent of the cash received in that conversion; and (C) any Designated Non-cash Consideration received by the Company or any such Restricted Subsidiary in such Disposition having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (1) $75,000,000, and (2) 2.75% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries at the time of the receipt of such Designated Non-cash Consideration (determined as of the end of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 7.01(a) or (b) or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Company ended March 31, 2018, determined with reference to the Interim Financial Statements), with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

8.02B              Disposition of Assets (Post-Covenant Change Date).

From and after the Covenant Change Date, the Company shall not, and shall not permit any of its Subsidiaries to, Dispose of all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person.  For the avoidance of doubt, the foregoing shall not restrict the Company or its Subsidiaries in respect of conveyances, transfers, leases or other dispositions of inventory, or obsolete, used or surplus property, in each case in the ordinary course of business.

8.03            Consolidations and Mergers.

The Company shall not, and shall not permit any Restricted Subsidiary to, merge with or consolidate with or into any other Person, or consummate any Acquisition that is a “hostile” Acquisition and has not been approved by the Board of Directors and/or shareholders (or equivalent) of the target of such Acquisition, except the Company or any Restricted Subsidiary may merge or consolidate with or into any other Person so long as (a) at the time of such merger or consolidation, no Default or Event of Default shall have occurred and be continuing either immediately before or after giving effect to such transaction, (b) upon giving effect to such merger or consolidation on a pro forma basis, the Company would be in compliance with the financial covenants set forth in Sections 8.09 and 8.10 as of the most recent fiscal quarter end for which the Company was required to deliver financial statements pursuant to Section 7.01(a) or (b) (or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Company ended March 31, 2018, determined with reference to the Interim Financial Statements), (c) if such merger or consolidation involves the Company, the Company shall be the continuing or surviving Person, and (d) if such merger or consolidation involves a Borrower (other than the Company) and not the Company, such Borrower (or another Wholly-Owned Subsidiary (other than any Securitization Subsidiary and any captive insurance company Subsidiary) of the Company that becomes a Borrower pursuant to (and to the extent permitted by) Section 2.19 in connection with such transaction, to the extent such other Person assumes the obligations of such Borrower ceasing to exist as a result of such transaction) shall be the continuing or surviving Person.

In addition, any Disposition which would be permitted by Section 8.02A (other than by reference to this Section 8.03 (or any clause hereof)) or Section 8.02B (from and after the Covenant Change Date) may also be accomplished via a merger or consolidation and such merger or consolidation shall be permitted pursuant to this Section 8.03.

8.04            Restricted Investments.

Prior to the Covenant Change Date, the Company shall not, and shall not permit any Restricted Subsidiary to:

(a)            make any Acquisition that is not a Permitted Acquisition; or

(b)             make or hold any Investment, except that the Company or any Restricted Subsidiary may make or hold any Investment so long as, (i) no Default or Event of Default shall have occurred and be continuing at the time of such Investment or would result upon giving effect to such Investment, and (ii) upon giving effect to any such Investment on a pro forma basis, the Company would be in compliance with the financial covenants set forth in Sections 8.09 and 8.10 as of the most recent fiscal quarter end for which the Company was required to deliver financial statements pursuant to Section 7.01(a) or (b) (or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Company ended March 31, 2018, determined with reference to the Interim Financial Statements).

The amount of any Investment shall be (i) in the case of a capital contribution, the amount thereof (determined, in the case of a non-cash capital contribution, based upon the fair market value of the contributed property on the date of such contribution as reasonably determined by the Company), reduced by the amount of any cash equity return, (ii) in the case of a loan or advance, the amount thereof, reduced by cash repayments of loans and advances (and without regard to any write-down or write-off thereof, other than any write-down or write-off described in the first sentence of this paragraph), and (iii) in the case of a Guaranty Obligation, the amount determined in accordance with the definition of “Contingent Obligation”, reduced by any reduction in amount of Guaranty Obligations with respect to joint ventures or similar entities that are not Restricted Subsidiaries.

8.05A              Indebtedness (Pre-Covenant Change Date).

Prior to the Covenant Change Date, the Company shall not, and shall not permit any Restricted Subsidiary to, create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than:

(a)              Permitted Securitizations; provided, that, the aggregate outstanding principal amount of all Permitted Securitizations entered into by the Company and its Restricted Subsidiaries after the Effective Date shall not exceed the greater of (i) $350,000,000 and (ii) 12.75% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries (determined as of the end of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 7.01(a) or (b) or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Company ended March 31, 2018, determined with reference to the Interim Financial Statements);

(b)              obligations (contingent or otherwise) existing or arising under any Swap Contract; provided, that, such Swap Contract is incurred to hedge bona fide business risks and not for speculative purposes;

(c)              Indebtedness arising under the Loan Documents or any Cash Management Agreement entered into in the ordinary course of business;

(d)              Indebtedness incurred by a Leasing Subsidiary in a Leasing Transaction that is non-recourse to the Company or any Restricted Subsidiary of the Company (other than Leasing Subsidiaries);

(e)              (i) Indebtedness existing on the Effective Date and listed on Schedule 8.05; (ii) Indebtedness of the Company under the 2022 Notes in an aggregate outstanding principal amount not to exceed $250,000,000; and (iii) Indebtedness of the Company under the 2025 Notes in an aggregate outstanding principal amount not to exceed $250,000,000;

(f)              unsecured Guarantees by the Company of Indebtedness of a Restricted Subsidiary otherwise permitted to be incurred under this Agreement;

(g)              (i) Indebtedness incurred by the Company or any Restricted Subsidiary pursuant to any Floor Plan Financing Facility that does not exceed any time outstanding $150,000,000 and (ii) Indebtedness constituting credit support for third party customer financing in the ordinary course of business;

(h)              Indebtedness of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this Section 8.05A, in an aggregate principal amount not to exceed at any time outstanding the greater of (i) $250,000,000, and (ii) 9.25% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries (determined as of the end of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 7.01(a) or (b) or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Company ended March 31, 2018, determined with reference to the Interim Financial Statements);

(i)              Indebtedness secured by Liens permitted pursuant to Section 8.01(l) or Section 8.01(n); provided, that, (i) the aggregate principal amount of all such Indebtedness shall not exceed at any time outstanding the greater of (A) $150,000,000, and (B) 5.50% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries (determined as of the end of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 7.01(a) or (b) or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Company ended March 31, 2018, determined with reference to the Interim Financial Statements); and (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset(s) financed;

(j)              Indebtedness incurred in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance and self-insurance obligations, and, for the avoidance of doubt, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or incurred (including guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business;

(k)              Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Equity Interests of a Restricted Subsidiary otherwise permitted under this Agreement;

(l)              Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business (provided, that, such Indebtedness is extinguished within five Business Days of incurrence) and Indebtedness arising from negative account balances in cash pooling arrangements arising in the ordinary course of business;

(m)              Indebtedness of the Company or any Restricted Subsidiary assumed in connection with, or owing by an acquired entity at the time of, an Acquisition (such Indebtedness, “Permitted Acquired Debt”); provided, that, (i) the Acquisition pursuant to which such Indebtedness was acquired constitutes a Permitted Acquisition, and (ii) such Indebtedness does not, as of the last day of the most recently ended fiscal quarter, exceed $150,000,000;

(n)              Refinancing Debt with respect to Indebtedness described in the foregoing clauses (e), (i), or (m) or this clause (n); and

(o)              any other unsecured Indebtedness of the Company not permitted by the foregoing clauses of this Section 8.05A; provided, that, immediately after giving effect to the incurrence of such Indebtedness and the receipt and application of the proceeds therefrom, (i) the Consolidated Fixed Charge Coverage Ratio (as defined in the 2025 Notes Indenture (as in effect on the Effective Date) and calculated in a manner consistent with the 2025 Notes Indenture (as in effect on the Effective Date)) of the Company and its Restricted Subsidiaries, determined on a pro forma basis as if any such Indebtedness (including any other Indebtedness being incurred contemporaneously, other than Indebtedness incurred under the revolving portion of a credit facility), and any other Indebtedness incurred since the beginning of the most recently ended period of four consecutive fiscal quarters (other than Indebtedness incurred under the revolving portion of a credit facility), had been incurred and the proceeds thereof had been applied at the beginning of such period of four consecutive fiscal quarters, and any other Indebtedness repaid (other than Indebtedness incurred under the revolving portion of a credit facility) since the beginning of such period of four consecutive fiscal quarters had been repaid at the beginning of such period, would, (A) with respect to any Indebtedness assumed in connection with, or owing by an acquired entity at the time of, an Acquisition, either (1) be greater than 2.00 to 1.00 or (2) increase, and, (B) with respect to any other Indebtedness, be greater than 2.00 to 1.00, and (ii) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness.

8.05B              Indebtedness (Post-Covenant Change Date).

From and after the Covenant Change Date, the Company shall not, and shall not permit any Subsidiary to, create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, other than:

(a)              Permitted Securitizations; provided, that, the aggregate outstanding principal amount of all Permitted Securitizations entered into by the Company and its Subsidiaries after the Effective Date shall not exceed the greater of (i) $350,000,000 and (ii) 12.75% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries (determined as of the end of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 7.01(a) or (b) or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Company ended March 31, 2018, determined with reference to the Interim Financial Statements);

(b)              obligations (contingent or otherwise) existing or arising under any Swap Contract; provided, that, such Swap Contract is incurred to hedge bona fide business risks and not for speculative purposes;

(c)              Indebtedness arising under the Loan Documents or any Cash Management Agreement entered into in the ordinary course of business;

(d)              Permitted Acquired Debt; provided, that, (i) the Acquisition pursuant to which such Indebtedness was acquired constitutes a Permitted Acquisition, and (ii) such Indebtedness does not, as of the last day of the most recently ended fiscal quarter, exceed $150,000,000;

(e)              (i) Indebtedness existing on the Effective Date and listed on Schedule 8.05; (ii) unsecured Indebtedness of the Company and (iii) unsecured Contingent Obligations of any Subsidiary with respect to Indebtedness of the Company so long as such Subsidiary has provided a guaranty of the Obligations on terms and conditions reasonably satisfactory to the Agent;

(f)              Indebtedness incurred by a Leasing Subsidiary in a Leasing Transaction that is non-recourse to the Company or any Subsidiary of the Company (other than Leasing Subsidiaries);

(g)              (i) Indebtedness incurred by the Company or any Subsidiary pursuant to any Floor Plan Financing Facility that does not exceed any time outstanding $150,000,000 and (ii) Indebtedness constituting credit support for third party customer financing in the ordinary course of business;

(h)              (i) unsecured Indebtedness of any Subsidiary not otherwise permitted pursuant to this Section 8.05B, and (ii) secured Indebtedness of the Company or any Subsidiary not otherwise permitted pursuant to this Section 8.05B, in an aggregate principal amount for clauses (h)(i) and (h)(ii) not to exceed at any time outstanding the greater of (x) $500,000,000, and (y) 15% of the Consolidated Net Tangible Assets of the Company and its Subsidiaries (determined as of the end of the most recent fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 7.01(a) or (b) or, in the case of any such determination to be made prior to the delivery of financial statements for the fiscal quarter of the Company ended March 31, 2018, determined with reference to the Interim Financial Statements);

(i)              Indebtedness secured by Liens permitted pursuant to Section 8.01(l) and Section 8.01(n);

(j)              Indebtedness incurred in respect of workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance and self-insurance obligations, and, for the avoidance of doubt, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or incurred (including guarantees thereof) by the Company or a Subsidiary in the ordinary course of business;

(k)              Indebtedness arising from agreements of the Company or a Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Equity Interests of a Subsidiary otherwise permitted under this Agreement;

(l)              Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business (provided, that, such Indebtedness is extinguished within five Business Days of incurrence) and Indebtedness arising from negative account balances in cash pooling arrangements arising in the ordinary course of business; and

(m)              Refinancing Debt with respect to Indebtedness described in the foregoing clauses (d), (e), or (i) or this clause (m).

8.06            Transactions with Affiliates.

The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any transaction with any Affiliate of the Company (other than a Borrower or a Wholly-Owned Subsidiary of the Company that is a Domestic Subsidiary and a Restricted Subsidiary), except upon fair and reasonable terms substantially as favorable to the Company (or such Restricted Subsidiary) as would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Company (or such Restricted Subsidiary), except for the following:

(a)            any employment or severance agreement and any amendment thereto entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(b)            transactions between the Company or any Restricted Subsidiary and any Leasing Subsidiary (including the contribution of overhead costs consistent with past practice) in the ordinary course of business;

(c)            the payment of reasonable directors’ fees and benefits; provided, that, the amount of such fees and benefits paid to any Affiliate does not exceed the amount of such fees and benefits paid to any Person that is not otherwise an Affiliate of the Company (or such Restricted Subsidiary);

(d)            the provision of officers’ and directors’ indemnification and insurance in the ordinary course of business to the extent permitted by applicable law;

(e)            subject to Section 8.03, reorganizations of Restricted Subsidiaries consummated for the purpose of reducing tax obligations of the Company and its Restricted Subsidiaries, so long as the aggregate value of assets owned by the Company and its Domestic Subsidiaries is not materially decreased as a result thereof;

(f)            non-interest bearing intercompany loans or other advances in the ordinary course of business and consistent with past practice;

(g)            the payment of employee salaries, bonuses and employee benefits in the ordinary course of business (including the payment of commissions on behalf of any Leasing Subsidiary by the Company or any Restricted Subsidiary consistent with past practices and in the ordinary course of business);

(h)            sales or leases of goods to Affiliates in the ordinary course of business for less than fair market value, but for not less than cost;

(i)            any transaction permitted under Section 8.03, any Investment permitted under Section 8.04 (including, for the avoidance of doubt, after the Covenant Change Date), and any Restricted Payment permitted under Section 8.08 (including, for the avoidance of doubt, after the Covenant Change Date);

(j)            any contribution of capital to the Company; and

(k)            transactions effected as part of a Permitted Securitization.

8.07            Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

Prior to the Covenant Change Date, the Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Equity Interests owned by the Company or any Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary, (b) make loans or advances to the Company or any Restricted Subsidiary thereof, or (c) transfer any of its property or assets to the Company or any Restricted Subsidiary; provided, that, the preceding restrictions will not apply to the following encumbrances or restrictions (including those existing under or by reason of):

(i)            any encumbrance or restriction in existence on the Effective Date and set forth on Schedule 8.07 (including pursuant to any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings of any of the agreements or documents providing for such existing encumbrances and restrictions, so long as such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, in the good faith judgment of the Company, are no more restrictive in any material respect, taken as a whole, with respect to such encumbrances and restrictions than those contained in the agreements and documents set forth on Schedule 8.07);

(ii)            any encumbrance or restriction existing at the time of the acquisition of property, so long as the encumbrances or restrictions relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(iii)            any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary of the Company on or after the Effective Date, which is in existence at the time such Person becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary or merging with or into a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person;

(iv)            any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Indebtedness issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (i) through (iii), so long as such encumbrances and restrictions contained in any such agreement are not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those contained in the agreements governing the Indebtedness being renewed, refunded, replaced, refinanced or extended in the good faith judgment of the Company;

(v)            customary provisions restricting subletting or assignment of any lease, sublease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(vi)            any encumbrance or restriction by reason of applicable law, rule, regulation, order, approval, license, permit or similar restriction;

(vii)            any encumbrance or restriction under this Agreement or any other Loan Document;

(viii)            any encumbrance or restriction in connection with the sale of assets or Equity Interests, including, without limitation, any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(ix)            restrictions on cash and other deposits or net worth imposed by direct or indirect customers or suppliers under contracts entered into the ordinary course of business;

(x)            encumbrances or restrictions that are customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, sale leaseback agreements and other similar agreements;

(xi)            encumbrances and restrictions under any instrument governing Indebtedness or Equity Interests of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Equity Interests were incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement;

(xii)            encumbrances and restrictions arising in respect of purchase money obligations (including capital leases) for property acquired in the ordinary course of business to the extent such restrictions and encumbrances apply to the property so acquired (and proceeds thereof) and are of the nature described in clause (iii) of this Section 8.07;

(xiii)            Liens securing Indebtedness or other obligations otherwise permitted under this Agreement that limit the right of the debtor to dispose of the assets subject to such Liens;

(xiv)            encumbrances or restrictions relating to any Securitization Obligations or other contractual requirements of a Securitization Subsidiary that is a Restricted Subsidiary in connection with a Permitted Securitization; provided, that, such restrictions apply only to such Securitization Subsidiary or the accounts receivable and other financial assets which are subject to such Permitted Securitization;

(xv)            any other agreement governing Indebtedness entered into after the Effective Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Effective Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Effective Date;

(xvi)            restrictions on the sale, lease or transfer of property or assets arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company and the Restricted Subsidiaries taken as a whole; and

(xvii)            encumbrances or restrictions arising under deferred compensation arrangements or any “rabbi trust” formed in connection with any such arrangement;

provided, further, that, nothing contained in this Section 8.07 shall prevent the Company or any Restricted Subsidiary from (A) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under Section 8.01, or (B) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries incurred in accordance with Section 8.05A and Section 8.01.

8.08            Restricted Payments.

Prior to the Covenant Change Date, the Company shall not, and shall not permit any Restricted Subsidiary to, declare or make any Restricted Payment, other than:

(a)            dividends and distributions payable solely in common stock of the Company or in rights or options to acquire such common stock;

(b)            cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company or any of its Restricted Subsidiaries;

(c)            withholding tax payments made on behalf of employees in connection with the exercise by such employees of stock options or other rights to purchase Equity Interests or the vesting of restricted Equity Interests;

(d)            that portion of any cash payment actually made by the Company or such Restricted Subsidiary representing the “strike price” for any stock option, warrant or other convertible or exchangeable security payable by the holder thereof, but only to the extent such “strike price” was actually received by the Company or such Restricted Subsidiary and no netting of such payment was made by the Company or such Restricted Subsidiary, in each case, prior to the Company or such Restricted Subsidiary making any cash payment in respect of such stock option, warrant or other convertible or exchangeable security;

(e)            Restricted Payments by a Restricted Subsidiary to the Company or another Restricted Subsidiary;

(f)            Permitted Restricted Payments; and

(g)            any other Restricted Payment so long as (i) no Event of Default exists or would result therefrom, (ii) after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to Section 8.05A, and (iii) the aggregate amount expended or declared for all Restricted Payments made by the Company and its Restricted Subsidiaries on or after the Effective Date (excluding the amount of any Permitted Restricted Payments) shall not exceed an amount equal to the sum (without duplication) of (A) $1,459,257,000, plus (B) 50% of the consolidated net income of the Company and its Restricted Subsidiaries (or if such consolidated net income shall be a deficit, minus 100% of such deficit), accrued on a cumulative basis during the period (taken as one accounting period) from the Effective Date and ending on the last day of the fiscal quarter immediately preceding the date of the applicable proposed Restricted Payment, plus (C) 100% of the aggregate net proceeds (including the fair market value of property other than cash, as determined in good faith by the Company) received by the Company subsequent to the Effective Date either (1) as a contribution to its common equity capital, or (2) from the issuance and sale (other than to a Subsidiary) of its Equity Interests, including Equity Interests issued upon the conversion of Indebtedness or redeemable Equity Interests of the Company, and from the exercise of options, warrants or other rights to purchase such Equity Interests (other than, in each case, Equity Interests or Indebtedness sold to a Subsidiary), plus (D) to the extent that any Unrestricted Subsidiary of the Company designated as such on and after the Effective Date is redesignated as a Restricted Subsidiary, the lesser of (1) the fair market value of the Company’s Investment in such Unrestricted Subsidiary as of the date of such redesignation, or (2) such fair market value as of the date on which such Unrestricted Subsidiary was originally designated as an Unrestricted Subsidiary, plus (E) 100% of any dividends or interest payments received by the Company or a Restricted Subsidiary on and after the Effective Date from an Unrestricted Subsidiary, to the extent such dividends or interest payments were not otherwise included in the calculation of consolidated net income of the Company for such period.

8.09            Leverage Ratio.

The Company shall not permit the Leverage Ratio as of the last day of any fiscal quarter to be greater than 3.75 to 1.0; provided, that, upon the occurrence of a Qualified Acquisition, for the four fiscal quarter period of the Company commencing with the fiscal quarter during which such Qualified Acquisition is consummated (such period of increase, a “Leverage Increase Period”), the ratio set forth above may, upon receipt by the Agent of a Qualified Acquisition Notice, be increased to 4.25 to 1.0; provided, further, that, (a) the Company may, upon receipt by the Agent of written notice from a Responsible Officer of the Company, terminate any Leverage Increase Period prior to the completion of any such Leverage Increase Period (such termination to be effective immediately upon receipt by the Agent of such written notice), (b) for at least two consecutive fiscal quarters ending immediately following each Leverage Increase Period, the Leverage Ratio as of the end of each such fiscal quarter shall not be greater than 3.75 to 1.0 prior to giving effect to another Leverage Increase Period, and (c) each Leverage Increase Period shall apply only with respect to the calculation of the Leverage Ratio for purposes of determining compliance with this Section 8.09 and for purposes of any Qualified Acquisition Pro Forma Determination.

8.10            Interest Coverage Ratio.

The Company shall not permit the Interest Coverage Ratio as of the last day of any fiscal quarter to be less than 2.50 to 1.0.

8.11            Sanctions; Anti-Corruption Laws.

(a)            The Company shall not, and shall not permit any of its Subsidiaries to, directly or, to the Company’s knowledge, indirectly, use any Loan or Letter of Credit, or the proceeds or any Loan or Letter of Credit, or lend, contribute or otherwise make available such Loan or Letter of Credit, or the proceeds of such Loan or Letter of Credit, to any Person, to fund, in violation of Sanctions, any activities or business with any Person, or in any Designated Jurisdiction that, at the time of such funding, is the subject of any Sanctions, or in any other manner that will result in violation by any Person (including any Person participating in the transaction, whether as the Agent, a Lender, an Issuer, a Fronting Lender, or a Swing Line Lender) of any Sanctions.

(b)            The Company shall not, and shall not permit any of its Subsidiaries to, directly or, to the Company’s knowledge, indirectly, use any Loan or Letter of Credit, or the proceeds or any Loan or Letter of Credit, for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other similar and applicable anti-corruption legislation in other jurisdictions.

ARTICLE IX

 EVENTS OF DEFAULT

9.01            Event of Default.

Any of the following shall constitute an “Event of Default”:

(a)            Non-Payment.  Any Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or (ii) within five days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or

(b)            Representation or Warranty.  Any representation or warranty by any Borrower made or deemed made herein or in any other Loan Document, or contained in any certificate, document or financial or other written statement by any Borrower or any Responsible Officer of any Borrower, furnished at any time pursuant to this Agreement, or in or under any other Loan Document, is incorrect in any material respect on or as of the date made or deemed made; or

(c)            Specific Defaults.  The Company fails to perform or observe any term, covenant or agreement (i) contained in Section 8.01 and such failure continues unremedied for five Business Days after a Responsible Officer of the Company has knowledge thereof, or (ii) contained in Section 7.03(a), in Section 7.04(a)(i) (with respect to any Borrower) or in any provision of Article VIII (other than Section 8.01); or

(d)            Other Defaults.  The Company or any other Borrower fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document to which such Person is a party, and such default shall continue unremedied for a period of 30 days after the date upon which written notice thereof is given to the Company by the Agent or any Lender; or

(e)            Cross-Default.  Any Borrower or any Restricted Subsidiary (i) fails to make any payment in respect of any Indebtedness or Guaranty Obligation (including Indebtedness in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) in excess of the Threshold Amount when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Guaranty Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable, or to be required to be repurchased, prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; provided, that, this clause (ii) shall not apply to (A) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, so long as such Indebtedness is repaid in accordance with its terms, (B) any change of control offer made within sixty (60) days after a Permitted Acquisition with respect to Permitted Acquired Debt assumed in connection with such Permitted Acquisition unless such event results in the acceleration of such Permitted Acquired Debt, (C) any default under Indebtedness of an acquired business assumed in connection with a Permitted Acquisition if such default is cured, or such indebtedness is repaid, within 60 days after consummation of such Permitted Acquisition, or (D) any mandatory prepayment requirement in any agreement arising from the receipt of net cash proceeds from the issuance of Indebtedness or equity or any voluntary or involuntary disposition or using excess cash flow so long as, in each case, no default or event of default occurs under such agreement in connection with such mandatory prepayment requirement; or

(f)            Insolvency; Voluntary Proceedings.  Any Borrower or any Material Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

(g)            Involuntary Proceedings.  (i) Any involuntary Insolvency Proceeding is commenced or filed against any Borrower or any Material Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any Borrower’s or any Material Subsidiary’s properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) any Borrower or any Material Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Borrower or any Material Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or

(h)            ERISA.  (i) An ERISA Event shall occur with respect to a Pension Plan or, to the knowledge of the Company, Multiemployer Plan which has resulted or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; or (ii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan and such nonpayment has resulted or could reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect; or

(i)            Judgments.  (i) One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Restricted Subsidiary and known to a Responsible Officer of the Company involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, in excess of the Threshold Amount, or (ii) one or more non-monetary final judgments is entered against the Company or any Restricted Subsidiary that has, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case the same shall remain unsatisfied, unvacated and unstayed pending appeal or otherwise for a period of 60 days after the entry thereof; or

(j)            Change of Control.  There occurs any Change of Control; or

(k)            Invalidity of Loan Documents.  Any Loan Document is for any reason partially (including with respect to future advances) or wholly revoked or invalidated by a Borrower, or otherwise ceases to be in full force and effect against a Borrower (other than in accordance with its terms); or any Borrower (or any Person acting on behalf of any Borrower) contests in any manner the validity or enforceability of any Loan Document to which it is a party or denies that it has any further liability or obligation thereunder (other than pursuant to the terms thereof).

9.02            Remedies.

If any Event of Default has occurred and is continuing, the Agent shall, at the request of, or may, with the consent of, the Required Lenders:

(a)            declare the Commitments of the applicable Lenders to make Loans and any obligation of the Issuers to Issue Letters of Credit to be terminated, whereupon such Commitments and obligation shall be terminated;

(b)            declare an amount equal to the Dollar Equivalent of the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c)            require that the Company Cash Collateralize the L/C Obligations, the Swing Line Loans and the Fronted Offshore Currency Loans (in an amount equal to the then outstanding amount thereof); and

(d)            exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, that, upon the occurrence of any event specified in subsection (f) or (g) of Section 9.01 with respect to the Company (or, in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), any obligation of each Lender to make Loans and any obligation of each Issuer to Issue Letters of Credit shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Company to Cash Collateralize the L/C Obligations, the Swing Line Loans and the Fronted Offshore Currency Loans as aforesaid shall automatically become effective, in each case without further act of the Agent, any Issuer or any Lender.

9.03            Rights Not Exclusive.

The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

9.04            Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02) or if at any time insufficient funds are received by and available to the Agent to pay fully all Obligations then due hereunder, any amounts received on account of the Obligations shall be applied by the Agent in the following order:

FIRST, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article IV) payable to the Agent in its capacity as such;

SECOND, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and letter of credit fees) payable to the Lenders and the Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the Issuers arising under the Loan Documents and amounts payable under Article IV), ratably among them in proportion to the respective amounts described in this clause SECOND payable to them;

THIRD, to payment of that portion of the Obligations constituting accrued and unpaid letter of credit fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the Issuers in proportion to the respective amounts described in this clause THIRD payable to them;

FOURTH, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings, Obligations then owing under Rate Swap Documents and Obligations then owing under Guaranteed Cash Management Agreements, and to the Agent for the account of the Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Company pursuant to Section 3.11, in each case ratably among the Agent, the Lenders and the Issuers in proportion to the respective amounts described in this clause FOURTH held by them; and

FIFTH, the balance, if any, after all of the Obligations have been satisfied, to the Company or as otherwise required by law.

Subject to Section 3.11, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause FOURTH above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.  The Borrowers shall remain liable for any deficiency in the failure to pay the Obligations in full.

Notwithstanding the foregoing, Obligations arising under Rate Swap Documents and Obligations arising under Guaranteed Cash Management Agreements shall be excluded from the application described above if the Agent has not received written notice thereof, together with such supporting documentation as the Agent may request, from the applicable Lender (or Affiliate thereof) party to such Rate Swap Document or Guaranteed Cash Management Agreement, as applicable.  By the provision of the written notice referenced in the previous sentence, each Affiliate of a Lender party to a Rate Swap Document or Guaranteed Cash Management Agreement that is not a party to this Agreement shall be deemed to have acknowledged and accepted the appointment of the Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X

 THE AGENT

10.01            Appointment and Authority.

Each of the Lenders and the Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Agent, the Lenders and the Issuers, and neither the Company nor any other Borrower shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Requirement of Law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

10.02            Rights as a Lender.

The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders or provide notice to or consent of the Lenders with respect thereto.

10.03            Exculpatory Provisions.

(a)            The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing, the Agent and its Related Parties:

(i)            shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing;

(ii)            shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that, the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)            shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(b)            Neither the Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 11.01), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment.  The Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given in writing to the Agent by the Company, a Lender or an Issuer.

(c)            Neither the Agent nor any of its Related Parties shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document; (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default; (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(d)            Neither the Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution, or (ii) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

10.04            Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and reasonably believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuer, the Agent may presume that such condition is satisfactory to such Lender or such Issuer unless the Agent shall have received notice to the contrary from such Lender or such Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05            Delegation of Duties.

The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent.  The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.  The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06            Resignation of Agent.

(a)            The Agent may at any time give notice of its resignation to the Lenders, the Issuers and the Company.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Company (which consent shall not be unreasonably withheld or delayed and which consent shall not be required during the existence of an Event of Default), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and consented to by the Company (such consent not to be unreasonably withheld or delayed) and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders with the consent of the Company (such consent not to be unreasonably withheld or delayed)) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuers, appoint a successor Agent meeting the qualifications set forth above; provided, that, if the Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice on the Resignation Effective Date.  With effect from the Resignation Effective Date, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, and (ii) except for any indemnity payments or other amounts then owed to the retiring Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and each Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 10.06.  Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent (other than as provided in Section 4.01(h) and other than any rights to indemnity payments or  other amounts owed to the retiring (or retired) Agent as of the Resignation Effective Date), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 10.06).  The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor.  After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article X and Section 11.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring Agent was acting as Agent, and (B) after such resignation for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Agent.

(b)            Any resignation by Bank of America as Agent pursuant to this Section 10.06 shall also constitute its resignation as an Issuer and a Swing Line Lender.  If Bank of America resigns as an Issuer, it shall retain all the rights, powers, privileges and duties of an Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 3.03(b).  If Bank of America resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05.  Upon the appointment by the Company of a successor Issuer or a successor Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer or the retiring Swing Line Lender, as applicable, (ii) the retiring Issuer or the retiring Swing Line Lender, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.07            Non-Reliance on Agent and Other Lenders.

Each Lender and each Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and each Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08            No Other Duties, Etc.

Anything herein to the contrary notwithstanding, no Person listed on the cover page hereof or elsewhere herein as a Joint Lead Arranger, a Joint Bookrunner, a Co-Syndication Agent or a Co-Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender or an Issuer hereunder.

10.09            Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Company) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuers and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuers and the Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuers and the Agent under Sections 2.14, 3.08 and 11.04) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuer to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the Issuers, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.14 and 11.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10            Release of Subsidiary Borrowers.

The Agent shall, and each Lender (including in its capacities as a Guaranteed Creditor) and the Issuers irrevocably authorize the Agent to, at the sole cost and expense of the Company, release any Subsidiary Borrower from its obligations hereunder if (a) such Subsidiary Borrower ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents, or (b) such Subsidiary Borrower terminates its status as such pursuant to Section 2.19(c).  Upon request by the Agent at any time, the Required Lenders will confirm in writing the Agent’s authority to release any Subsidiary Borrower from its obligations hereunder pursuant to this Section 10.10.

10.11            Guaranteed Cash Management Agreements and Rate Swap Documents.

No Guaranteed Creditor (in its capacity as a party to a Guaranteed Cash Management Agreement and/or Rate Swap Document) that obtains the benefits of the provisions of Article XII or the remedies and application of proceeds provisions contained in any Loan Document by virtue of the provisions hereof shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article X to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Guaranteed Cash Management Agreements and Rate Swap Documents unless the Agent has received written notice of such Obligations, together with such supporting documentation as the Agent may request, from the applicable Lender (or Affiliate thereof) that is party to such Guaranteed Cash Management Agreement or Rate Swap Document, as applicable and as the case may be.  Notwithstanding anything to the contrary set forth herein, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Guaranteed Cash Management Agreements and Rate Swap Agreements in the case of the termination of the Commitments the repayment, satisfaction or discharge of all other Obligations in full (other than (x) any contingent indemnification or similar obligation not yet due and payable, and (y) Supported Letters of Credit) and the termination of this Agreement.

10.12            Lender ERISA Provisions.

(a)            Each Lender (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, each Joint Lead Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:

(A)            such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;

(B)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;

(C)            (1) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (2) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (3) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of subsections (b) through (g) of Part I of PTE 84-14 and (4) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(D)            such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b)            In addition, unless clause (A) in Section 10.12(a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (D) in Section 10.12(a), such Lender further (i) represents and warrants, as of the date such Person became a Lender party hereto, to, and (ii) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, each Joint Lead Arranger, and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower, that:

(A)            none of the Agent, any Joint Lead Arranger, or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto);

(B)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50,000,000, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(C)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(D)            the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(E)            no fee or other compensation is being paid directly to the Agent, any Joint Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c)            The Agent and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender, or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE XI

 MISCELLANEOUS

11.01            Amendments and Waivers.

Except as expressly provided elsewhere in any Loan Document, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any other Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that:

(a)            no such waiver, amendment, or consent shall, unless in writing and signed by each Lender directly affected thereby and the Company and acknowledged by the Agent, do any of the following:

(i)            increase or extend the Commitment of such Lender (or reinstate any Commitment of such Lender terminated pursuant to Section 9.02), except as otherwise provided in Sections 2.20 and 2.21 with respect to increases or extensions of the Commitments;

(ii)            postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, reimbursement obligations with respect to Letters of Credit or other amounts due to such Lender hereunder or under any other Loan Document, or reduce any scheduled payment of principal of any Loan (it being understood that this clause (ii) shall not apply to waivers, amendments or consents with respect to the mandatory prepayment provisions in Section 2.11 or provisions relating thereto);

(iii)            reduce or forgive the principal of, or the rate of interest specified herein on any Loan, any reimbursement obligations with respect to Letters of Credit or (subject to clause (I) below) any fees or other amounts payable hereunder or under any other Loan Document; provided, that, only the consent of the Required Lenders shall be necessary to amend Section 2.13(c) or the second proviso of Section 3.08(a) or to waive any obligation of the Company to pay interest or fees at such increased rate; or

(iv)            amend Section 2.08(e) or the definition of “Offshore Currency”; and

(b)            no such waiver, amendment or consent shall, unless in writing and signed by each Lender and the Company and acknowledged by the Agent, do any of the following:

(i)            reduce the percentage specified in the definition of “Required Lenders” or the definition of “Total Percentage”;

(ii)            amend this Section 11.01, Section 2.18, Section 9.04 or any provision herein providing for consent or other action by all Lenders; or

(iii)            release the Company from its obligations under Article XII;

provided, further, that, notwithstanding anything to the contrary contained herein, (A) no amendment, waiver or consent shall affect the rights or duties of any Issuer under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it without the written consent of such Issuer; (B) no amendment, waiver or consent shall affect the rights or duties of the Agent under this Agreement or any other Loan Document without the written consent of the Agent; (C) no amendment, waiver or consent shall affect the rights or duties of any Swing Line Lender under this Agreement or any other Loan Document without the written consent of such Swing Line Lender; (D) no amendment, waiver or consent shall affect the rights or duties of any Fronting Lender under this Agreement or any other Loan Document without the written consent of such Fronting Lender; (E) no amendment, waiver or consent shall (1) change the definition of “Supported Letter of Credit” or (2) change the provisions of Section 3.01(e) or Section 3.07 without, in each case, the written consent of the Required Revolving Lenders; (F) no amendment, waiver or consent shall obligate any Revolving Lender to make a Revolving Loan during the existence of an Event of Default without the written consent of the Required Revolving Lenders; (G) no change, directly or indirectly, in the definition of “Required Revolving Lenders”, “Required Term Lenders”, “Required Term A Lenders” or “Required Add-On Term Lenders” shall be effective unless in writing and signed by each Revolving Lender, each Term Lender (in the case of any amendment to “Required Term Lenders”) or each Term Lender under the applicable Term Facility (in the case of any amendment to either “Required Term A Lenders” or “Required Add-On Term Lenders”), respectively; (H) no amendment, waiver or consent shall modify the allocation of any payment between the Term Loans without the consent of the Required Term Lenders; (I) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto; (J) to the extent permitted pursuant to Section 2.08(e), this Agreement may be amended to amend the definition of “Offshore Currency” or “Offshore Base Rate” solely to add additional currency options and the applicable interest rate with respect thereto with the written consent of the Agent, the Company and the Lenders directly affected thereby; (K)(1) upon the execution and delivery of all documentation required by Section 2.20 or 2.21, as applicable, to be delivered in connection with an increase to the Revolving Commitments or an increase to the Term Commitments, this Agreement and each other applicable Loan Document (if any) shall be deemed amended without further action by any party to reflect, as applicable, the new Lenders and their new Commitments and the increase in any Commitment of any existing Lender, and (2) in order to implement any Add-On Term Loans in accordance with Section 2.21, this Agreement and each other applicable Loan Document (if any) may be amended for such purpose (but solely to the extent to implement such Add-On Term Loans and otherwise in accordance with Section 2.21); (L) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders) and the determination of the Required Lenders, the Required Revolving Lenders, the Required Term Lenders, the Required Term A Lenders and the Required Add-On Term Lenders at any time shall disregard the Commitments and Loans of Defaulting Lenders at such time, except that (1) any Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender, and (2) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely (other than as a result of the relative size of its Commitments) than other affected Lenders shall require the consent of such Defaulting Lender; (M) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Agent, the Company, and the relevant Lenders providing such additional credit facilities to add one or more additional credit facilities to this Agreement (and to make any necessary or desirable changes to implement such additional credit facilities) and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and in connection with the foregoing, to permit the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder; (N) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein; (O) the Required Lenders shall determine whether or not to allow a Borrower to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders; (P) if following the Effective Date, the Agent and the Company shall have jointly identified an inconsistency, obvious error or omission, in each case, of a technical or immaterial nature, in any provision of the Loan Documents, then the Agent and the Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof; (Q)(1) upon any Revolving Lender becoming an Issuer hereunder, Schedule 1.01(c) shall be deemed automatically amended to reflect the Issuer Commitment of such Issuer, (2) Schedule 1.01(c) may be amended from time to time by the Company and each Issuer (with prompt written notice by the Company to the Agent) to reflect the Issuer Commitments of the Issuers in effect from time to time, (3) Schedule 1.01(c) may be amended from time to time by the Company and any Issuer (with prompt written notice by the Company to the Agent) to reflect the Issuer Commitment of such Issuer in effect from time to time, (4) Schedule 1.01(c) may be amended from time to time by the Company and each Swing Line Lender (with prompt written notice by the Company to the Agent) to reflect the Swing Line Commitments of the Swing Line Lenders in effect from time to time, and (5) Schedule 1.01(c) may be amended from time to time by the Company and any Swing Line Lender (with prompt written notice by the Company to the Agent) to reflect the Swing Line Commitment of such Swing Line Lender in effect from time to time; and (R) as to any amendment, amendment and restatement or other modifications otherwise approved in accordance with this Section 11.01, it shall not be necessary to obtain the consent or approval of any Lender that, upon giving effect to such amendment, amendment and restatement or other modification, would have no Commitments or outstanding Loans so long as such Lender receives payment in full of the principal of and interest accrued on each Loan made by, and all other amounts owing to, such Lender or accrued for the account of such Lender under this Agreement and the other Loan Documents at the time such amendment, amendment and restatement or other modification becomes effective.

11.02            Notices.

(a)            Except as otherwise provided herein, all notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by (i) facsimile transmission, provided that any matter transmitted by any Borrower by facsimile (A) shall be immediately confirmed by a telephone call to the recipient at the number specified on Schedule 11.02 (or, in the case of a Lender, Swing Line Lender or Issuer other than Bank of America, in such Person’s Administrative Questionnaire), and (B) shall be followed promptly by delivery of a hard copy original thereof, and (ii) electronic transmission, as more fully set forth in clause (c) below) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.02 (or, in the case of a Lender, Swing Line Lender or Issuer other than Bank of America, in such Person’s Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Company); or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

(b)            All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed or delivered, upon delivery; provided, that, notices pursuant to Article II, III or X to the Agent shall not be effective until actually received by the Agent, notices pursuant to Article III to any Issuer shall not be effective until actually received by such Issuer at the address specified on Schedule 11.02 (or, in the case of an Issuer other than Bank of America, in such Issuer’s Administrative Questionnaire), and notices pursuant to Article II to any Swing Line Lender shall not be effective until actually received by such Swing Line Lender at the address specified on Schedule 11.02 (or, in the case of a Swing Line Lender other than Bank of America, in such Swing Line Lender’s Administrative Questionnaire); provided, further, that, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)            Notices and other communications to the Agent, any Lender, any Issuer or any Swing Line Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, but only by e-mail as to any electronic communications to any Issuer) pursuant to procedures approved by the Agent, such Lender, such Issuer or such Swing Line Lender.  The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that, approval of such procedures may be limited to particular notices or communications.  Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided, that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d)            Any agreement of the Agent, any Lender, any Issuer or any Swing Line Lender herein to receive certain notices by telephone, facsimile or electronic transmission is solely for the convenience and at the request of the Company.  The Agent, each Lender, each Issuer and each Swing Line Lender shall be entitled to rely on the authority of any Person identifying himself or herself as, and reasonably appearing to be, a Person authorized by the Company to give such notice and none of the Agent, any Lender, any Issuer or any Swing Line Lender shall have any liability to the Company or other Person on account of any action taken or not taken by the Agent, such Lender, such Issuer or such Swing Line Lender in good faith in reliance upon such telephonic, facsimile or electronic notice.  The obligation of the Borrowers to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Agent, any Lender, any Issuer or any Swing Line Lender to receive written confirmation of any telephonic, facsimile or electronic notice or the receipt by the Agent, any Lender, any Issuer or any Swing Line Lender of a confirmation which is at variance with the terms understood by the Agent, such Lender, such Issuer or such Swing Line Lender to be contained in the telephonic, facsimile or electronic notice.

(e)            The Agent, each Lender, each Issuer and each Swing Line Lender shall be entitled to rely and act upon any notices reasonably believed by the Agent, a Lender, an Issuer or a Swing Line Lender, as the case may be, to have been given by or on behalf of any Borrower if such notice has been given in accordance with the terms of this Agreement.  The Company shall indemnify the Agent, each Lender, each Issuer, each Swing Line Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on any such notice reasonably believed to have been given by or on behalf of any Borrower.  All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

11.03            No Waiver; Cumulative Remedies; Enforcement.

No failure to exercise and no delay in exercising, on the part of the Agent, any Lender, or any Issuer any right, remedy, power or privilege hereunder or under any other Loan Document, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exhaustive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents  against the Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 9.02 for the benefit of all the Lenders and the Issuers; provided, that, the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) any Issuer or any Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuer or a Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.09 (subject to the terms of this Agreement), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Borrower under any Debtor Relief Law; provided, further, that, if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 9.02, and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to the terms of this Agreement, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04            Costs and Expenses; Indemnification.

(a)            The Company shall pay (i) all reasonable and documented out of pocket expenses incurred by the Lead Agents and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of one counsel for the Lead Agents and their respective Affiliates in the aggregate), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); (ii) all reasonable out of pocket expenses incurred by the Issuers in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (iii) all out of pocket expenses incurred by the Lead Agents, any Lender or any Issuer (including the fees, charges and disbursements of one counsel for the Lead Agents, the Lenders and the Issuers in the aggregate) in connection with the enforcement or protection of their respective rights during the existence of any Default or Event of Default (A) in connection with this Agreement and the other Loan Documents, including their rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)            The Company shall indemnify each Agent-Related Person, each Lender, each Issuer and each of the Related Parties of such Person (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel for the Lead Agents and one counsel for all other Indemnitees (except in each case to the extent that separate counsel would be required as the result of any conflict of interest)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Borrower arising out of, in connection with, or as a result of (i) the arrangement, execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or, in the case of the Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents; (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit but excluding, solely as between the Company and such Issuer and without affecting the liability of the Company to any other Indemnitee, any action or omission for which such Issuer has agreed in writing it is not entitled to indemnification hereunder); (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Claim related in any way to the Company or any of its Subsidiaries; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Borrower, and regardless of whether any Indemnitee is a party thereto; provided, that, such indemnity shall not be available to the extent that such losses, claims, damages, liabilities or related expenses (A) with respect to an Indemnitee, (1) results from a breach by such Indemnitee or any of its controlled Affiliates of Section 11.08, (2) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its controlled Affiliates or the use by such Indemnitee or any of its controlled Affiliates of confidential information in a manner that violates Federal or state securities law, or (2) result from a claim brought by the Company or any other Borrower against such Indemnitee or any of its controlled Affiliates for breach in bad faith of such Indemnitee’s or any of its controlled Affiliates’ obligations hereunder or under any other Loan Document, if the Company or such Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, (B) result from a dispute among the Indemnitees (except when and to the extent that one of the Indemnitees party to such dispute was acting in its capacity as Agent, lead arranger, Issuer, Swing Line Lender or Fronting Lender in each case in the absence of such Person’s gross negligence or willful misconduct (as determined in a final nonappealable judgment by a court of competent jurisdiction)) with respect to which no act or omission by the Company or any of its Affiliates is the basis for any claim in such dispute, or (C) constitute a customary expense for a Lender in connection with review of credit documentation and the closing of this Agreement (without in any way limiting the Company’s reimbursement obligations under Section 11.04(a) above).  Without limiting the provisions of Section 4.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel for the Lead Agents and one counsel for all other Indemnitees (except in each case to the extent that separate counsel would be required as the result of any conflict of interest)) arising from any non-Tax claim.

(c)            To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) to be paid by it to any Agent-Related Person, any Issuer, any Swing Line Lender or any Related Party of such Agent-Related Person, such Issuer, or such Swing Line Lender, each Lender severally agrees to pay to such Agent-Related Person, such Issuer, such Swing Line Lender or such Related Party such Lender’s Total Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that, with respect to such unpaid amounts owed to any Issuing Bank or any Swing Line Lender solely in its capacity as such, only the Revolving Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided, further, that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person, such Issuer, or such Swing Line Lender in its capacity as such, or against any Related Party acting for such Agent-Related Person, such Issuer or such Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) (i) are subject to the provisions of Section 2.18, and (ii) shall not in any way limit the obligations of the Company under this Section 11.04.

(d)            To the fullest extent permitted by applicable law, the Company shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee shall be liable for any damages, in the absence of gross negligence and willful misconduct of such Indemnitees as determined in a final and nonappealable judgment of a court of competent jurisdiction, arising from the use by third parties of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)            The obligations in this Section 11.04 shall survive payment of all other Obligations.  At the election of any Indemnitee, the Company shall defend such Indemnitee using legal counsel satisfactory to such Indemnitee in such Person’s sole discretion, at the sole cost and expense of the Company.  All amounts owing under this Section 11.04 shall be paid within 30 days after demand (which demand shall be accompanied by a statement from the applicable Indemnitee setting forth such amounts in reasonable detail).

11.05            Marshalling; Payments Set Aside.

Neither the Agent nor the Lenders shall be under any obligation to marshall any assets in favor of any Borrower or any other Person or against or in payment of any or all of the Obligations.  To the extent that any Borrower makes a payment to the Agent, any Lender or any Issuer, or the Agent, any Lender or any Issuer exercises their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, such Lender or such Issuer in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender and each Issuer severally agrees to pay to the Agent upon demand its applicable Percentage of any amount so recovered from or repaid by the Agent.  The obligations of the Lenders and the Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06            Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender (other than as permitted pursuant to this Agreement).

11.07            Assignments, Participations, Etc.

(a)            Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.07(a), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided, that, any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)            In the case of (1) an assignment of the entire remaining amount of the assigning Lender’s Loans of a particular Class at the time owing to it and the related Commitment (if any), or (2) an assignment to an Affiliate of a Lender, no minimum amount need be assigned.

(B)            In any case not described in clause (A) above, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than (1) $5,000,000, in the case of any assignment of Revolving Loans and/or Revolving Commitments, or (2) $2,500,000, in the case of any assignment in respect of Term Loans and/or Term Commitments, unless each of the Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that, concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)            Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to any Swing Line Lender’s rights and obligations in respect of Swing Line Loans, (B) apply to any Fronting Lender’s rights and obligations in respect of Fronted Offshore Currency Loans and/or Fronted Offshore Currency Commitments or (C) prohibit any Lender from assigning all or a portion of its rights and obligations among the separate credit facilities hereunder on a non-pro rata basis.

(iii)            Required Consents.  No consent shall be required for any assignment except to the extent required by clause (i)(B) above and, in addition:

(A)            the consent of the Company (such consent not to be unreasonably withheld or delayed (it being understood that, without limiting any other factors that may be reasonable, it shall be reasonable for the Company to consider the proposed assignee’s right to require reimbursement for increased costs)) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment, or (2) such assignment is to an Affiliate of the assigning Lender or an Approved Fund; provided, that, the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof; provided, further, that, the assignor shall notify the Company of any such assignment that does not require the consent of the Company prior to or promptly after such assignment (it being understood that failure by such assignor to provide such notification shall not limit the effectiveness of such assignment);

(B)            the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender, or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)            the consent of each Issuer, each Swing Line Lender and each Fronting Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and/or Revolving Commitments to an Assignee other than a Revolving Lender.

(iv)            Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that, the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The Assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)            No Assignment to Certain Persons.  No such assignment shall be made (A) to any Borrower or any Affiliate or Subsidiary of any Borrower, or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).  For the avoidance of doubt, this clause (v) shall not limit any purchase made in accordance with Section 2.22.

(vi)            No Assignment to Natural Persons.  No such assignment shall be made to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vii)            Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Company and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.  Except to the extent otherwise expressly agreed by the affected parties, no assignment of rights and obligations of any Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (b) below, from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.01, 4.04, 4.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the applicable Borrower (at its expense) shall execute and deliver a Note to the Assignee.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (a) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) below.

(b)            Register.  The Agent, acting solely for this purpose as a non-fiduciary agent of the Company (and such agency being solely for tax purposes), shall maintain at the Agent’s Payment Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Company and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)            Participations.  Any Lender may at any time, without the consent of, or notice to, the Company or the Agent, sell participations to any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), a Defaulting Lender, the Company, any of the Company’s Affiliates or Subsidiaries, or any Person that beneficially owns more than 5% of the Company’s common stock as reflected in Schedule 13D and/or Schedule 13G filed with the SEC and publicly available on the EDGAR filing system or any successor filing system) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations, Fronted Offshore Currency Loans and/or Swing Line Loans) owing to it); provided, that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Company, the Agent, the other Lenders and the Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that directly affects such Participant.  The Company agrees that each Participant shall be entitled to the benefits of Sections 4.01, 4.04 and 4.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (a) of this Section 11.07 (it being understood that the documentation required under Section 4.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (a) of this Section 11.07; provided, that, such Participant (A) agrees to be subject to the provisions of Sections 4.07 and 11.24 as if it were an assignee under subsection (a) of this Section 11.07, (B) shall not be entitled to receive any greater payment under Sections 4.01 or 4.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless the sale of the participation to such Participant is made with the applicable Borrower’s prior written consent, and (C) unless the applicable Borrower otherwise consents in writing, a Participant may only make a claim for compensation under Article IV through the applicable selling Lender.  Each Lender that sells a participation agrees, at the Company’s expense, to use reasonable efforts to cooperate with the Company to effectuate the provisions of Section 4.07 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided, that, such Participant agrees to be subject to Section 2.18 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided, that, no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d)            Certain Pledges.  Any Lender may, without the consent of the Agent or the Company, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided, that, no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e)            Resignation as an Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time any Revolving Lender acting as an Issuer or a Swing Line Lender assigns all of its Revolving Commitment and Revolving Loans pursuant to subsection (a) above, such Person may, as applicable, (i) upon 30 days’ notice to the Company, the Lenders and the Agent, resign as an Issuer and/or (ii) upon 30 days’ notice to the Company and the Agent, resign as a Swing Line Lender.  In the event of any such resignation of an Issuer or a Swing Line Lender, the Company shall be entitled to appoint from among the Revolving Lenders (with the consent of such appointee) a successor Issuer or Swing Line Lender hereunder, as applicable; provided, that, no failure by the Company to appoint any such successor shall affect the resignation of such Person as an Issuer or as a Swing Line Lender, as the case may be.  If a Person resigns as an Issuer, it shall retain all the rights, powers, privileges and duties of an Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in unreimbursed amounts under Letters of Credit pursuant to Section 3.03).  If a Person resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.06(b).  Upon the appointment of a successor Issuer, (A) such successor Issuer shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer, and (B) such successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuer to effectively assume the obligations of such retiring Issuer with respect to such Letters of Credit.  Upon the appointment of a successor Swing Line Lender, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Swing Line Lender.

(f)            Disqualified Institutions.

(i)            Notwithstanding anything to the contrary in this Agreement, no assignment or, to the extent the list of Disqualified Institutions has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented in writing to such assignment or participation as otherwise contemplated by this Section 11.07, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date, such assignee or participant shall not retroactively be considered a Disqualified Institution (but such assignee or participant shall, for the avoidance of doubt, be disqualified from receiving any future assignments and/or participations).  Any assignment in violation of this Section 11.07(f)(i) shall not be void, but the other provisions of this Section 11.07(f) shall apply.

(ii)            Notwithstanding anything to the contrary in this Agreement, if any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (i) above, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of any Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loans by paying the lesser of (1) the principal amount thereof, and (2) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and under the other Loan Documents, and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 11.07), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (1) the principal amount thereof, and (2) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and other the other Loan Documents; provided, that, (x) the Company shall have paid to the Agent the assignment fee (if any) specified in Section 11.07(a)(iv), (y) such assignment does not conflict with applicable laws, and (z) in the case of clause (B), the Company shall not use the proceeds from any Loans to prepay Term Loans held by Disqualified Institutions.

(iii)            Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (1) have the right to receive information, reports or other materials provided to Lenders by any Borrower, the Agent or any other Lender, (2) attend or participate in meetings attended by the Lenders and the Agent, or (3) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Agent or the Lenders, and (B)(1) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (2) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (x) not to vote on such Plan of Reorganization, (y) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (x), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and (z) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (y).

(iv)            The Agent shall, and the Company hereby expressly authorizes the Agent, to (A) post the list of Disqualified Institutions provided by the Company (and any updates thereto from time to time) on the Platform promptly after receipt thereof from the Company, including that portion of the Platform that is designated for Public Lenders, and (B) provide the list of Disqualified Institutions to each Lender requesting the same.

11.08            Confidentiality.

Each Lender agrees to maintain the confidentiality of all information provided to it by or on behalf of the Company or any Subsidiary, or by the Agent on the Company’s or such Subsidiary’s behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information (a) was or becomes generally available to the public other than as a result of disclosure by the Lender or its Affiliates, or (b) was or becomes available on a  non-confidential basis from a source other than the Company or a Subsidiary, provided that such source is not bound by a confidentiality agreement with the Company known to the Lender; provided, that, any Lender may disclose such information (i) at the request or pursuant to any requirement of any Governmental Authority to which the Lender is subject or in connection with an examination of such Lender by any such authority; (ii) pursuant to subpoena or other court process; (iii) when required to do so in accordance with the provisions of any applicable Requirement of Law; (iv) to the extent reasonably required in connection with any litigation or proceeding involving the Company to which the Agent, any Lender or their respective Affiliates may be party; (v) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (vi) to such Lender’s independent auditors, trustees and other professional advisors; (vii) subject to an agreement containing provisions substantially the same or at least as restrictive as those set forth in this Section 11.08 (or as may otherwise be reasonably acceptable to the Company), to any Participant or Assignee, actual or potential, any Eligible Assignee invited to be a Lender pursuant to Section 2.20(a) or 2.21(a) or to any direct, indirect, actual or prospective counterparty to any swap, derivative or securitization transaction related to the Obligations (provided, that, no such disclosure shall be made by such Lender or any of its Affiliates to any such person that is a Disqualified Institution), it being understood and agreed that the list of Disqualified Institutions may be disclosed to any Participant or Assignee, actual or potential, and any Eligible Assignee invited to be a Lender in reliance on this clause (vii); (viii) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party with such Lender or such Affiliate; (ix) to its Affiliates, provided that such Affiliate is advised of the confidentiality requirements set forth herein and agrees in writing (for the benefit of the Company) to keep such information confidential to the same extent required hereunder (it being understood that each Lender shall be liable for the breach by any of its Affiliates of any such confidentiality requirement); (x) with the prior written consent of the Company; and (xi) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about such Lender’s investment portfolio in connection with ratings issued with respect to such Lender.  Each Lender will, so long as not prohibited from doing so by any Requirement of Law, notify the Company of any request for information of the type referred to in clause (ii) or (iii) above prior to disclosing such information so that the Company may seek appropriate relief from any applicable court or other Governmental Authority.

11.09            Set-off.

In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, each Lender, each Issuer and each of their respective Affiliates is authorized at any time and from time to time, without prior notice to any Borrower, any such notice being waived by each Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) at any time held by, and other indebtedness at any time owing by, such Lender, such Issuer or such Affiliate to or for the credit or the account of such Borrower against any and all Obligations owing to such Lender, such Issuer or such Affiliate, now or hereafter existing, irrespective of whether or not the Agent, such Lender or such Issuer shall have made demand under this Agreement or any Loan Document and although such Obligations may be denominated in a different currency, contingent or unmatured.  Each Lender and each Issuer agrees promptly to notify the Company and the Agent after any such set-off and application made by such Lender, such Issuer or such Affiliate; provided, that, the failure to give such notice shall not affect the validity of such set-off and application; provided, further, that, in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 3.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the Lenders and the Issuers, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

11.10            Notification of Addresses, Lending Offices, Etc.

Each Lender and each Issuer shall notify the Agent in writing of any changes in the address to which notices to such Lender or such Issuer should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

11.11            Counterparts; Electronic Execution; Survival of Representations and Warranties.

(a)            This Agreement and each of the other Loan Documents may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document, or any certificate delivered thereunder, by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document or certificate.  Without limiting the foregoing, to the extent a manually executed counterpart is not specifically required to be delivered under the terms of any Loan Document, upon the request of any party, such fax transmission or e-mail transmission shall be promptly followed by such manually executed counterpart.

(b)            The words “delivery,” “execute,” “execution,” “signed,” “signature,” and words of like import in any Loan Document or any other document executed in connection herewith shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided, that, notwithstanding anything contained herein to the contrary the Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by it; provided, further, that, without limiting the foregoing, upon the request of the Agent, any electronic signature shall be promptly followed by such manually executed counterpart.

(c)            All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Agent and each Lender, regardless of any investigation made by the Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.12            Severability.

The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.  Without limiting the foregoing provisions of this Section 11.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent or any Issuer, Swing Line Lender or Fronting Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

11.13            No Third Parties Benefited.

This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Lenders, the Lead Agents and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.

11.14            Governing Law and Jurisdiction.

(a)            THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED, THAT, THE BORROWERS, THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b)            ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF ILLINOIS, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWERS, THE AGENT, THE ISSUERS, THE SWING LINE LENDERS AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  EACH OF THE BORROWERS, THE AGENT, THE ISSUERS, THE SWING LINE LENDERS AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO.  THE BORROWERS, THE AGENT, THE ISSUERS, THE SWING LINE LENDERS AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY ILLINOIS LAW.

11.15            WAIVER OF JURY TRIAL.

THE BORROWERS, THE LENDERS, THE AGENT, THE ISSUERS AND THE SWING LINE LENDERS EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE.  THE BORROWERS, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY.  WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION 11.15 AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

11.16            Judgment.

If, for the purposes of filing a claim or obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to the Agent, any Lender or any Issuer hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent, such Lender or such Issuer of any sum adjudged to be so due in the Judgment Currency, the Agent, such Lender or such Issuer may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent, such Lender or such Issuer in the Agreement Currency, each Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent, such Lender or such Issuer or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent, such Lender or such Issuer in such currency, the Agent, such Lender or such Issuer agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

11.17            Entire Agreement.

This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Agent or any Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

11.18            USA PATRIOT Act Notice.

Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Agent, as applicable, to identify such Borrower in accordance with the PATRIOT Act.  Each Borrower agrees to, promptly following a request by the Agent or any Lender, provide all such other documentation and information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

11.19            Amendments Effecting a Maturity Extension.

In addition, notwithstanding any other provision of this Agreement to the contrary:

(a)            The Company may, by written notice to the Agent (who shall forward such notice to all applicable Lenders) make an offer (each such offer, a “Loan Modification Offer”) to all the Lenders of any Class (including any tranche of Add-On Term Loans) to make one or more amendments or modifications to allow the maturity of the Loans and/or Commitments of the Accepting Lenders (as defined below) to be extended, and, in connection with such extension, to (i) reduce, eliminate or otherwise modify the scheduled amortization of the applicable Loans of the Accepting Lenders, (ii) increase the Applicable Percentage and/or fees payable with respect to the applicable Loans and/or Commitments of the Accepting Lenders and the payment of additional fees or other consideration to the Accepting Lenders, and/or (iii) change such additional terms and conditions of this Agreement solely as applicable to the Accepting Lenders (such additional changed terms and conditions (to the extent not otherwise approved by the requisite Lenders under Section 11.01) to be effective only during the period following the original maturity date prior to its extension by such Accepting Lenders) (collectively, “Permitted Amendments”) pursuant to procedures reasonably acceptable to each of the Agent and the Company.  Such notice shall set forth (A) the terms and conditions of the requested Permitted Amendment, and (B) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 45 Business Days after the date of such notice).  Permitted Amendments shall become effective only with respect to the Loans and/or Commitments of the Lenders that accept the Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and/or Commitments as to which such Lender’s acceptance has been made.  The Company, each other Borrower and each Accepting Lender shall execute and deliver to the Agent a loan modification agreement (“Loan Modification Agreement”) and such other documentation as the Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof.  The Agent shall promptly notify each Lender as to the effectiveness of the Loan Modification Agreement.  Each of the parties hereto hereby agrees that, upon the effectiveness of the Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders as to which such Lenders’ acceptance has been made.  The Company may effectuate no more than one Loan Modification Agreement as to each Class of Loans.

(b)            Any amendment or waiver of any provision of this Agreement or any other Loan Document, or consent to any departure by any Borrower therefrom, made to effect any Permitted Amendment that by its express terms amends or modifies the rights or duties under this Agreement or such other Loan Document of one or more Classes of Lenders (but not of one or more other Classes of Lenders) may be effected by an agreement or agreements in writing signed by the Agent, the Company or the applicable Borrower, as the case may be, and the requisite percentage in interest of each affected Class of Lenders that would be required to consent thereto under Section 11.01 as if all such affected Classes of Lenders were the only Lenders hereunder at the time.

(c)            This Section 11.19 shall supersede any provisions of this Agreement to the contrary, including Section 2.18 or 11.01, it being understood, however, that nothing in this Section 11.19 shall impair or limit the effectiveness of any amendment effectuated in accordance with Section 11.01 (including, without limitation, any amendment effectuated simultaneously with any Permitted Amendment).

11.20            No Fiduciary or Implied Duties.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Agent and any Affiliate thereof, the Joint Lead Arrangers, the Lenders and the Issuers are arm’s-length commercial transactions between the Borrowers and their respective Affiliates, on the one hand, and the Agent and, as applicable, its Affiliates (including MLPFS), the Lenders and their Affiliates and the Issuers and their Affiliates (collectively, solely for purposes of this Section 11.20, the “Lenders”), on the other hand, (ii) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) the Agent and its Affiliates (including MLPFS) and each Lender each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Borrower or any of its Affiliates, or any other Person, and (ii) neither the Agent, any of its Affiliates (including MLPFS) nor any Lender has any obligation to any Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Agent and its Affiliates (including MLPFS) and the Lenders may be engaged in a broad range of transactions that involve interests that differ from those of the Borrowers and their respective Affiliates, and neither the Agent, any of its Affiliates (including MLPFS) nor any Lender has any obligation to disclose any of such interests to any Borrower or any of its Affiliates.  To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Agent, any of its Affiliates (including MLPFS) or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.

11.21            Termination of Commitments Under the Existing Credit Agreement; Waiver of Notice of Prepayment.

The Company and the Lenders that are parties to the Existing Credit Agreement agree that concurrently with the effectiveness hereof, all “Commitments” under and as defined in the Existing Credit Agreement shall terminate.  By its signature hereto, each Lender that is a lender under the Existing Credit Agreement hereby waives the notice requirement otherwise applicable to the Company under Section 2.09 of the Existing Credit Agreement in respect of the Company’s prepayment of the loans thereunder.

11.22            [Reserved].

11.23            Negative Covenant Construction.

For purposes of compliance with Sections 8.01, 8.02A, 8.05A, 8.05B and 8.08, (a) if the Company and its Restricted Subsidiaries (as applicable) are in compliance with a negative covenant set forth in any such Section on the date of consummation of an applicable transaction (or the occurrence of an applicable event) in reliance on an exception thereto that is based on a percentage of Consolidated Net Tangible Assets or consolidated net income during a specified period, the Company and its Restricted Subsidiaries (as applicable) shall not thereafter be deemed not to be in compliance with such negative covenant due to a diminution in value of such assets or any subsequent consolidated net losses, and (b) unless expressly provided otherwise therein, each exception based on a percentage of Consolidated Net Tangible Assets shall be calculated based on the financial statements most recently delivered under Section 7.01 prior to the date of the applicable transaction (or occurrence of the applicable event) (or, in the case of any determination to be made prior to the delivery of financial statements for the fiscal quarter of the Company ended March 31, 2018, determined with reference to the Interim Financial Statements).

11.24            Replacement of Lenders.

If the Company is entitled to replace or remove a Lender pursuant to the provisions of Section 4.07, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights (other than its existing rights to payments pursuant to Sections 4.01 and 4.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), or terminate the Commitments of such Lender; provided, that:

(a)            in the case of an assignment, the Company shall have paid to the Agent the assignment fee (if any) specified in Section 11.07;

(b)            such Lender shall have received payment of an amount equal to one hundred percent (100%) of the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.05) from (i) in the case of an assignment, the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Company (in the case of all other amounts), or (ii) in the case of a termination, the Company;

(c)            such assignment does not conflict with applicable Requirements of Law; and

(d)            in the case of a termination (i) no Default or Event of Default shall have occurred and be continuing, and (ii) if the termination relates to a claim for compensation under Section 4.04 or payments required to be made pursuant to Section 4.01, the Company shall concurrently terminate the Commitments of each other Lender that has made a similar demand.

Notwithstanding any provision of this Agreement to the contrary, (A) the failure of a Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 11.24 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption, (B) any Lender that acts as an Issuer hereunder may not be replaced pursuant to this Section 11.24 at any time that it has Letters of Credit outstanding hereunder that are not Supported Letters of Credit, and (C) any Lender that acts as a Swing Line Lender hereunder may not be replaced pursuant to this Section 11.24 at any time that it has Swing Line Loans outstanding hereunder.

11.25            Amendment and Restatement.

The parties hereto agree that, on the Effective Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (b) all Obligations under the Existing Credit Agreement outstanding on the Effective Date shall in all respects be continuing and shall be deemed to be Obligations outstanding hereunder; (c) the guaranties made pursuant to the Existing Credit Agreement and the related loan documents (other than the guaranty by the Company pursuant to Section 12.01 of the Existing Credit Agreement, which is superseded and replaced by Section 12.01) are terminated, released and discharged; (d) the “Collateral Documents” (as defined in the Existing Credit Agreement) and the Liens created thereunder in favor of Bank of America, for the benefit of the “Guaranteed Creditors” (as defined in the Existing Credit Agreement), are terminated, released and discharged; (e) all Existing Letters of Credit outstanding under the Existing Credit Agreement on the Effective Date shall be deemed to be Letters of Credit outstanding on the Effective Date under this Agreement; (f) all term loans outstanding under the Existing Credit Agreement on the Effective Date, after giving effect to any prepayments thereof pursuant to Section 5.01(h), shall be deemed to be Term A Loans made and outstanding on the Effective Date under this Agreement; and (g) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement.  The parties hereto further acknowledge and agree that this Agreement constitutes an amendment to the Existing Credit Agreement made under and in accordance with the terms of Section 11.01 of the Existing Credit Agreement.

11.26            New Lenders.

From and after the Effective Date, by execution of this Agreement, each Person identified as a “Lender” on each signature page that is not already a Lender under the Existing Credit Agreement hereby acknowledges, agrees and confirms that, by its execution of this Agreement, such Person will be deemed to be a party to this Agreement and a “Lender” for all purposes of this Agreement, and shall have all of the obligations of a Lender hereunder.  Such Person hereby ratifies, as of the Effective Date, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Lenders contained in this Agreement.

11.27            Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Solely to the extent any Lender or any Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or any Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or any Issuer that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable, (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

Each Lender confirms, as of the Effective Date (or, if later, the date upon which such Lender becomes a party to this Agreement) that, unless notified in writing by such Lender to the Company and the Agent, such Lender is not an EEA Financial Institution.  Each Lender shall promptly notify the Company and the Agent if for any reason, at any time, it becomes an EEA Financial Institution.

ARTICLE XII

 COMPANY GUARANTY

12.01            The Guaranty.

In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Company from the proceeds of the Loans and the issuance of the Letters of Credit, the Company hereby agrees with the Lenders as follows: the Company hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Guaranteed Obligations to the Guaranteed Creditors.  If any or all of the Guaranteed Obligations to the Guaranteed Creditors becomes due and payable hereunder, the Company unconditionally promises to pay such indebtedness to the Agent and/or the Lenders, on demand, together with any and all expenses which may be incurred by the Agent or the Lenders in collecting any such Guaranteed Obligations.  If claim is ever made upon any Guaranteed Creditor for repayment or recovery of any amount or amounts received in payment or on account of any Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Subsidiaries), then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company, notwithstanding any revocation of this guaranty or other instrument evidencing any liability of any Subsidiary, and the Company shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

12.02            Insolvency.

Additionally, the Company unconditionally and irrevocably guarantees the payment of the Dollar Equivalent of any and all of the Guaranteed Obligations to the Guaranteed Creditors whether or not due or payable by any such Subsidiary upon the occurrence of any of the events specified in Section 9.01(f) or (g), and unconditionally promises to pay the Dollar Equivalent of such Guaranteed Obligations to the Guaranteed Creditors, or order, on demand, in lawful money of the United States.

12.03            Nature of Liability.

The liability of the Company hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations whether executed by the Company, any other guarantor or by any other party, and the liability of the Company hereunder is not affected or impaired by (a) any direction as to application of payment by the Company, any Subsidiary or by any other party; or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations of any Subsidiary; or (c) any payment on or in reduction of any such other guaranty or undertaking; or (d) any dissolution, termination or increase, decrease or change in personnel by the Company or any Subsidiary; or (e) any payment made to any Guaranteed Creditor on the Guaranteed Obligations which any such Guaranteed Creditor repays to the Company or any Subsidiary pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Company waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

12.04            Independent Obligation.

The obligations of the Company hereunder are independent of the obligations of any other guarantor, any other party or any Subsidiary, and a separate action or actions may be brought and prosecuted against the Company whether or not action is brought against any other guarantor, any other party or any Subsidiary and whether or not any other guarantor, any other party or any Subsidiary is joined in any such action or actions.  The Company waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by any Subsidiary or other circumstance which operates to toll any statute of limitations as to such Subsidiary shall operate to toll the statute of limitations as to the Company’s obligations under this Article XII.

12.05            Authorization.

The Company authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(a)            change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to such Guaranteed Obligations as so changed, extended, renewed or altered;

(b)            take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, such Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)            exercise or refrain from exercising any rights against any Subsidiary or others or otherwise act or refrain from acting;

(d)            release or substitute any one or more endorsers, guarantors, Borrowers or other obligors;

(e)            settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Subsidiary to its creditors other than the Guaranteed Creditors;

(f)            apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Subsidiary to the Guaranteed Creditors regardless of what liability or liabilities of the Company or any Subsidiary remain unpaid;

(g)            consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

(h)            take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Company from its liabilities under this guaranty;

it being understood that the foregoing shall not permit any action by the Agent or any Lender that is not otherwise permitted by this Agreement or any other Loan Document.

12.06            Reliance.

It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of any Subsidiary or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

12.07            Subordination.

Any of the indebtedness of each Subsidiary relating to the Guaranteed Obligations now or hereafter owing to the Company is hereby subordinated to the Guaranteed Obligations of such Subsidiary owing to the Guaranteed Creditors, and if the Agent so requests at a time when an Event of Default exists, all such indebtedness relating to the Guaranteed Obligations of such Subsidiary to the Company shall be collected, enforced and received by the Company for the benefit of the Guaranteed Creditors and be paid over to the Agent on behalf of the Guaranteed Creditors on account of the Guaranteed Obligations of such Subsidiary to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the Company under the other provisions of this guaranty.  Prior to the transfer by the Company of any note or negotiable instrument evidencing any of the indebtedness relating to the Guaranteed Obligations of such Subsidiary to the Company, the Company shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, the Company hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

12.08            Waiver.

(a)            The Company waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Subsidiary, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Subsidiary, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Creditor’s power whatsoever.  The Company waives any defense based on or arising out of any defense of any Borrower, any other guarantor or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of any Subsidiary, any other guarantor or any other party, or the validity, legality or unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Subsidiary other than payment in full of the Guaranteed Obligations.  The Guaranteed Creditors may, at their election, foreclose on any security held by the Agent or any other Guaranteed Creditor by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Guaranteed Creditors may have against any Subsidiary or any other party, or any security, without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been paid.  The Company waives any defense arising out of any such election by the Guaranteed Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Company against any Subsidiary or any other party or any security.

(b)            Except as otherwise expressly provided in this Agreement, the Company waives all presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations.  The Company assumes all responsibility for being and keeping itself informed of each Subsidiary’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Company assumes and incurs hereunder, and agrees that the Agent and the Lenders shall have no duty to advise the Company of information known to them regarding such circumstances or risks.

12.09            Nature of Liability.

It is the desire and intent of the Company and the Guaranteed Creditors that this guaranty shall be enforced against the Company to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If, however, and to the extent that, the obligations of the Company under this guaranty shall be adjudicated to be invalid or unenforceable for any reason (including because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guaranteed Obligations shall be deemed to be reduced and the Company shall pay the maximum amount of the Guaranteed Obligations which would be permissible under applicable law.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

COMPANY:                                                                                                       OSHKOSH CORPORATION,
a Wisconsin corporation

By: /s/ R. Scott Grennier
Name: R. Scott Grennier
Title: Senior Vice President and Treasurer

Signature page to Oshkosh Credit Agreement

AGENT:                                                                                                                    BANK OF AMERICA, N.A.,
as Agent

By: /s/ Felicia Brinson
Name: Felicia Brinson
Title: Assistant Vice President

Signature page to Oshkosh Credit Agreement

LENDERS:                                                                                                            BANK OF AMERICA, N.A.,
as a Lender, an Issuer, and a Swing Line Lender

By: /s/ Steven K. Kessler
Name: Steven K. Kessler
Title: Senior Vice President

Signature page to Oshkosh Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Lender and an Issuer

By: /s/ Suzanne Ergastolo
Name: Suzanne Ergastolo
Title: Executive Director

Signature page to Oshkosh Credit Agreement

U.S. BANK NATIONAL ASSOCIATION,
as a Lender, an Issuer, and a Swing Line Lender

By: /s/ Caroline V. Krider
Name: Caroline V. Krider
Title: SVP & Milwaukee Market Leader

Signature page to Oshkosh Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender and an Issuer

By: /s/ Emma Clifford
Name: Emma Clifford
Title: Portfolio Manager & Director

Signature page to Oshkosh Credit Agreement

BRANCH BANKING AND TRUST COMPANY,
as a Lender

By: /s/ Kurt W. Anstaett
Name: Kurt W. Anstaett
Title: Senior Vice President

Signature page to Oshkosh Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Joseph Philbin
Name: Joseph Philbin
Title: Senior Vice President

Signature page to Oshkosh Credit Agreement

ING BANK N.V., DUBLIN BRANCH,
as a Lender

By: /s/ Sean Hassett
Name: Sean Hassett
Title: Director

By: /s/ Padraig Matthews
Name: Padraig Matthews
Title: Director

Signature page to Oshkosh Credit Agreement

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By: /s/ Joseph Vehec
Name: Joseph Vehec
Title: Vice President

Signature page to Oshkosh Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION,
as a Lender

By: /s/ James D. Weinstein
Name: James D. Weinstein
Title: Managing Director

Signature page to Oshkosh Credit Agreement

SUNTRUST BANK,
as a Lender

By: /s/ Lisa Garling
Name: Lisa Garling
Title: Director

Signature page to Oshkosh Credit Agreement

TD BANK, N.A.,
as a Lender

By: /s/ Mark Hogan
Name: Mark Hogan
Title: Senior Vice President

Signature page to Oshkosh Credit Agreement

ASSOCIATED BANK, N.A.,
as a Lender

By: /s/ Mark J Fischer
Name: Mark J Fischer
Title: Senior Vice President

Signature page to Oshkosh Credit Agreement

BANK OF THE WEST,
as a Lender

By: /s/ David Wang
Name: David Wang
Title: Director

Signature page to Oshkosh Credit Agreement

COMERICA BANK,
as a Lender

By: /s/ Robert Wilson
Name: Robert Wilson
Title: Vice President

Signature page to Oshkosh Credit Agreement

SCHEDULE 1.01(a)

PRICING SCHEDULE

The Applicable Offshore Rate Margin and the Applicable Base Rate Margin, as applicable, with respect to Revolving Loans, Swing Line Loans and Term A Loans, the Applicable Letter of Credit Fee Rate, and the Applicable Commitment Fee Percentage shall be the applicable rate per annum set forth in the table below based upon the Company’s corporate family rating by S&P, Moody’s and Fitch (the “Ratings”):

Level	Ratings	Applicable Offshore Rate Margin/Applicable Letter of Credit Fee Rate*	Applicable Base Rate Margin	Applicable Commitment Fee Percentage
I	≥ BBB+ / Baa1 / BBB+	1.125%	0.125%	0.125%
II	BBB / Baa2 / BBB	1.250%	0.250%	0.150%
III	BBB- / Baa3 / BBB-	1.375%	0.375%	0.200%
IV	BB+ / Ba1 / BB+	1.500%	0.500%	0.250%
V	< BB / Ba2/ BB	1.750%	0.750%	0.275%

* The Applicable Letter of Credit Fee Rate for Letters of Credit to support a Person’s performance obligations (which shall not include any payment obligation) in respect of customer contracts shall equal 50% of the Applicable Letter of Credit Fee Rate set forth above.

Each change in pricing resulting from a publicly announced change in the Ratings shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.  For purposes of the foregoing, (a) if the Ratings assigned by S&P, Moody’s and Fitch shall fall within different Levels, then the applicable Level shall be the Level in which two Ratings fall; (b) if all three Ratings fall within different Levels, the higher (i.e. that which results in lower pricing) of the highest two Ratings shall apply so long as the highest two Ratings are within one Level of one another, and otherwise the middle Rating of the three Ratings applies; and (c) if there are only Ratings available from two of the agencies, then the Level in which the higher (i.e. that which results in lower pricing) of the two Ratings fall applies or, if the Ratings are split by more than one Level, the Level one lower (i.e. that which results in higher pricing) than that in which the higher Rating shall fall applies.  If the rating system of S&P, Moody’s or Fitch shall change, or if any such agency shall cease to be in the business of rating corporate family obligations, the Company and the Lenders shall negotiate in good faith to amend the provisions of this Agreement to reflect such changed rating system or the unavailability of ratings from any such agency and, pending the effectiveness of any such amendment, the pricing shall be determined by reference to the Ratings most recently in effect prior to such change or cessation.

SCHEDULE 1.01(b)

EXISTING LETTERS OF CREDIT

Istm ID	Iss Dt	Exp Dt	App Nm	Ben Nm	Curr
00000007404478	12/15/2000	10/1/2018	OSHKOSH CORPORATION	LUMBERMENS MUTUAL CA	USD
00000064728521	2/2/2017	12/31/2018	OSHKOSH DEFENSE LLC	POSCO DAEWOO CORP.	USD
00000068004673	3/6/2018	4/30/2019	PIERCE MANUFACTURING	BANK OF AMERICA	USD
00000068019231	7/16/2007	8/1/2018	JLG INDUSTRIES INC.	ARROWOOD INDEMNITY C	USD
00000068036878	5/16/2011	5/16/2018	OSHKOSH CORPORATION	BANK OF AMERICA MERR	EUR
00000068091183	3/8/2018	2/28/2019	PIERCE MANUFACTURING	BANK OF AMERICA	USD
00000068091647	6/28/2017	5/31/2018	PIERCE MANUFACTURING	BARIVEN S.A.	USD
00000068091657	1/23/2014	5/31/2018	OSHKOSH CORPORATION	BARIVEN S.A.	USD
00000068092372	6/4/2014	5/31/2018	OSHKOSH CORPORATION	BARIVEN S.A.	USD
00000068092373	6/4/2014	5/31/2018	OSHKOSH CORPORATION	BARIVEN S.A.	USD
00000068092603	7/17/2014	9/30/2020	OSHKOSH CORPORATION	BANK OF AMERICA	USD
00000068092609	8/11/2014	4/30/2019	OSHKOSH CORPORATION	ABU DHABI COMML BK,	AED
00000068092613	9/19/2014	9/22/2018	OSHKOSH DEFENSE LLC	BNP PARIBAS, ABU DHA	AED
00000068092614	8/29/2014	5/31/2018	OSHKOSH CORPORATION	BARIVEN	USD
00000068093041	10/15/2014	7/20/2018	OSHKOSH CORPORATION	FIRST ABU DHABI BANK	USD
00000068093344	1/23/2015	5/31/2018	PIERCE MANUFACTURING	BARIVEN S.A.	USD
00000068093356	2/19/2015	5/31/2018	PIERCE MANUFACTURING	BARIVEN S.A.	USD
00000068093357	2/19/2015	5/31/2018	PIERCE MANUFACTURING	BARIVEN S.A.	USD
00000068093761	1/31/2018	7/31/2018	CONCRETE EQUIPMENT C	BANK OF AMERICA	USD
00000068093766	1/21/2016	5/31/2018	PIERCE MANUFACTURING	BARIVEN S.A C/O PDVS	USD
00000068093769	5/27/2015	12/29/2018	JLG INDUSTRIES, INC.	STATE BANK OF INDIA	USD
00000068093775	6/25/2015	7/15/2019	OSHKOSH CORPORATION	BANK OF CHINA LTD.,	USD
00000068094224	7/28/2015	11/29/2018	JLG INDUSTRIES, INC.	SPACE APPLICATION CE	USD
00000068094227	2/7/2018	2/28/2019	PIERCE MANUFACTURING	BANK OF AMERICA	USD
00000068094231	12/4/2015	8/30/2019	OSHKOSH CORPORATION	ABU DHABI COMML BK,	AED
00000068094234	9/18/2015	9/3/2018	OSHKOSH CORPORATION	LUMBERMENS MUTUAL CA	USD

Istm ID	Iss Dt	Exp Dt	App Nm	Ben Nm	Curr
00000068094236	11/24/2015	5/31/2018	PIERCE MANUFACTURING	BARIVEN S.A.	USD
00000068094237	11/9/2015	5/31/2018	PIERCE MANUFACTURING	BARIVEN S.A.	USD
00000068094918	11/24/2015	5/31/2018	PIERCE MANUFACTURING	BARIVEN S.A.	USD
00000068094919	11/9/2015	5/31/2018	PIERCE MANUFACTURING	BARIVEN S.A.	USD
00000068094922	10/7/2015	9/15/2018	OSHKOSH DEFENSE LLC	SAUDI BRITISH BANK	USD
00000068094923	11/23/2015	5/31/2018	OSHKOSH CORPORATION	BARIVEN S.A.	USD
00000068094927	3/8/2018	2/28/2019	PIERCE MANUFACTURING	BANK OF AMERICA	USD
00000068094933	3/4/2016	10/31/2018	OSHKOSH AIRPORT PROD	NATIONAL BANK OF EGY	USD
00000068117026	7/22/2016	2/15/2019	PIERCE MANUFACTURING	BANK OF CHINA LTD, B	USD
00000068117030	8/11/2016	6/30/2018	JLG INDUSTRIES, INC.	MAHINDRA MAHINDRA L	USD
00000068117031	8/11/2016	10/30/2018	JLG INDUSTRIES, INC.	ABB INDIA LIMITED	USD
00000068117041	10/19/2016	2/28/2019	IOWA MOLD TOOLING CO	BANK OF AMERICA	USD
00000068117044	12/29/2016	1/31/2020	OSHKOSH AIRPORT PROD	BANK OF AMERICA	USD
00000068117048	2/3/2017	7/25/2018	OSHKOSH DEFENSE LLC	SAMBA FINANCIAL GROU	USD
00000068117049	2/3/2017	7/25/2018	OSHKOSH DEFENSE LLC	SAMBA FINANCIAL GROU	USD
00000068117051	2/23/2017	4/30/2020	JLG INDUSTRIES, INC.	DR. WULF-DIETER GREV	EUR
00000068117060	5/9/2017	4/30/2019	JLG MANUFACTURING EU	DEUTSCHE BANK	EUR
00000068117064	9/15/2017	10/3/2018	JLG INDUSTRIES, INC.	STATE BANK OF INDIA,	USD
00000068117066	4/6/2017	4/30/2018	OSHKOSH AIRPORT PROD	BANK OF AMERICA	USD
00000068117067	4/7/2017	5/30/2018	JLG MANUFACTURING EU	ING BANK FRANCE - 79	EUR
00000068118573	6/19/2017	8/31/2018	OSHKOSH AIRPORT PROD	BANK OF AMERICA	USD
00000068118574	8/24/2017	5/31/2022	JLG EMEA B.V.	ING BANK	EUR
00000068118576	8/14/2017	6/30/2018	PIERCE MANUFACTURING	BANK OF AMERICA	USD
00000068118577	8/24/2017	1/30/2021	OSHKOSH AIRPORT PROD	NATIONAL BANK OF EGY	USD
00000068118578	9/6/2017	11/30/2018	JLG INDUSTRIES, INC.	STATE BANK OF INDIA,	USD
00000068118579	10/11/2017	11/30/2019	JLG INDUSTRIES, INC.	STATE BANK OF INDIA,	USD
00000068118580	9/6/2017	11/30/2018	JLG INDUSTRIES, INC.	STATE BANK OF INDIA,	USD
00000068118581	9/8/2017	3/21/2021	OSHKOSH AIRPORT PROD	BANK OF AMERICA	USD
00000068118582	9/11/2017	4/30/2018	PIERCE MANUFACTURING	BANK OF AMERICA	USD
00000068118583	9/11/2017	8/31/2018	PIERCE MANUFACTURING	BANK OF AMERICA	USD

Istm ID	Iss Dt	Exp Dt	App Nm	Ben Nm	Curr
00000068118584	9/11/2017	7/31/2018	PIERCE MANUFACTURING	BANK OF AMERICA	USD
00000068118585	9/11/2017	8/31/2018	PIERCE MANUFACTURING	BANK OF AMERICA	USD
00000068118587	10/26/2017	1/20/2019	PIERCE MANUFACTURING	BANK OF CHINA LTD. B	USD
00000068118588	12/14/2017	1/31/2019	OSHKOSH AIRPORT PROD	BANCO DE CREDITO DEL	USD
00000068118589	12/19/2017	1/31/2019	OSHKOSH AIRPORT PROD	BANCO DE CREDITO DEL	USD
00000068118591	12/21/2017	1/21/2021	OSHKOSH AIRPORT PROD	BANK OF AMERICA	USD
00000068118592	2/9/2018	10/30/2019	JLG MANUFACTURING EU	BNP PARIBAS	EUR
00000068118594	12/20/2017	1/31/2019	FRONTLINE COMMUNICAT	BANCO PICHINCHA	USD
00000068118595	12/20/2017	1/31/2019	FRONTLINE COMMUNICAT	BANCO PICHINCHA	USD
00000068118596	1/8/2018	1/31/2019	FRONTLINE COMMUNICAT	BANCO PICHINCHA	USD
00000068118597	1/11/2018	10/31/2019	OSHKOSH AIRPORT PROD	BANK OF AMERICA	INR
00000068036038	3/22/2018	9/30/2018	CONCRETE EQUIPMENT C	BANK OF AMERICA	USD
00000068004664	3/28/2018	3/15/2019	PIERCE MANUFACTURING	BANK OF AMERICA	USD
00000068118590	3/28/2018	3/28/2019	PIERCE MANUFACTURING	BANK OF AMERICA	USD
00000068004692	3/28/2018	5/31/2019	PIERCE MANUFACTURING	BANK OF AMERICA	USD
00000068034877	3/28/2018	5/31/2019	PIERCE MANUFACTURING	BANK OF AMERICA	USD

SCHEDULE 1.01(c)

ISSUER COMMITMENTS; SWING LINE COMMITMENTS

Issuer Commitments:

Issuer	Issuer Commitment
Bank of America, N.A.	$250,000,000.00
JPMorgan Chase Bank, N.A.	$200,000,000.00
Wells Fargo Bank, National Association	$200,000,000.00
U.S. Bank National Association	$200,000,000.00

Swing Line Commitments:

Swing Line Lender	Swing Line Commitment
Bank of America, N.A.	$100,000,000.00
U.S. Bank National Association	$100,000,000.00

SCHEDULE 2.01

COMMITMENTS AND PERCENTAGES

Lender	Revolving Commitment	Applicable Percentage of Aggregate Revolving Commitment	Term A Commitment	Applicable Percentage of Term A Commitment
Bank of America, N.A.	$93,138,297.87	10.957446808%	$35,611,702.13	10.957446809%
JPMorgan Chase Bank, N.A.	$93,138,297.87	10.957446808%	$35,611,702.13	10.957446809%
U.S. Bank National Association	$93,138,297.87	10.957446808%	$35,611,702.13	10.957446809%
Wells Fargo Bank, National Association	$93,138,297.87	10.957446808%	$35,611,702.13	10.957446809%
Branch Banking and Trust Company	$54,255,319.15	6.382978724%	$20,744,680.85	6.382978723%
HSBC Bank USA, National Association	$54,255,319.15	6.382978724%	$20,744,680.85	6.382978723%
ING Bank N.V., Dublin Branch	$54,255,319.15	6.382978724%	$20,744,680.85	6.382978723%
PNC Bank, National Association	$54,255,319.15	6.382978724%	$20,744,680.85	6.382978723%
Sumitomo Mitsui Banking Corporation	$54,255,319.15	6.382978724%	$20,744,680.85	6.382978723%
SunTrust Bank	$54,255,319.15	6.382978724%	$20,744,680.85	6.382978723%
TD Bank, N.A.	$54,255,319.15	6.382978724%	$20,744,680.85	6.382978723%
Associated Bank, N.A.	$32,553,191.49	3.829787234%	$12,446,808.51	3.829787234%
Bank of the West	$32,553,191.49	3.829787234%	$12,446,808.51	3.829787234%
Comerica Bank	$32,553,191.49	3.829787234%	$12,446,808.51	3.829787234%
Total	$850,000,000.00	100.000000000%	$325,000,000.00	100.000000000%

SCHEDULE 2.12

AMORTIZATION OF TERM A LOANS

DATE	PRINCIPAL PAYMENT (as a percentage of original principal amount of Term A Loans (as increased pursuant to Section 2.21))
September 30, 2018	0.00%
December 31, 2018	0.00%
March 31, 2019	0.00%
June 30, 2019	0.00%
September 30, 2019	1.25%
December 31, 2019	1.25%
March 31, 2020	1.25%
June 30, 2020	1.25%
September 30, 2020	1.25%
December 31, 2020	1.25%
March 31, 2021	1.25%
June 30, 2021	1.25%
September 30, 2021	1.25%
December 31, 2021	1.25%
March 31, 2022	1.25%
June 30, 2022	1.25%
September 30, 2022	1.25%
December 31, 2022	1.25%
March 30, 2023	1.25%
Term A Maturity Date	Remaining Outstanding Principal Balance of Term A Loans

SCHEDULE 2.22

AUCTION PROCEDURES

This Schedule is intended to summarize certain basic terms of the reverse Dutch auction procedures pursuant to and in accordance with the terms and conditions of Section 2.22 of the Credit Agreement, of which this Schedule is a part. It is not intended to be a definitive statement of all of the terms and conditions of a reverse Dutch auction, the definitive terms and conditions for which shall be set forth in the applicable offering document.  None of the Agent, the Auction Manager or any other Agent-Related Person, or any of their respective affiliates makes any recommendation pursuant to any offering document as to whether or not any Term Lender should sell its Add-On Term Loans to the Company pursuant to any offering documents, nor shall the decision by the Agent, the Auction Manager or any other Agent-Related Person (or any of their affiliates) in its respective capacity as a Term Lender to sell its Add-On Term Loans to the Company be deemed to constitute such a recommendation.  Each Term Lender should make its own decision on whether to sell any of its Add-On Term Loans and, if it decides to do so, the principal amount of and price to be sought for such Add-On Term Loans. In addition, each Term Lender should consult its own attorney, business advisor or tax advisor as to legal, business, tax and related matters concerning each Auction and the relevant offering documents.

Capitalized terms not otherwise defined in this Schedule have the meanings assigned to them in the Credit Agreement.

(a)            Notice Procedures.  In connection with each Auction, the Company will provide notification to the Auction Manager (for distribution to the Term Lenders holding the applicable Add-On Term Loans that will be the subject of such Auction (each, an “Auction Notice”)).  Each Auction Notice shall contain (i) the maximum principal amount (calculated on the face amount thereof) of the Add-On Term Loans that the Company offers to purchase in such Auction (the “Auction Amount”), which shall be no less than $50,000,000 (unless another amount is agreed to by the Auction Manager); (ii) the range of discounts to par (the “Discount Range”), expressed as a range of prices per $1,000 (in increments of $5), at which the Company would be willing to purchase Add-On Term Loans in such Auction; and (iii) the date on which such Auction will conclude, on which date Return Bids (as defined below) will be due by 1:00 p.m. (as such date and time may be extended by the Auction Manager at the request of the Company, such time the “Expiration Time”).  Such Expiration Time may be extended for a period not exceeding three (3) Business Days upon notice by the Company to the Auction Manager received not less than 24 hours before the original Expiration Time; provided, that only one extension per offer shall be permitted.  An Auction shall be regarded as a “failed auction” in the event that either (i) the Company withdraws such Auction in accordance with the terms hereof or (ii) the Expiration Time occurs with no Qualifying Bids (as defined below) having been received.  In the event of a failed auction, the Company shall not be permitted to deliver a new Auction Notice prior to the date occurring three (3) Business Days after such withdrawal or Expiration Time, as the case may be.  Notwithstanding anything to the contrary contained herein, the Company shall not initiate any Auction by delivering an Auction Notice to the Auction Manager until after the conclusion (whether successful or failed) of the previous Auction (if any), whether such conclusion occurs by withdrawal of such previous Auction or the occurrence of the Expiration Time of such previous Auction.

(b)            Reply Procedures.  In connection with any Auction, each Term Lender wishing to participate in such Auction shall, prior to the Expiration Time, provide the Auction Manager with a notice of participation, in the form included in the respective offering document (each, a “Return Bid”) which shall specify (i) a discount to par that must be expressed as a price per $1,000 (in increments of $5) in principal amount of the applicable Add-On Term Loans (the “Reply Price”) within the Discount Range and (ii) the principal amount of such Add-On Term Loans, in an amount not less than $1,000,000 or an integral multiple of $100,000 in excess thereof, that such Term Lender offers for sale at its Reply Price (the “Reply Amount”).  A Term Lender may submit a Reply Amount that is less than the minimum amount and incremental amount requirements described above only if the Reply Amount comprises the entire amount of the applicable Add-On Term Loans held by such Term Lender.  Term Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three (3) component bids, each of which may result in a separate Qualifying Bid and each of which will not be contingent on any other component bid submitted by such Term Lender resulting in a Qualifying Bid.  In addition to the Return Bid, the participating Term Lender must execute and deliver, to be held by the Auction Manager, an assignment and acceptance in the form included in the offering document (each, an “Auction Assignment and Assumption”).  The Company will not purchase any Add-On Term Loans at a price that is outside of the applicable Discount Range, nor will any Return Bids (including any component bids specified therein) submitted at a price that is outside such applicable Discount Range be considered in any calculation of the Applicable Threshold Price.

(c)            Acceptance Procedures.  Based on the Reply Prices and Reply Amounts received by the Auction Manager, the Auction Manager, in consultation with the Company, will calculate the lowest purchase price (the “Applicable Threshold Price”) for such Auction within the Discount Range for such Auction that will allow the Company to complete the Auction by purchasing the full Auction Amount (or such lesser amount of Add-On Term Loans for which the Company has received Qualifying Bids).  The Company shall purchase the applicable Add-On Term Loans from each Term Lender whose Return Bid is within the Discount Range and contains a Reply Price that is equal to or less than the Applicable Threshold Price (each, a “Qualifying Bid”).  All applicable Add-On Term Loans included in Qualifying Bids (including multiple component Qualifying Bids contained in a single Return Bid) received at a Reply Price lower than the Applicable Threshold Price will be purchased at such applicable Reply Prices and shall not be subject to proration.

(d)            Proration Procedures.  All Add-On Term Loans offered in Return Bids (or, if applicable, any component thereof) constituting Qualifying Bids at the Applicable Threshold Price will be purchased at the Applicable Threshold Price; provided that if the aggregate principal amount (calculated on the face amount thereof) of all applicable Add-On Term Loans for which Qualifying Bids have been submitted in any given Auction at the Applicable Threshold Price would exceed the remaining portion of the Auction Amount (after deducting all applicable Add-On Term Loans to be purchased at prices below the Applicable Threshold Price), the Company shall purchase the Add-On Term Loans for which the Qualifying Bids submitted were at the Applicable Threshold Price ratably based on the respective principal amounts offered and in an aggregate amount equal to the amount necessary to complete the purchase of the Auction Amount.  No Return Bids or any component thereof will be accepted above the Applicable Threshold Price.

(e)            Notification Procedures.  The Auction Manager will calculate the Applicable Threshold Price and post the Applicable Threshold Price and proration factor onto an internet or intranet site (including Debt Domain, IntraLinks, Syndtrak or another electronic workspace) in accordance with the Auction Manager's standard dissemination practices by 3:00 p.m. (local time) on the same Business Day as the date the Return Bids were due (as such due date may be extended in accordance with this Schedule).  The Auction Manager will insert the principal amount of the applicable Add-On Term Loans to be assigned and the applicable settlement date into each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid.  Upon the request of the submitting Term Lender, the Auction Manager will promptly return any Auction Assignment and Assumption received in connection with a Return Bid that is not a Qualifying Bid.

(f)            Auction Assignment and Assumption.  Each Auction Notice and Auction Assignment and Assumption shall contain the following representations and warranties by the Company:

“No Default or Event of Default has occurred and is continuing, or would result from this Auction.

As of the date hereof, except as previously disclosed in writing to the Agent and the Lenders, the Company represents and warrants that no Borrower, has any MNPI that both (a) has not been disclosed to the Agent and the Lenders (other than because any such Lender does not wish to receive such MNPI) prior to such time and (b) could reasonably be expected to have a material effect upon, or otherwise be material to, such Lender's decision to participate in the Auction.”

(g)            Additional Procedures.  Once initiated by an Auction Notice, the Company may withdraw an Auction only in the event that, as of such time, no Qualifying Bid has been received by the Auction Manager or the Company has failed, or in good faith believes it will fail, to satisfy one or more of the conditions set forth in Section 2.22 of the Credit Agreement which are required to be met at the time which otherwise would have been the time of purchase of the Add-On Term Loans pursuant to the respective Auction.  Furthermore, in connection with any Auction with respect to particular Add-On Term Loans, upon submission by a Term Lender of a Return Bid, such Term Lender will not have any withdrawal rights.  Any Return Bid (including any component bid thereof) delivered to the Auction Manager may not be modified, revoked, terminated or cancelled by a Term Lender.  However, an Auction may become void if the conditions to the purchase of the applicable Add-On Term Loans by the Company required by the terms and conditions of Section 2.22 of the Credit Agreement are not met.  The purchase price in respect of each Qualifying Bid for which purchase by the Company is required in accordance with the foregoing provisions shall be paid directly by the Company to the respective assigning Term Lender on a settlement date as determined jointly by the Company and the Auction Manager (which shall be not later than ten (10) Business Days after the date Return Bids are due).  The Company shall execute each applicable Auction Assignment and Assumption received in connection with a Qualifying Bid.  All questions as to the form of documents and validity and eligibility of Add-On Term Loans that are the subject of an Auction will be determined by the Auction Manager, in consultation with the Company, and their determination will be final and binding so long as such determination is not inconsistent with the terms of Section 2.22 of the Credit Agreement or this Schedule.  The Auction Manager's interpretation of the terms and conditions of the offering document, in consultation with the Company, will be final and binding so long as such interpretation is not inconsistent with the terms of Section 2.22 of the Credit Agreement or this Schedule.  None of the Agent, the Auction Manager, any other Agent-Related Person or any of their respective affiliates assumes any responsibility for the accuracy or completeness of the information concerning the Company, or any of its affiliates (whether contained in an offering document or otherwise) or for any failure to disclose events that may have occurred and may affect the significance or accuracy of such information.

This Schedule shall not require the Company to initiate any Auction.

SCHEDULE 6.07

ERISA

None.

SCHEDULE 6.10

TAXES

None.

SCHEDULE 6.12

ENVIRONMENTAL MATTERS

None.

SCHEDULE 6.14

CAPITALIZATION; SUBSIDIARIES AND MINORITY INTERESTS

A.	Capitalization of the Company and its Subsidiaries

Company
Oshkosh Corporation is authorized to issue 300,000,000 shares of $.01 par value Common Stock.  At March 23, 2018, 74,148,275 shares of Common Stock were issued and outstanding, respectively.  The Company is also authorized to issue up to 2,000,000 shares of $.01 par value Preferred Stock, none of which were issued or outstanding at March 23, 2018.

Subsidiary	Parent Company	Percent Owned	Class of Stock	No. of Shares Outstanding
Access Financial Solutions, LLC	JLG Equipment Services, Inc.	100.00%	Membership Unit	1
Audubon Manufacturing Corporation	Concrete Equipment Company, Inc.	100.00%	Common	50,000
Concrete Equipment Company, Inc.	McNeilus Companies, Inc.	100.00%	Common	1.222222
Fulton International, Inc.	JLG Industries, Inc.	100.00%	Common	250
Iowa Contract Fabricators, Inc.	McNeilus Companies, Inc.	100.00%	Common	6,737
Iowa Mold Tooling Co., Inc.	McNeilus Companies, Inc.	100.00%	Common	1,000
JerrDan Corporation	McNeilus Companies, Inc.	100.00%	Common	1,000
JLG Deutschland GmbH	JLG Industries GmbH	100.00%	Capital Stock	6,200,000
JLG EMEA B.V.	JLG EMEA Holdings C.V.	100.00%	Common	3,188,174
JLG EMEA Holdings C.V.	JLG Equity Holdings C.V. JLG International LLC	99.99% 0.01%	---
JLG Equipment Services Limited	JLG EMEA Holding C.V.	100.00%	Ordinary	10,000
JLG Equipment Services, Inc.	JLG Industries, Inc.	100.00%	Common	10
JLG Equity Holdings C.V.	OSK Industries LLC JLG International LLC	99% 1%	---
JLG France SAS	JLG EMEA B.V.	100.00%	Capital Stock	299,824
JLG Group Support Europe BVBA	JLG EMEA B.V. JLG Industries GmbH	99.9999% 0.0001%	Shares	9,999 1
JLG Industries (Italia) SRL	JLG EMEA B.V. JLG Industries GmbH	99.0% 1.0%	Capital Stock Capital Stock	10,197 103
JLG Industries (United Kingdom) Limited	JLG EMEA B.V.	100.00%	Capital Stock	2
JLG Industries GmbH	JLG EMEA B.V.	100.00%	Capital Stock	1
JLG Industries Japan Co., Ltd.	JLG Industries, Inc.	100.00%	Shares	3,000
JLG Industries Korea, Ltd.	JLG Industries, Inc.	100.00%	Units	2,000
JLG Industries, Inc.	McNeilus Companies, Inc.	100.00%	Common	1,000
JLG International LLC	JLG Industries, Inc.	100.00%	Membership Units	100

Subsidiary	Parent Company	Percent Owned	Class of Stock	No. of Shares Outstanding
JLG Latino Americana Cooperatief U.A.	JLG Latino Americana Holdings 2 BV JLG Latino Americana Holdings 1 BV	69.99% 30.01%	Membership Interest	69.99 30.01
JLG Latino Americana Holdings 1 B.V.	JLG Industries, Inc.	100.00%	Shares	1
JLG Latino Americana Holdings 2 B.V.	JLG Equity Holdings C.V.	100.00%	Shares	1
JLG Latino Americana Ltda.	JLG Latino Americana Cooperatief UA OSK Company, LLC	99.97% 0.03%	Quotas Quotas	295,210 100
JLG Macquinara Mexico, S. De R.L. de C.V.	McNeilus Companies, Inc. JLG Industries, Inc.	99% 1%	Quotas Quotas	2,970 30
JLG Manufacturing Central Europe S.R.L.	JLG EMEA B.V. JLG Industries GmbH	99.9999664% 0.0000336%	Capital Stock Capital Stock	2,974,509 10
JLG Manufacturing Europe BVBA	JLG EMEA B.V. JLG Industries GmbH	99.0% 1.0%	Shares	99 1
JLG Manufacturing, LLC	JLG Industries, Inc. JLG Equipment Services, Inc.	99.0% 1.0%	Membership Units	99 1
JLG New Zealand Access Equipment & Services	JLG Equipment Services, Inc.	100.00%	Shares	1
JLG Properties Australia PTY Limited	JLG Industries, Inc.	100.00%	Capital Stock	225,000
JLG Sverige AB	JLG EMEA B.V.	100.00%	Capital Stock	6,250
Kewaunee Fabrications, L.L.C.	Oshkosh Corporation	100.00%	---
LMI Finance L.P.	Oshkosh Logistics Corporation (General Partner) JLG EMEA B.V. (Limited Partner)	0.10% 99.90%	---
London (Mtl) Inc.	London Machinery Inc.	100.00%	Common	1,125
London Machinery Inc.	McNeilus Companies, Inc.	100.00%	Common	10
McIntire Fabricators, Inc.	McNeilus Companies, Inc.	100.00%	Common	6,313
McNeilus Companies, Inc.	Oshkosh Corporation	100.00%	Class A Voting Class B Non-voting	76,061 7,380,264
McNeilus Financial Services, Inc.	McNeilus Companies, Inc.	100.00%	Common	1,000,000
McNeilus Financial, Inc.	McNeilus Truck and Manufacturing, Inc.	100.00%	Common	125,000
McNeilus Truck and Manufacturing, Inc.	McNeilus Companies, Inc.	100.00%	Common	102,950
Oshkosh Airport Products, LLC	Oshkosh Corporation	100.00%	Membership Units	100
Oshkosh Arabia FZE	Oshkosh Corporation	100.00%	Capital Stock	1
Oshkosh Asia Holdings Limited	Oshkosh Corporation	100.00%	Ordinary	100

Subsidiary	Parent Company	Percent Owned	Class of Stock	No. of Shares Outstanding
Oshkosh Commercial (Beijing) Co., Ltd.	Oshkosh Asia Holdings Limited	100.00%	---	100
Oshkosh Commercial Products, LLC	Oshkosh Corporation	100.00%	Membership Units	100
Oshkosh Defense Canada Incorporated	Oshkosh Defense, LLC	100.00%	Common	100
Oshkosh Defense, LLC	Oshkosh Corporation	100.00%	Membership Units	100
Oshkosh Equipment Manufacturing, S. de R.L. de C.V.	Oshkosh Europe B.V. JLG EMEA Holdings C.V.	99.97% 0.03%	Quotas	2,999 1
Oshkosh Europe B.V.	JLG EMEA Holdings C.V.	100.00%	Shares	1
Oshkosh HD, LLC	Oshkosh Corporation	100.00%	Membership Units	100
Oshkosh India Private Limited	Oshkosh Corporation Kewaunee Fabrications, L.L.C.	99.99% 0.5%	Shares Shares	9,900 100
Oshkosh Italy, B.V.	JLG EMEA B.V.	100.00%	Shares	18,300
Oshkosh JLG (Tianjin) Equipment Technology Co., Ltd.	JLG Equipment Services Limited	100.00%
Oshkosh Logistics Corporation	Oshkosh Corporation	100.00%	Common	1,000
Oshkosh Rus, LLC	JLG EMEA B.V. JLG Industries GmbH	99.99% 0.01%	---	99.99 .01
Oshkosh Truck (UK) Limited	Oshkosh Unipower Limited	100.00%	Common	4
Oshkosh Unipower Limited	Oshkosh Corporation	100.00%	Ordinary	1
Oshkosh-JLG (Singapore) Technology Equipment Private Limited	JLG EMEA Holdings C.V.	100.00%	Ordinary	260,000
OSK Company, LLC	JLG Latino Americana Cooperatief U.A.	100.00%	Membership Units	1
OSK Industries, LLC	JLG Industries, Inc.	100.00%	Membership Units	1
Pierce Manufacturing Inc.	Oshkosh Corporation	100.00%	Common	410,079
Platformas Elevadoras JLG Iberica S.L.	JLG EMEA B.V.	100.00%	Capital Stock	3,010
Power Towers Limited	JLG EMEA B.V.	100.00%
Premco Products Inc.	JLG Industries, Inc.	100.00%	Common	10,000
Viking Truck & Equipment Sales, Inc. (Michigan)	McNeilus Financial, Inc.	100.00%	Common	22,500
Viking Truck & Equipment Sales, Inc. (Ohio)	McNeilus Financial, Inc.	100.00%	Common	250

B.                          Company’s equity investments in any other corporation or entity

Investment	Parent Company	Percent Owned	Class of Stock	No. of Shares Outstanding
Chasises Y Autopartes Oshmex S.A. de C.V.	Oshkosh Corporation	49.00%	Series A Series B Series C	22,500 4,230,000 56,403,005
Comercializadora de Chasises S.A. de C.V.	Oshkosh Corporation	45.00%	Shares	45
Enova Systems, Inc.	Oshkosh Corporation	1.00%	Series B Convertible Preferred Stock	24,046
Mezcladoras Y Trailers de Mexico, S.A. de C.V.	McNeilus Truck and Manufacturing, Inc.	49.00%	Fixed Capital Series B Variable Capital Series B	24,500 379,029
Oshkosh Middle East E.C.	Oshkosh Corporation	19.00%	Common	23,750
Power Towers Deutschland GmbH	Power Towers Limited Willenbrock Concepts	65% 35%	---
Power Towers LLC	Power Towers Limited Mohammed Ahmad Khalifa Al Zarium Suwaidi	49% 51%
Power Towers Netherlands BV	Power Towers Limited AAMI Participations B.V.	30% 70%
RiRent Europe B.V.	Oshkosh Italy B.V.	50%	---

SCHEDULE 8.01

EXISTING LIENS

Debtor	Jurisdiction of Organization	Secured Party	Date of Initial Filing	Original Filing Number	Description
McNeilus Truck and Manufacturing, Inc.	Minnesota	Navistar Financial Corporation; Navistar, Inc.	07/24/1973	000245332	All International trucks and chassis; proceeds thereof
Pierce Manufacturing Inc.	Wisconsin	Navistar Financial Corporation	08/02/1999	01869289	All International trucks and chassis; proceeds thereof
Pierce Manufacturing Inc.	Wisconsin	KS StateBank	04/04/2016	160004355219
All rights, title and interest in and to the Government Obligation Contract dated as of December 4, 2015 by and between Debtor and City of Paterson, New Jersey; Government Obligation Contract dated as of February 1, 2016 by and between Debtor and City of Pearl, Mississippi; equipment thereto, rental payments thereunder, and the exercise of all rights of Debtor therein

Oshkosh Corporation	Wisconsin	Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee under Trust Agreement Dated as of April 3, 2006	04/01/2013	130004175118	One Bombardier Inc. airframe; two General Electric aircraft engines; one Honeywell auxiliary power unit
Oshkosh Corporation	Wisconsin	Wilmington Trust Company, not in its individual capacity, but solely as Owner Trustee under Trust Agreement Dated as of April 3, 2006	09/03/2013	130011570115	One Bombardier Inc. airframe; two Honeywell International Inc. aircraft engines; one Honeywell auxiliary power unit

SCHEDULE 8.02

DISPOSITIONS

None.

SCHEDULE 8.05

EXISTING INDEBTEDNESS

None.

SCHEDULE 8.07

BURDENSOME AGREEMENTS

Indenture, dated February 21, 2014, by and among Oshkosh Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee evidencing Indebtedness in an aggregate principal amount not to exceed $250 million.

Indenture, dated March 2, 2015, among Oshkosh Corporation, the guarantors party thereto and Wells Fargo Bank, National Association, as trustee, evidencing Indebtedness in an aggregate principal amount not to exceed $250 million.

SCHEDULE 11.02

AGENT’S PAYMENT OFFICE; CERTAIN ADDRESSES FOR NOTICES

OSHKOSH CORPORATION

2307 Oregon Street
Oshkosh, Wisconsin 54903
Attention: R. Scott Grennier
Telephone:  920-233-9451
Fax:  920-233-9251
Email: sgrennier@oshkoshcorp.com
Website Address: www.oshkoshcorporation.com

Copies of material notices, including notices of any Default, to:

Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention: Attorney Patricia J. Lane
Telephone: (414) 297-5635
Facsimile: (414) 297-4900
Electronic Mail: plane@foley.com

BANK OF AMERICA, N.A., AS AGENT

Daily borrowing/repaying activity, billing and fee activity

Bank of America, N.A.
Attention: Angelica Vidana
Mail Code: TX2-984-03-23
2380 Performance Drive - Building C
Richardson, TX 75082
Phone: 469-201-0404
Fax: 214-530-2485
Email: angelica.vidana@baml.com

Agency related questions, financial reporting requirements, bank group related issues

Bank of America, N.A.
Attention: Felicia Brinson
Mail Code: IL4-135-09-61
135 South LaSalle Street
Chicago, IL 60603
Phone: 312-828-7299
Fax: 877-216-2432
Email: felicia.brinson@baml.com

BANK OF AMERICA, N.A., AS SWING LINE LENDER

Bank of America, N.A.
Attention: Angelica Vidana
Mail Code: TX2-984-03-23
2380 Performance Drive - Building C
Richardson, TX 75082
Phone: 469-201-0404
Fax: 214-530-2485
Email: angelica.vidana@baml.com

BANK OF AMERICA, N.A., AS ISSUER

Bank of America, N.A.
Attention: Michael (Mike) Grizzanti
Mail Code: PA6-580-02-30
One Fleet Way
Scranton, PA 18507
Phone: 570-496.9621
Fax: 800-755-8743
Email: michael.a.grizzanti@baml.com

OR

Bank of America, N.A.
Attention: Standby Letter of Credit Customer Service
Mail Code: PA6-580-02-30
One Fleet Way
Scranton, PA 18507
Phone: 1-800-370-7519
Fax: 800-755-8743
Email: scranton_standby_lc@bankofamerica.com

EXHIBIT A

FORM OF NOTICE OF BORROWING

[Date]

Bank of America, N.A., as Agent

Ladies and Gentlemen:

The undersigned refers to the Second Amended and Restated Credit Agreement dated as of April 3, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement) among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto pursuant to Section 2.19 of the Credit Agreement, the lenders from time to time party thereto (collectively, the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders, an Issuer, and a Swing Line Lender, JPMorgan Chase Bank, N.A., as an Issuer, Wells Fargo Bank, National Association, as an Issuer, and U.S. Bank National Association, as an Issuer and a Swing Line Lender, and hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement. Set forth below is the information relating to such Borrowing as required by Section 2.03(a) of the Credit Agreement:

(i)            The aggregate amount of the proposed Borrowing is $                                            .

(ii)	The requested Borrowing Date for the proposed Borrowing (which is a Business Day) is _________, ____.

(iii)	The Class of Loans comprising the proposed Borrowing is [Revolving Loans] [Term A Loans] [Add-On Term Loans] and the Type of Loans comprising the proposed Borrowing is [Base] [Offshore] Rate Loans.

(iv)
The duration of the Interest Period for each Offshore Rate Loan made as part of the proposed Borrowing, if applicable, is _______________ [months] [days] (which shall be 1, 2, 3 or 6 (or, if all applicable Lenders agree, 12) months (or, solely in the case of Loans denominated in Mexican Pesos, 28, 91 or 182 days)).

(v)	The Applicable Currency for each Offshore Rate Loan made as part of the proposed Borrowing, if applicable, is _____________________.

The undersigned hereby certifies that the following statements will be true on the date of the proposed Borrowing, before and immediately after giving effect thereto and to the application of the proceeds therefrom:

(a)
The representations and warranties in Article VI of the Credit Agreement (other than, from and after the Covenant Change Date, the representations and warranties set forth in Sections 6.05, 6.11(b) and 6.12 of the Credit Agreement) are true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) on and as of the date of such proposed Borrowing (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct in all material respects (or, if any such representation and warranty is qualified by reference to materiality or Material Adverse Effect, it shall be true and correct in all respects) as of such earlier date, and except that for purposes hereof, the representations and warranties contained in Section 6.11(a)(i) of the Credit Agreement and Section 6.11(a)(ii) of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(a) of the Credit Agreement and Section 7.01(b) of the Credit Agreement); and

(b)	No Default or Event of Default has occurred and is continuing, or would result from such proposed Borrowing.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Notice of Borrowing to be duly executed and delivered as of the date first above written.

[BORROWER]

By:  __________________________
Name:
Title:

EXHIBIT B

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Bank of America, N.A., as Agent

Ladies and Gentlemen:

The undersigned refers to the Second Amended and Restated Credit Agreement dated as of April 3, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement) among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto pursuant to Section 2.19 of the Credit Agreement, the lenders from time to time party thereto (collectively, the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders, an Issuer, and a Swing Line Lender, JPMorgan Chase Bank, N.A., as an Issuer, Wells Fargo Bank, National Association, as an Issuer, and U.S. Bank National Association, as an Issuer and a Swing Line Lender, and hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that the undersigned hereby requests a [conversion] [continuation] of Loans under the Credit Agreement.  Set forth below is the information relating to such [conversion] [continuation] as required by Section 2.04(b) of the Credit Agreement:

(i)	The date of the proposed [conversion] [continuation] is ______________, ____ (which shall be a Business Day).

(ii)	The aggregate amount of the Loans proposed to be [converted] [continued] is $____________. [Specify which part is to be converted and which part is to be continued, if appropriate.]

(iii)
The Loans to be [continued] [converted] are [Base Rate Loans] [Offshore Rate Loans] and the Loans resulting from the proposed [conversion] [continuation] will be [Base Rate Loans] [Offshore Rate Loans].

(iv)
The duration of the requested Interest Period for each Offshore Rate Loan made as part of the proposed [conversion] [continuation] is __________ [months] [days] (which shall be 1, 2, 3 or 6 (or, if all applicable Lenders agree, 12) months (or, solely in the case of Loans denominated in Mexican Pesos, 28, 91 or 182 days)).

(v)	In the case of Offshore Rate Loans denominated in an Offshore Currency, the Applicable Currency into which such converted Loans will be denominated is ____________.

The undersigned hereby certifies that before and immediately after giving effect to the proposed [conversion] [continuation] and to the application of the proceeds therefrom, no Default or Event of Default has occurred and is continuing or would result from such proposed [conversion] [continuation].

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Notice of Conversion/Continuation to be duly executed and delivered as of the date first above written.

[BORROWER]

By:  __________________________
Name:
Title:

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

☐ Check for distribution to Public Lenders and private-side Lenders.1

Bank of America, N.A., as Agent

Ladies and Gentlemen:

This certificate is furnished to you by Oshkosh Corporation, a Wisconsin corporation (the “Company”), pursuant to Section 7.02(a) of the Second Amended and Restated Credit Agreement dated as of April 3, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Company, certain subsidiaries of the Company from time to time party thereto pursuant to Section 2.19 of the Credit Agreement, the lenders from time to time party thereto (collectively, the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders, an Issuer, and a Swing Line Lender, JPMorgan Chase Bank, N.A., as an Issuer, Wells Fargo Bank, National Association, as an Issuer, and U.S. Bank National Association, as an Issuer and a Swing Line Lender, concurrently with the delivery of the financial statements required pursuant to Section 7.01 of the Credit Agreement.  Capitalized terms used but not defined herein (including on Schedule 1 hereto) shall have the meanings given to them in the Credit Agreement.

The undersigned, on behalf of the Company, hereby certifies that the financial data and computations set forth in Schedule 1 below, evidencing compliance with the covenants set forth in Sections 8.09 and 8.10 of the Credit Agreement, are true and correct as of __________, ____2 (the “Computation Date”).

The foregoing certifications, together with the computations set forth in Schedule 1 hereto and the financial statements delivered with this Compliance Certificate in support hereof, are made and delivered as of this ____ day of ____________, ____.

OSHKOSH CORPORATION,
a Wisconsin corporation

By:  __________________________
Name:
Title:

1 If this box is not checked, this Compliance Certificate will only be posted to private-side Lenders.
2 The last day of the accounting period for which financial statements are being concurrently delivered.

SCHEDULE 1

Computations

Period: Last day of fiscal quarter ended _____________, 20__ (the “Computation Date”).

I.	Section 8.09 Leverage Ratio

	1.	Maximum permitted:	____:1.0
	2.	Actual:

(a)            The total of (i) all Indebtedness (including the principal amount of all Obligations other than any Obligations arising under any Cash Management Agreements) of the Company and its Restricted Subsidiaries determined on a consolidated basis as of the Computation Date (excluding Contingent Obligations in respect of Swap Contracts) and (ii) to the extent included in calculating Contingent Obligations by operation of clause (A) of the last sentence of the definition thereof, outstanding guarantees of customer financing in the ordinary course of business and substantially consistent with past practice:
$_______
		(b) The amount of Cash Collateral held pursuant to Sections 2.11(a), 3.07 and 3.11 of the Credit Agreement, if any:	$_______
		(c) Consolidated EBITDA for the period of four fiscal quarters ending on the Computation Date (the “Measurement Period”):	$_______
		(d) Leverage Ratio (ratio of (2.(a) minus 2.(b)) to 2.(c)):	_____:1.0

II.	Section 8.10 Interest Coverage Ratio

	1.	Minimum required:	2.50:1.0
	2.	Actual:
		(a) Consolidated EBITDA for the Measurement Period:	$_______
		(b) Cash Interest Expense for the Measurement Period:	$_______
		(c) Interest Coverage Ratio (ratio of 2.(a) to 2.(b)):	_____: 1.0

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below (the “Effective Date”) and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]4 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [and] [the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified in item 5 below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the] [each] Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender] [their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit, the Swing Line Loans and the Fronted Offshore Currency Loans included in such facilities7) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)] [the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the] [any] Assignor to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the] [any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the] [any] Assignor.

1.	Assignor[s]:
[Assignor [is][is not] a Defaulting Lender.]

[Assignor [is][is not] a Defaulting Lender.]

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

_______________________________________________

3 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
4 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
5 Select as appropriate.
6 Include bracketed language if there are either multiple Assignors or multiple Assignees.
7 Include all applicable subfacilities.

3.	Borrower(s):	Oshkosh Corporation and the Subsidiary Borrowers (if any), collectively

4.	Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Second Amended and Restated Credit Agreement dated as of April 3, 2018 (as amended, restated, supplemented or otherwise modified from time to time) among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto pursuant to Section 2.19 of the Credit Agreement, the lenders from time to time party thereto (collectively, the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders, an Issuer, and a Swing Line Lender, JPMorgan Chase Bank, N.A., as an Issuer, Wells Fargo Bank, National Association, as an Issuer, and U.S. Bank National Association, as an Issuer and a Swing Line Lender.

6.	Assigned Interest[s]:

Assignor[s][1]	Assignee[s][2]	Facility Assigned[3]	Aggregate Amount of Commitments/Loans for all Lenders[4]	Amount of Commitments /Loans Assigned	Percentage Assigned of Commitments /Loans[5]	CUSIP Number

			$	$	%
			$	$	%
			$	$	%

[7.	Trade Date:	][6]

8.	Effective Date: _______________, 20__ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

1 List each Assignor, as appropriate.
2 List each Assignee, as appropriate.
3 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, “Term A Commitment”, etc.).
4 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
5 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
6 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]14 Accepted:

BANK OF AMERICA, N.A.,
as Agent

By:
Name:
Title:

[Consented to:]15

OSHKOSH CORPORATION,
a Wisconsin corporation

By:
Name:
Title:

14 To be added only if the consent of the Agent is required by the terms of the Credit Agreement.
15 To be added, as applicable, only if the consent of the Company and/or other parties (e.g. Swing Line Lenders, Issuers, Fronting Lenders) is required by the terms of the Credit Agreement.

[BANK OF AMERICA, N.A.,
as an Issuer and a Swing Line Lender]

By:
Name:
Title:

[JPMORGAN CHASE BANK, N.A.,
as an Issuer]

By:
Name:
Title:

[WELLS FARGO BANK, NATIONAL ASSOCIATION,
as an Issuer]

By:
Name:
Title:

[U.S. BANK NATIONAL ASSOCIATION,
as an Issuer and a Swing Line Lender]

By:
Name:
Title:

[FRONTING LENDER]

By:
Name:
Title:

ANNEX 1 TO ASSIGNMENT AGREEMENT

Second Amended and Restated Credit Agreement dated as of April 3, 2018 (as amended, restated, supplemented or otherwise modified from time to time) among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto pursuant to Section 2.19 of the Credit Agreement, the lenders from time to time party thereto (collectively, the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders, an Issuer, and a Swing Line Lender, JPMorgan Chase Bank, N.A., as an Issuer, Wells Fargo Bank, National Association, as an Issuer, and U.S. Bank National Association, as an Issuer and a Swing Line Lender..

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1.            Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.            Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Eligible Assignee that meets all the requirements to be an assignee under Sections 11.07(a)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.07(a)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the] [such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee, (viii) it has reviewed the list of Disqualified Institutions provided to the Agent, and (ix) it is not a Disqualified Institution; and (b) agrees that (i) it will, independently and without reliance upon the Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.            Payments. From and after the Effective Date, the Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.  Notwithstanding the foregoing, the Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

EXHIBIT E

FORM OF NOTE

FOR VALUE RECEIVED, [BORROWER NAME] (the “Borrower”) HEREBY PROMISES TO PAY to ________________________ (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement referred to below (as shown in the records of the Lender or, at the Lender’s option, on the schedule attached hereto and any continuation thereof).

The Borrower further promises to pay interest on the unpaid principal amount of each Loan evidenced hereby from the date of such Loan until such Loan is paid in full, payable at the rates and at the times set forth in the Credit Agreement referred to below.

Except as otherwise provided in the Credit Agreement, both principal and interest shall be payable to Bank of America, N.A., as administrative agent (in such capacity, the “Agent”), on behalf of the Lender, in the currency in which such Loan was denominated and in Same Day Funds at the Agent’s Payment Office for such currency.

This Note is a Note referred to in, and is entitled to the benefits of, that certain Second Amended and Restated Credit Agreement dated as of April 3, 2018 among [the Borrower] [Oshkosh Corporation, a Wisconsin corporation (the “Company”)], certain [other] subsidiaries of [the Borrower] [the Company] from time to time party thereto pursuant to Section 2.19 of the Credit Agreement, the lenders from time to time party thereto (including the Lender), Bank of America, N.A., as Agent, an Issuer, and a Swing Line Lender, JPMorgan Chase Bank, N.A., as an Issuer, Wells Fargo Bank, National Association, as an Issuer, and U.S. Bank National Association, as an Issuer and a Swing Line Lender (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”), and the other Loan Documents.  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.  The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED THAT THE BORROWERS, THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

Except as otherwise provided in the Credit Agreement, the Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

[BORROWER]

By:
Name:
Title:

EXHIBIT F

FORM OF SUBSIDIARY BORROWER SUPPLEMENT

To Bank of America, N.A., as Agent

[Date]

Ladies and Gentlemen:

Reference is made to the Second Amended and Restated Credit Agreement dated as of April 3, 2018 among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto pursuant to Section 2.19 of the Credit Agreement, the lenders from time to time party thereto (collectively, the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Agent”), an Issuer, and a Swing Line Lender, JPMorgan Chase Bank, N.A., as an Issuer, Wells Fargo Bank, National Association, as an Issuer, and U.S. Bank National Association, as an Issuer and a Swing Line Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The undersigned, _____________ (the “Subsidiary”), a _____________ [entity], wishes to become a Subsidiary Borrower under the Credit Agreement, and accordingly the Subsidiary agrees that (a) from the date hereof it shall be a “Subsidiary Borrower” under the Credit Agreement, and (b) from the date hereof and until the payment in full of the principal of and interest on all Loans made to it under the Credit Agreement and performance of all of its other obligations thereunder in its capacity as a Subsidiary Borrower (other than contingent indemnification or similar obligations not yet due and payable), and termination hereunder of its status as a Subsidiary Borrower as provided below, it shall perform, comply with and be bound by each of the provisions of the Credit Agreement and the other Loan Documents which are stated to apply to a Borrower or a Subsidiary Borrower.  Without limiting the generality of the foregoing, the Subsidiary affirms the jurisdictional and other provisions of Sections 11.14 and 11.15 of the Credit Agreement and acknowledges that it has heretofore received a true and correct copy of the Credit Agreement (including any modifications thereof or supplements or waivers thereto) as in effect on the date hereof.  In addition, the Subsidiary authorizes the Company to act on its behalf as and to the extent provided for in Article II of the Credit Agreement in connection with the selection of Types and Interest Periods for Loans and with the issuance of Letters of Credit, and the conversion and continuation of Loans.

So long as the principal of and interest on all Loans made to the Subsidiary under the Credit Agreement shall have been paid in full and all other obligations of the Subsidiary in its capacity as a Subsidiary Borrower (other than contingent indemnification or similar obligations not yet due and payable) shall have been fully performed, the Subsidiary may, upon not less than five Business Days’ prior written notice to the Agent (which shall promptly notify the Lenders thereof), terminate its status as a Subsidiary Borrower.

The Subsidiary makes and confirms all representations and warranties applicable to it contained in Article VI of the Credit Agreement.

The notice information for the Subsidiary for purposes of all notices and other communications under the Credit Agreement and the other Loan Documents is the notice information designated for the Company on Schedule 11.02 of the Credit Agreement (as such notice information may be updated in accordance with Section 11.02 of the Credit Agreement).

This Subsidiary Borrower Supplement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Subsidiary Borrower Supplement by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Subsidiary Borrower Supplement.

GOVERNING LAW. THIS SUBSIDIARY BORROWER SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED, THAT, THE BORROWERS, THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

IN WITNESS WHEREOF, the Subsidiary has duly executed and delivered this Subsidiary Borrower Supplement as of the date and year first above written.

[SUBSIDIARY NAME]

By:
Name:
Title:

Consented to:

OSHKOSH CORPORATION,
a Wisconsin corporation

By:
Name:
Title:

Consented to:

BANK OF AMERICA, N.A.,
as Agent

By:
Name:
Title:

EXHIBIT G

FORM OF OFFSHORE CURRENCY ADDENDUM

THIS OFFSHORE CURRENCY ADDENDUM (including the Schedules hereto, this “Addendum”) dated as of __________, 20__ is by and among [BORROWER], a ____________ (the “Borrower”), [FRONTING LENDER] (the “Fronting Lender”), and BANK OF AMERICA, N.A., in its capacity as administrative agent for the Lenders (as defined below) (the “Agent”), in connection with the Credit Agreement (as defined below).

ARTICLE I
Definitions

SECTION 1.01. Defined Terms. As used in this Addendum, the following terms shall have the meanings specified below:

[“Associated Costs Rate” means for any Fronted Offshore Currency Loan denominated in the Currency for any Interest Period, a percentage rate per annum, as determined in accordance with Annex I attached hereto on the first day of such Interest Period, determined by the Fronting Lender as reflecting the cost, loss or difference in return which would be suffered or incurred by the Fronting Lender as a result of: (a) funding (at the Offshore Rate and on a match funded basis) any special deposit or cash ratio deposit required to be placed with the [applicable central bank] (or any other authority which replaces all or any of its functions) and/or (b) any charge imposed by the [applicable Governmental Authority] (or any other authority which replaces it or any of its functions).]

“Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of April 3, 2018 among [the Borrower] [Oshkosh Corporation, a Wisconsin corporation (the “Company”)], certain [other] subsidiaries of [the Borrower] [the Company] from time to time party thereto pursuant to Section 2.19 of the Credit Agreement, the lenders from time to time party thereto (collectively, the “Lenders”), Bank of America, N.A., as the Agent, an Issuer, and a Swing Line Lender, JPMorgan Chase Bank, N.A., as an Issuer, Wells Fargo Bank, National Association, as an Issuer, and U.S. Bank National Association, as an Issuer and a Swing Line Lender, as the same may be amended, waived, modified or restated from time to time.

“Currency” means [specify Alternative Currency].

SECTION 1.02. Terms Generally. Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.  Wherever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  All references herein to Sections and Schedules shall be deemed references to Sections of and Schedules to this Addendum unless the context shall otherwise require.

ARTICLE II
The Credits

SECTION 2.01. Fronted Offshore Currency Loans.

(a)            This Addendum (as the same may be amended, waived, modified or restated from time to time) is an “Offshore Currency Addendum” as defined in the Credit Agreement and is, together with the borrowings made hereunder, subject in all respects to the terms and provisions of the Credit Agreement except to the extent that the terms and provisions of the Credit Agreement are modified by this Addendum.

(b)            Any modifications to the interest payment dates, Interest Periods, interest rates and any other special provisions applicable to Fronted Offshore Currency Loans under this Addendum are set forth on Schedule II.  If Schedule II states “Same as Credit Agreement” with respect to any item listed thereon, then the corresponding provisions of the Credit Agreement, without modification (but treating Fronted Offshore Currency Loans as if they were Revolving Loans), shall govern this Addendum and the Fronted Offshore Currency Loans made pursuant to this Addendum.

(c)            Any special borrowing procedure or funding arrangement for Fronted Offshore Currency Loans under this Addendum, any provision for the issuance of promissory notes to evidence the Fronted Offshore Currency Loans made hereunder and any additional information requirement applicable to Fronted Offshore Currency Loans under this Addendum are set forth on Schedule III.  If no such special procedures, funding arrangements, provisions or additional requirements are set forth on Schedule III, then the corresponding procedures, funding arrangements, funding conditions, provisions and information requirements set forth in the Credit Agreement shall govern this Addendum as if expressly stated to be applicable hereto and to the borrowings hereunder.

SECTION 2.02. Maximum Borrowing Amounts.

(a)            The Fronted Offshore Currency Commitment of the Fronting Lender is set forth on Schedule I.

(b)            The Borrower may permanently reduce the Fronted Offshore Currency Commitment under this Addendum in whole, or in part, in an aggregate minimum Dollar Equivalent equal to $1,000,000 (or any larger multiple of $1,000,000) upon at least one Business Day’s prior written notice to the Fronting Lender, which notice shall be given not later than 11:00 a.m. (local time) and shall specify the amount of such reduction; provided, that, the amount of the Fronted Offshore Currency Commitment may not be reduced below the lesser of $10,000,000 and the aggregate principal amount of the outstanding Fronted Offshore Currency Loans with respect thereto.

ARTICLE III
Representations and Warranties

The Borrower represents and warrants to the Fronting Lender that no Default or Event of Default has occurred and is continuing, and no Default or Event of Default would result immediately after giving effect to the making of Fronted Offshore Currency Loans hereunder or any other transaction contemplated hereby.

ARTICLE IV
Miscellaneous Provisions

SECTION 4.01. Effectiveness; Amendment; Termination.

(a)            This Addendum shall not become effective until executed by the parties hereto and acknowledged by the Agent.

(b)            This Addendum may not be amended without the prior written consent of the Fronting Lender and the Borrower.

(c)            This Addendum may not be terminated without the prior written consent of the Fronting Lender and the Borrower unless there are no Fronted Offshore Currency Loans outstanding hereunder, in which case no such consent shall be required; provided, that, all obligations of the Fronting Lender to lend hereunder shall automatically terminate on the Revolving Termination Date.

SECTION 4.02. Assignments.  Section 11.07 of the Credit Agreement shall apply to assignments by the Fronting Lender of obligations, commitments and Loans hereunder; provided, that, the Fronting Lender may not assign any obligations, commitments or rights hereunder to any Person who is not a Lender under the Credit Agreement.

SECTION 4.03. Notices. For purposes of all notices and other communications under this Addendum, the notice information for (a) the Borrower shall be the notice information designated for [the Borrower] [the Company] on Schedule 11.02 of the Credit Agreement (as such notice information may be updated in accordance with Section 11.02 of the Credit Agreement), and (b) for the Fronting Lender shall be the notice information designated by the Fronting Lender in the Fronting Lender’s Administrative Questionnaire (as such notice information may be updated in accordance with Section 11.02 of the Credit Agreement).  Notices and other communications provided for herein shall be in writing and shall be delivered in accordance with Section 11.02 of the Credit Agreement.

SECTION 4.04. Counterparts. This Addendum may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Addendum by fax transmission or e-mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Addendum.

SECTION 4.05. Applicable Law. THIS ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAW OF THE STATE OF ILLINOIS (WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS THEREOF); PROVIDED, THAT, THE BORROWER, THE AGENT AND THE FRONTING LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

[Remainder of this Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed by their duly authorized officers as of the date and year first above written.

[BORROWER NAME],
as the Borrower under this Addendum

By:
Name:
Title:

[FRONTING LENDER],
as the Fronting Lender under this Addendum

By:
Name:
Title:

Acknowledged and agreed:

BANK OF AMERICA, N.A.,
as Agent

By:
Name:
Title:

ANNEX I
TO OFFSHORE CURRENCY ADDENDUM

[To be provided as to specific currency]

SCHEDULE I
TO OFFSHORE CURRENCY ADDENDUM

[Fronting Lender; Fronted Offshore Currency Commitment]

SCHEDULE II
TO OFFSHORE CURRENCY ADDENDUM

[Modifications to the interest payment dates, Interest Periods, interest rates and any other special provisions applicable to Fronted Offshore Currency Loans]

SCHEDULE III
TO OFFSHORE CURRENCY ADDENDUM

[Special borrowing procedure or funding arrangement for Fronted Offshore Currency Loans; Provisions for the issuance of promissory notes to evidence the Fronted Offshore Currency Loans; Additional information requirement applicable to Fronted Offshore Currency Loans]

EXHIBIT H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Second Amended and Restated Credit Agreement dated as of April 3, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement) among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto pursuant to Section 2.19 of the Credit Agreement, the lenders from time to time party thereto (collectively, the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Agent”), an Issuer, and a Swing Line Lender, JPMorgan Chase Bank, N.A., as an Issuer, Wells Fargo Bank, National Association, as an Issuer, and U.S. Bank National Association, as an Issuer and a Swing Line Lender.

Pursuant to the provisions of Section 4.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                                        , 20__

EXHIBIT H-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Second Amended and Restated Credit Agreement dated as of April 3, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement) among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto pursuant to Section 2.19 of the Credit Agreement, the lenders from time to time party thereto (collectively, the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders, an Issuer, and a Swing Line Lender, JPMorgan Chase Bank, N.A., as an Issuer, Wells Fargo Bank, National Association, as an Issuer, and U.S. Bank National Association, as an Issuer and a Swing Line Lender.

Pursuant to the provisions of Section 4.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                                        , 20__

EXHIBIT H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Second Amended and Restated Credit Agreement dated as of April 3, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement) among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto pursuant to Section 2.19 of the Credit Agreement, the lenders from time to time party thereto (collectively, the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders, an Issuer, and a Swing Line Lender, JPMorgan Chase Bank, N.A., as an Issuer, Wells Fargo Bank, National Association, as an Issuer, and U.S. Bank National Association, as an Issuer and a Swing Line Lender.

Pursuant to the provisions of Section 4.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                                        , 20__

EXHIBIT H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Second Amended and Restated Credit Agreement dated as of April 3, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement) among Oshkosh Corporation, a Wisconsin corporation (the “Company”), certain subsidiaries of the Company from time to time party thereto pursuant to Section 2.19 of the Credit Agreement, the lenders from time to time party thereto (collectively, the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the “Agent”), an Issuer, and a Swing Line Lender, JPMorgan Chase Bank, N.A., as an Issuer, Wells Fargo Bank, National Association, as an Issuer, and U.S. Bank National Association, as an Issuer and a Swing Line Lender.

Pursuant to the provisions of Section 4.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Agent, and (2) the undersigned shall have at all times furnished the Company and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date:                                        , 20__